As filed with the Securities and Exchange Commission on June 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEACOAST BANKING CORPORATION OF FLORIDA

(Exact name of registrant as specified in its charter)

Florida	6022	59-2260678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

815 Colorado Avenue

Stuart, Florida 34994

(772) 287-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis S. Hudson, III

Chief Executive Officer

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

(772) 287-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	Calvin L. Cearley Palm Beach Community Bank 8101 Okeechobee Boulevard West Palm Beach, Florida 33411 Telephone: (561) 681-7201	Bradley D. Houser Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, Florida 33131 Telephone: (305) 789-7799

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emergency growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $0.10 par value	2,657,040(1)	Not applicable	$25,345,072	$2,937.49

(1)

The maximum number of full shares issuable upon consummation of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee and based upon $16.29 (the book value as of May 31, 2017 of the 2,508,667 shares of Palm Beach Community Bank common stock to be acquired, which includes the total number of shares of Palm Beach Community Bank common stock outstanding or issuable pursuant to options), minus $15,521,113 (the estimated amount of cash to be paid to PBCB’s shareholders in the merger).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 21, 2017

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Palm Beach Community Bank:

On May 4, 2017, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, and Palm Beach Community Bank, or PBCB, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of our two banks. Under the merger agreement, PBCB will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “merger”). The acquisition will expand Seacoast’s presence in the attractive South Florida market and strengthen its position in the state. The combined franchise will increase Seacoast’s assets by nearly 7 percent to approximately $5.03 billion. PBCB operates four branches in West Palm Beach, enhancing Seacoast’s presence in Palm Beach County, and builds on Seacoast’s acquisition of Grand Bankshares Inc., also located in West Palm Beach, in July 2015.

In the merger, each share of PBCB common stock (except for specified shares of PBCB common stock held by PBCB, Seacoast or SNB and any dissenting shares) will be converted into the right to receive: (i) 0.9809 of a share of Seacoast common stock, (the “exchange ratio”), which remains fixed so long as Seacoast’s volume weighted average price on the NASDAQ Global Select Market (“NASDAQ”) for the ten trading days prior to the determination date in the merger agreement (the “Seacoast closing price”) is between $21.00 and $22.75 (the “stock consideration”); and (ii) $6.33 per share of PBCB common stock in cash, which is subject to downward adjustment for certain expenses (the “cash consideration,” and collectively with the stock consideration, the “aggregate merger consideration”). In the event that the Seacoast closing price is above $22.75, the exchange ratio will adjust downward in accordance with the merger agreement, and in the event that the Seacoast closing price is below $21.00 and above $19.00, Seacoast will have the option of adjusting the exchange ratio or the cash consideration so that the aggregate merger consideration is $26.93 per share of PBCB common stock.

The number of shares of Seacoast common stock that PBCB shareholders will receive and the cash consideration are not fixed and are each subject to adjustment. Accordingly, the market value of the stock consideration and the amount of the cash consideration will fluctuate with the market price of Seacoast common stock and other factors and will not be known at the time PBCB shareholders vote on the merger agreement. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on                     , 2017, the last practicable date before the date of this document, the value of the per share aggregate merger consideration payable to holders of PBCB common stock was approximately $            . We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share stock consideration and cash consideration will fluctuate.

Based on the current number of shares of PBCB common stock outstanding, Seacoast expects to issue up to approximately 2.66 million shares of common stock to PBCB shareholders in the aggregate upon completion of the merger. Upon completion of the merger, current PBCB shareholders would own approximately 5.0% of the common stock of Seacoast immediately following the merger. However, (i) any increase or decrease in the number of shares of PBCB common stock outstanding that occurs for any reason prior to the completion of the merger and (ii) any significant change in the market price of Seacoast common stock would cause the actual number of shares issued upon completion of the merger to change.

PBCB will hold a special meeting of its shareholders in connection with the merger. Holders of PBCB common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. PBCB shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.

The special meeting of PBCB shareholders will be held on                     , 2017 at             ,             , West Palm Beach, Florida, at                      local time.

PBCB’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, are advisable and in the best interests of PBCB and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that PBCB shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the PBCB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

This document, which serves as a proxy statement for the special meeting of PBCB shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to PBCB shareholders, describes the special meeting of PBCB, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 17, for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, PBCB shareholders should contact James Springer (Chief Operating Officer), 8101 Okeechobee Boulevard, West Palm Beach, Florida 33411 at (561) 681-7200. We look forward to seeing you at the meeting.

Calvin L. Cearley Chief Executive Officer Palm Beach Community Bank

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or PBCB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is                     , 2017, and it is first being mailed or otherwise delivered to the shareholders of PBCB on or about                     ,                     2017.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2017

To the Shareholders of Palm Beach Community Bank:

Palm Beach Community Bank (“PBCB”) will hold a special meeting of shareholders at                      local time, on                     , 2017, at                     , West Palm Beach, Florida, for the following purposes:

•

for holders of PBCB common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 4, 2017, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank and PBCB, pursuant to which PBCB will merge with and into Seacoast National Bank, as more fully described in the attached proxy statement/prospectus; and

•

for holders of PBCB common stock to consider and vote upon a proposal to adjourn the PBCB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement (the “adjournment proposal”).

We have fixed the close of business on                     , 2017 as the record date for the PBCB special meeting. Only holders of record of PBCB common stock at that time are entitled to notice of, and to vote at, the PBCB special meeting, or any adjournment or postponement of the PBCB special meeting. In order for the merger agreement to be approved, at least a majority of the outstanding shares of PBCB common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of PBCB common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting.

PBCB shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to PBCB. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for PBCB Shareholders” beginning on page     .

Your vote is very important. We cannot complete the merger unless PBCB’s shareholders approve the merger agreement.

Regardless of whether you plan to attend the PBCB special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of PBCB common stock, please contact James Springer (Chief Operating Officer) at (561) 681-7200.

PBCB’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, are advisable and in the best interests of PBCB and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that PBCB shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the PBCB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

By Order of the Board of Directors,

Calvin L. Cearley Chief Executive Officer

West Palm Beach, Florida

                    , 2017

WHERE YOU CAN FIND MORE INFORMATION

Seacoast Banking Corporation of Florida

Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Seacoast files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Seacoast files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written or oral request to:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

P.O. Box 9012

Stuart, Florida 34994

Attn: Investor Relations

Telephone: (772) 288-6085

Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 2,657,040 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s public reference room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page     . These documents are available free of charge upon written request to Seacoast at the address listed above.

To obtain timely delivery of these documents, you must request them no later than                     , 2017 in order to receive them before the PBCB special meeting of shareholders.

Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and PBCB supplied all information contained in this proxy statement/prospectus relating to PBCB.

Palm Beach Community Bank

PBCB does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

i

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of PBCB common stock, please contact PBCB at:

Palm Beach Community Bank

8101 Okeechobee Boulevard

West Palm Beach, Florida 33411

Attention: James Springer (Chief Operating Officer)

Telephone: (561) 681-7200

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Seacoast or PBCB that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to PBCB shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

We have not authorized any person to give any information or make any representation about the merger of Seacoast Banking Corporation of Florida or Palm Beach Community Bank that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB” and Palm Beach Community Bank as “PBCB.”

Q:	Why am I receiving this proxy statement/prospectus?

A:

Seacoast, SNB and PBCB have entered into an Agreement and Plan of Merger, dated as of May 4, 2017 (which we refer to as the “merger agreement”) pursuant to which PBCB will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, a majority of the outstanding shares of PBCB common stock vote in favor of the proposal to approve the merger agreement.

In addition, PBCB is soliciting proxies from holders of PBCB common stock with respect to a proposal to adjourn the PBCB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

PBCB will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because PBCB’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of PBCB common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the PBCB meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will I receive in the merger?

A:

If the merger is completed, for each share of PBCB common stock that you hold (other than dissenters’ shares) immediately prior to the effective time of the merger, you will receive: (1) 0.9809 of a share of Seacoast common stock, which we refer to as the exchange ratio, which remains fixed so long as Seacoast’s volume weighted average price on The NASDAQ Global Select Market (“NASDAQ”) for the ten trading day period ending on the trading day immediately prior to the date that is the later of (1) the date on which the last required consent under the merger agreement is obtained or (2) the date on which PBCB shareholder approval is obtained (the “Seacoast Closing Price”) is between $21.00 and $22.75 (the “stock consideration”); and (2) $6.33 in cash (the “cash consideration”), subject to downward adjustment for certain expenses, as further described in “The Merger Agreement—Consideration.” The cash consideration, together with the stock consideration, is referred to as the “merger consideration.” If the Seacoast Closing Price is above $22.75, then the exchange ratio will float and be equal to the product of (A) a quotient, the numerator of which is equal to $28.65 and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7789. If the Seacoast Closing Price is below $21.00 and above $19.00, Seacoast will have the option of adjusting the exchange ratio or the cash consideration so that the merger consideration is $26.93 per share of PBCB common stock. In such event, if Seacoast elects to adjust the cash consideration, the exchange ratio shall remain 0.9809; however, if Seacoast elects to increase the stock consideration, then the exchange ratio will be equal to the product of (A) a quotient, the numerator of which is equal to $26.93, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7648. The exchange ratio may be subject to further adjustment to the extent the Seacoast Closing Price is less than $19.00; provided that the value of the aggregate merger consideration shall equal $26.93 per share of PBCB common stock and in no event shall (i) the cash consideration be less than $6.33 per share of PBCB common stock and (ii) the number of shares of Seacoast common stock to be received by PBCB shareholders be less than the number of shares that would be received if the Seacoast Closing Price had been $19.00.

Based upon the closing sale price of Seacoast common stock of $                     on                  , 2017, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of PBCB common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $             per share.

Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, PBCB shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive an amount in cash equal to such fractional part of a share of Seacoast common stock multiplied by the volume average weighted price of Seacoast common stock on NASDAQ for the 10 trading day period ending on the trading day immediately prior to the date that is the later of (1) the date on which the last required consent is obtained under the merger agreement or (2) the date on which PBCB shareholder approval is obtained.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock and the amount of cash consideration that PBCB shareholders will receive.

Q:	How does PBCB’s board of directors recommend that I vote at the special meeting?

A:	PBCB’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:	When and where is the special meeting?

A:	The PBCB special meeting will be held at , West Palm Beach, Florida, on , 2017, at local time.

Q:	Who can vote at the special meeting of shareholders?

A:

Holders of record of PBCB common stock at the close of business on                      , 2017, which is the date that the PBCB board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of PBCB common stock will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:

Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of PBCB common stock entitled to vote on the merger agreement as of the close of business on                     , 2017, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting or (2) mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and no effect on the adjournment proposal. The adjournment proposal will be approved if the votes of PBCB common stock cast in favor of the adjournment proposal exceed the vote cast against the adjournment proposal.

Q:	Why is my vote important?

A:

If you do not submit a proxy or vote in person, it may be more difficult for PBCB to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of PBCB common stock entitled to vote on the merger agreement. PBCB’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	What if I abstain from voting?

A:

If you (1) fail to submit a proxy or vote in person at the special meeting or (2) mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you fail to submit a proxy or vote in person at the special meeting or mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have no effect on such proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All PBCB shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the special meeting. Holders of record of PBCB common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. PBCB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without PBCB’s express written consent.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of PBCB common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to PBCB’s corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by PBCB after the vote will not affect the vote. PBCB’s corporate secretary’s mailing address is: 8101 Okeechobee Boulevard, West Palm Beach, Florida 33411.

Q:	What are the U.S. federal income tax consequences of the merger to holders of PBCB common stock?

A:

The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Holders of PBCB common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of PBCB common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Seacoast common stock received pursuant to the merger agreement over your adjusted tax basis in the shares of PBCB common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). Holders of PBCB common stock may also recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.

Further, while PBCB is taxed as an S corporation under the Code, Seacoast is taxed as a C corporation under the Code. The acquisition by a PBCB shareholder of shares of Seacoast common stock will result in different tax effects with respect to the ownership of Seacoast common stock as compared to the ownership of PBCB common stock.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of PBCB stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Q:	Are PBCB shareholders entitled to appraisal rights?

A:

Yes. If a PBCB shareholder wants to exercise appraisal rights and receive the fair value of shares of PBCB common stock in cash instead of the merger consideration, then you must file a written objection with PBCB prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for PBCB Shareholders” beginning on page      and detailed information about the special meeting can be found under “Information About the Special Meeting” on page     . Due to the complexity of the procedures for exercising the right to seek appraisal, PBCB shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:	What should I do if I hold my shares of PBCB stock in book-entry form?

A:

Following termination of PBCB’s voting trust agreement and distribution of all of the shares of PBCB common stock held by the voting trust to the owners of the interests in the voting trust, your PBCB shares will be held in book-entry form. You are not required to take any specific actions if your shares of PBCB stock are held in book-entry form. After the completion of the merger, shares of PBCB stock held in book-entry form automatically will be exchanged for the stock consideration, including shares of Seacoast common stock in book-entry form, the cash consideration and any cash to be paid in exchange for fractional shares in the merger, as applicable.

Q:	When do you expect to complete the merger?

A:

Seacoast and PBCB expect to complete the merger in the third quarter of 2017. However, neither Seacoast nor PBCB can assure you when or if the merger will occur. PBCB must first obtain the approval of PBCB shareholders for the merger and Seacoast must receive the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of PBCB common stock, please contact: James Springer (Chief Operating Officer), 8101 Okeechobee Blvd., West Palm Beach, Florida 33411 (561) 681-7200.

Important Notice Regarding the Availability of Proxy Materials for the Special

Shareholder Meeting to be Held on                     , 2017.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. PBCB and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires throughout this document, “we,” and “our” refer collectively to Seacoast and PBCB. The parties refer to the proposed merger of PBCB with and into SNB as the “merger” and the Agreement and Plan of Merger, dated May 4, 2017, by and among Seacoast, SNB and PBCB as the “merger agreement.”

Information Regarding Seacoast, SNB and PBCB

Seacoast Banking Corporation of Florida

Seacoast National Bank

815 Colorado Avenue

Stuart, Florida 34994

(772) 288-6085

Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.

Seacoast and its subsidiaries provide integrated financial services, including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, 47 traditional branches and five commercial banking centers. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties.

Seacoast is one of the largest community banks headquartered in Florida with approximately $4.8 billion in assets and $3.7 billion in deposits as of March 31, 2017.

Palm Beach Community Bank

8101 Okeechobee Boulevard

West Palm Beach, Florida 33411

Telephone: (561) 681-7200

Palm Beach Community Bank is a state (Florida) chartered commercial bank and was organized in 2008 by a group of local bankers and business owners to serve the professional people and businesses of the local area. PBCB provides a full range of banking services to individual and corporate customers from its four banking locations in Palm Beach County, Florida. Its deposits are insured to the applicable limits by the Federal Deposit Insurance Corporation. PBCB’s management has decades of lending and commercial banking experience that gives it a keen insight into the needs of small and large companies, professionals, non-profit organizations and associations, and the agriculture industry.

At March 31, 2017, PBCB had approximately $346 million in assets and approximately $280 million in deposits.

Recent Developments

On May 18, 2017, Seacoast announced that Seacoast and SNB had entered into an agreement and plan of merger with NorthStar Banking Corporation, a Florida corporation, which we refer to as NorthStar, and NorthStar Bank, a Florida chartered bank and wholly-owned subsidiary of NorthStar. Pursuant to the terms of the merger agreement, NorthStar, headquartered in Tampa, will be merged with and into Seacoast, and NorthStar Bank will be merged with and into SNB. Organized in 2005, NorthStar has deposits of $168 million and loans of $137 million, and will increase Seacoast’s assets in Tampa by 38% to approximately $554 million. NorthStar operates three branches in the Tampa MSA, enhancing Seacoast’s presence in the region, and expands on Seacoast’s acquisition of GulfShore Bancshares, Inc., also headquartered in Tampa, which closed in April 2017. Closing of the NorthStar acquisition is expected early in the fourth quarter of 2017 after receipt of approvals from regulatory authorities, the approval of NorthStar shareholders and the satisfaction of other customary closing conditions.

Regulatory Approvals

Completion of the merger is subject to various regulatory approvals, including from the Office of the Comptroller of the Currency, referred to as the OCC, which will solicit input from other regulators, including the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation. The merger is also subject to a post-approval waiting period in which the Department of Justice may raise any antitrust concerns.

The Merger (see page     )

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, PBCB will merge with and into SNB, with SNB as the surviving bank of such merger.

Closing and Effective Time of the Merger (see page     )

The closing date is currently expected to occur in the third quarter of 2017. The merger will become effective at such time as may be specified in the certificate of merger issued by the Office of the Comptroller of the Currency. Neither Seacoast nor PBCB can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and PBCB’s shareholder approvals will be received.

Aggregate Merger Consideration (see page     )

Under the terms of the merger agreement, each share of PBCB common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, SNB, PBCB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive: (1) 0.9809 shares of Seacoast common stock, which we refer to as the “exchange ratio” or the “stock consideration”; and (2) $6.33 in cash, which we refer to as the “cash consideration,” which is subject to downward adjustment for certain expenses. The exchange ratio will remain fixed if Seacoast’s volume weighted average closing price for the ten trading days prior to the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required consent is obtained without regard to any requisite waiting period; or (ii) the date on which the PBCB shareholder approval is obtained) (the “Seacoast Closing Price”) is between $21.00 and $22.75. If the Seacoast Closing Price is greater than $22.75, then the exchange ratio will float and be equal to the product of (A) a quotient, the numerator of which is equal to $28.65 and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7789. If the Seacoast Closing Price is less than $21.00 but greater than $19.00, then Seacoast will have the option of adjusting the exchange ratio or the cash consideration so that the merger consideration is $26.93 per share of PBCB common stock. If in the event the Seacoast Closing Price is less than $21.00 but greater than $19.00 and Seacoast elects to adjust the cash consideration, the exchange ratio will remain 0.9809; however, if Seacoast elects to increase the stock consideration, then the exchange ratio will equal the product of (A) a quotient, the numerator of which is equal to $26.93 and the denominator of which is the Seacoast Closing Price (B) multiplied by 0.7648. Please see “The Merger Agreement—Consideration” for more information. The exchange ratio may be subject to further adjustment to the extent the Seacoast Closing Price is less than $19.00; provided, however that the aggregate value of the merger consideration shall equal $26.93 and in no event shall the cash consideration be less than $6.33 per share and the number of shares of Seacoast common stock to be received by PBCB shareholders be less than the number of shares that PBCB shareholders would have received if the Seacoast Closing Price had been $19.00.

For each fractional share that would otherwise be issued, Seacoast will pay cash in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the Seacoast Closing Price less any applicable withholding taxes. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares and no holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on May 4, 2017, the date of the signing of the merger agreement, the value of the per share merger consideration payable to holders of PBCB common stock was approximately $28.65. Based on the closing price of Seacoast common stock on                     , 2017, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of PBCB common stock was approximately $            . PBCB shareholders should obtain current sale prices for Seacoast common stock, which is traded on The NASDAQ Global Select Market under the symbol “SBCF.”

Equivalent PBCB Common Per Share Value (see page     )

Seacoast common stock trades on The NASDAQ Global Select Market under the symbol “SBCF.” PBCB common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for PBCB common stock. The following table presents the closing price of Seacoast common stock on May 4, 2017, the last trading date prior to the public announcement of the merger agreement, and                    , 2017, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of PBCB common stock on those dates, calculated by multiplying the closing sales price of Seacoast common stock on those dates by the exchange ratio, as adjusted, of the product of (A) a quotient, the numerator of which is equal to $28.65 and the denominator of which is equal to the Seacoast closing price, multiplied by (B) 0.7789 and adding $6.33 to such amount. Both the exchange ratio and the cash amount are subject to adjustment as provided in the merger agreement.

Date	Seacoast closing sale price		Equivalent PBCB per share value
May 4, 2017		$24.03		$28.65
, 2017	$		$

Based upon the closing sale price of Seacoast common stock of $             on             , 2017, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of PBCB common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $             per share.

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger.

Exchange Procedures (see page     )

Seacoast has appointed as the exchange agent under the merger agreement its transfer agent, Continental Stock Transfer and Trust Company. All shares of PBCB common stock held in book-entry form will automatically at the effective time of the merger be entitled to receive the merger consideration, which will be paid as soon as practicable by the exchange agent.

Material U.S. Federal Income Tax Consequences of the Merger (see page     )

The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, holders of PBCB common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, holders of PBCB common stock generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Seacoast common stock received pursuant to the merger over your adjusted tax basis in the shares of PBCB common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). Holders of PBCB common stock may also recognize gain or loss on any cash received instead of a fractional share of Seacoast common stock assuming that the cash received is not treated as a dividend.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of PBCB stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page      and Appendix C)

Under Florida law, PBCB shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of PBCB stock instead of receiving the merger consideration. To exercise appraisal rights, PBCB shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, or the FBCA, which include filing a written objection with PBCB prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.

Opinion of PBCB’s Financial Advisor (see page      and Appendix B)

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) has delivered a written opinion to the board of directors of PBCB that, as of May 3, 2017, based upon and subject to certain matters stated in the opinion, the aggregate merger consideration was fair, from a financial point of view, to the common shareholders of PBCB. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Sandler O’Neill is not a recommendation to any PBCB shareholder as to how to vote on the proposal to approve the merger agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O’Neill in providing its opinion.

For further information, please see the section entitled “The Merger — Opinion of PBCB’s Financial Advisor” beginning on page     .

Recommendation of the PBCB Board of Directors (see page     )

After careful consideration, the PBCB board of directors unanimously recommends that PBCB shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors and executive officers of PBCB, who as of the date of the merger agreement held shares of PBCB common stock, and certain holders of more than 5% of PBCB’s outstanding shares of common stock have entered into a support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the support agreement.

For more information regarding the support agreements, please see the section entitled “Information About the PBCB Special Meeting — Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers.”

For a more complete description of PBCB’s reasons for the merger and the recommendations of the PBCB board of directors, please see the section entitled “The Merger — PBCB’s Reasons for the Merger and Recommendation of PBCB’s Board of Directors” beginning on page     .

Interests of PBCB Directors and Executive Officers in the Merger (see page     )

In considering the recommendation of the PBCB board of directors with respect to the merger agreement, you should be aware that some of PBCB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of PBCB’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of PBCB’s shareholders include:

•	PBCB’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

•

Certain of PBCB’s executives are entitled to receive payments pursuant to their employment agreements upon a change in control of PBCB. The closing of the merger will constitute a change in control under such agreements.

These interests are discussed in more detail in the section entitled “The Merger — Interests of PBCB Directors and Executive Officers in the Merger” beginning on page     . The PBCB board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Treatment of PBCB Equity Awards (see page     )

The merger agreement requires PBCB to take all actions necessary to cause each issued and outstanding award, grant, unit, option to purchase or other right to purchase shares of PBCB common stock, including any restricted stock awards, under a PBCB equity plan to be terminated and exchanged for an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of PBCB common stock subject to such equity award immediately prior to its termination, multiplied by (ii) the excess, if any, of the value of the merger consideration, as finally determined as of the effective time, over the exercise price per share of the PBCB equity award.

Regulatory Approvals (see page     )

Completion of the merger is subject to various regulatory approvals, including from the Office of the Comptroller of the Currency, referred to as the OCC, which will solicit input from other regulators, including the

Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation. The merger is also subject to a post-approval waiting period in which the Department of Justice may raise any antitrust concerns. The parties have filed notices and applications to obtain the necessary regulatory approvals from the OCC. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger is subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page     .

Conditions to Completion of the Merger (see page     )

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:

•	the approval of the merger agreement by PBCB shareholders;

•

all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger, including PBCB;

•

the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or the other transactions contemplated by the merger agreement;

•

the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”) and no order suspending such effectiveness having been issued;

•	the approval for listing on The NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•

the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

•	performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

•	the receipt by each party of corporate authorizations and other certificates from the other party;

•	in the case of Seacoast, PBCB’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;

•	the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party;

•	receipt by each party of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	in the case of Seacoast, the receipt of executed claims letters and restrictive covenant agreements from certain of PBCB’s executive officers and directors;

•	in the case of Seacoast, PBCB shall have certain minimum consolidated tangible shareholders’ equity amounts and general allowance for loan and lease losses;

•	in the case of Seacoast, the termination of PBCB’s equity awards;

•	in the case of Seacoast, approval of any “parachute payment” to any “disqualified individual” (each as defined in Section 280G of the Code) by PBCB’s shareholders, if necessary; and

•

in the case of Seacoast, the satisfaction of the resolution of certain items, including but not limited to, (i) the termination of that certain PBCB voting trust agreement and PBCB shareholders’ agreement, (ii) the purchase of insurance coverage with respect to the inadvertent termination of PBCB’s S corporation election as a result of certain shareholders failing to timely file elections pursuant to Section 1361 of the Internal Revenue Code electing to be treated as Electing Small Business Trusts and an invalid S corporation election by PBCB as a result of the failure to properly execute the Form 2553 and obtain the consents of all shareholders of PBCB, which we refer to collectively as the “letter ruling matter”, and (iii) the submission of a request for a private letter ruling requesting relief from the Internal Revenue Service with respect to the letter ruling matter.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page     )

PBCB has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit PBCB from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page     )

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by PBCB shareholders:

•	by mutual consent of the board of directors of PBCB and the board of directors or executive committee of the board of directors of Seacoast; or

•

by the board of directors of either Seacoast or PBCB, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party; or

•	by the board of directors of either Seacoast or PBCB, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

•

by the board of directors of either Seacoast or PBCB, if the PBCB shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

•

by the board of directors of either Seacoast or PBCB, if the merger has not been completed by November 30, 2017, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•	by the board of directors of Seacoast, if (i) the PBCB board of directors withdraws, qualifies or modifies, or resolves to withdraw, qualify or modify their recommendation that the PBCB shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) PBCB fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) PBCB’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

•

by the board of directors of PBCB, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that PBCB has not materially breached any such provisions); or

•

by the board of directors of PBCB during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required consent is obtained without regard to any requisite waiting period; or (ii) the date on which the PBCB shareholder approval is obtained), if and only if the Seacoast Closing Price is less than $19.00, subject to Seacoast’s option to increase the merger consideration, as further described in this proxy statement/prospectus; or

•

by the board of directors of Seacoast during the five day period commencing on the determination date, if any only if the Seacoast Closing Price is less than $19.00, subject to Seacoast’s option to increase the merger consideration, as further described in this proxy statement/prospectus; or

•

by the board of directors of Seacoast, if holders of more than 5% in the aggregate of PBCB common stock have voted such shares against the merger agreement or the merger at the PBCB special meeting and have given notice of their intent to exercise their dissenters’ rights in accordance with the FBCA.

Termination Fee (see page     )

PBCB must pay Seacoast a termination fee of $3,600,000 if:

•

(i) either party terminates the merger agreement in the event that approval by the shareholders of PBCB is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by PBCB; (b) because PBCB has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because PBCB has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of PBCB shareholders; and

•

(i) PBCB receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (ii) within 12 months of the termination of the merger agreement, PBCB either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or

•	Seacoast terminates the merger agreement as a result of the board of directors of PBCB recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

•

PBCB terminates the merger agreement because the board of directors of PBCB has determined in accordance with the provisions in the merger agreement relating to acquisition proposals that a superior proposal has been made and has not been withdrawn and none of PBCB or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge PBCB from any losses that may be suffered by the other party arising out of the termination of the merger agreement and in no event will PBCB be required to pay the termination fee on more than one occasion.

NASDAQ Listing (see page     )

Seacoast will cause the shares of Seacoast common stock to be issued to the holders of PBCB common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

PBCB Special Meeting (see page     )

The special meeting of PBCB shareholders will be held on                    , 2017, at                        , local time, at , West Palm Beach, Florida. At the special meeting, PBCB shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;

•	the adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of PBCB common stock as of the close of business on                    , 2017, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of                     shares of PBCB common stock held by approximately                     shareholders of record. Each PBCB shareholder can cast one vote for each share of PBCB voting common stock owned on the record date.

As of the record date, directors and executive officers of PBCB and their affiliates owned and were entitled to vote                     shares of PBCB common stock, representing approximately                     % of the outstanding shares of PBCB common stock entitled to vote on that date. Pursuant to the shareholder support agreement, each director and executive officer who as of the date of the merger agreement held shares of PBCB common stock and certain holders of more than 5% of PBCB’s outstanding shares of common stock have agreed at any meeting of PBCB shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of PBCB common stock.

Required Shareholder Votes (see page     )

In order to approve the merger agreement, a majority of the outstanding shares of PBCB common stock entitled to vote at the PBCB special meeting must vote in favor of the merger agreement.

No Restrictions on Resale

All shares of Seacoast common stock received by PBCB shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page     )

Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of June 16, 2017, there were 43,426,091 shares of Seacoast common stock outstanding. Approximately 50.5% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investor owns approximately 6.4% of its outstanding stock. Seacoast has approximately 2,264 shareholders of record as of June 16, 2017. The shares of SBCF are not traded frequently.

To Seacoast’s knowledge, the only shareholder who owned more than 5% of the outstanding shares of Seacoast common stock on June 16, 2017 was BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (6.4%).

PBCB common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the PBCB common stock. PBCB is not aware of any sales of shares of PBCB’s common stock by shareholders that have occurred since May 31, 2017. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. As of May 31, 2017, there were 2,451,466 shares of PBCB common stock outstanding held by approximately 100 shareholders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Seacoast did not pay cash dividends on its common stock during the periods indicated.

	Seacoast Common Stock
	High		Low		Dividends
2017
First Quarter		$25.13		$20.59	$—
Second Quarter (through , 2017)	$		$		$—
2016
First Quarter		$16.22		$13.40	$—
Second Quarter		$17.19		$15.21	$—
Third Quarter		$17.80		$15.50	$—
Fourth Quarter		$22.91		$15.85	$—
2015
First Quarter		$14.46		$12.02	$—
Second Quarter		$16.09		$13.81	$—
Third Quarter		$16.26		$14.11	$—
Fourth Quarter		$16.95		$14.10	$—

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant. Seacoast does not expect to pay dividends on its common stock in the foreseeable future and expects to retain all earnings, if any, to support its capital adequacy and growth.

PBCB has not paid any dividends on the shares of PBCB common stock; however, PBCB has historically made regular tax distributions to its shareholders.

Comparison of Shareholders’ Rights (see page     )

The rights of PBCB shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of PBCB. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page     .

Risk Factors (see page     )

Before voting at the PBCB special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page      or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page     .

RISK FACTORS

An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Seacoast’s Quarterly Report on Form 10-Q for the three-months ended March 31, 2017, and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated with the Merger

The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting PBCB or Seacoast.

The businesses of Seacoast and PBCB differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and PBCB. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference.”

Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger until the closing.

Under the terms of the merger agreement, each share of PBCB common stock outstanding immediately prior to the effective time of the merger (excluding shares of PBCB common stock owned by PBCB, Seacoast or SNB or the dissenting shares) will be converted into the right to receive 0.9809 shares of Seacoast common stock (plus cash in lieu of fractional shares), which is subject to adjustment based on the price of Seacoast common stock, and $6.33 in cash, which is subject to downward adjustment for certain expenses. The value of the shares of Seacoast common stock to be issued to PBCB shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and PBCB. We make no assurances as to whether or when the merger will be completed. PBCB shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of PBCB common stock at the special meeting.

Shares of Seacoast common stock to be received by holders of PBCB common stock as a result of the merger will have rights different from the shares of PBCB common stock.

Upon completion of the merger, the rights of former PBCB shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with PBCB common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. See “Comparison of Shareholders’ Rights” beginning on page      for a discussion of the different rights associated with Seacoast common stock.

PBCB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

PBCB shareholders currently have the right to vote in the election of the board of directors of PBCB and on other matters affecting PBCB. Upon the completion of the merger, PBCB’s shareholders will be a shareholder of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholder’s current percentage ownership of PBCB. It is currently expected that the former shareholders of PBCB as a group will receive shares in the merger constituting approximately 5.0% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, PBCB shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of PBCB.

Seacoast and PBCB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of PBCB and Seacoast. These uncertainties may impair Seacoast’s or PBCB’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or PBCB to seek to change existing business relationships with Seacoast or PBCB or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Seacoast and PBCB have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts PBCB from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent PBCB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to PBCB’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on PBCB’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page      for a description of the covenants applicable to PBCB and Seacoast.

Seacoast may fail to realize the cost savings estimated for the merger.

Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and PBCB in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and PBCB. Although Seacoast and PBCB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of PBCB and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and PBCB would have to recognize these expenses without realizing the anticipated benefits of the merger.

Seacoast and PBCB may waive one or more of the conditions to the merger without re-soliciting PBCB shareholder approval for the merger.

Each of the conditions to the obligations of Seacoast and PBCB to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Seacoast and PBCB, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Seacoast and PBCB may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. Seacoast and PBCB, however, generally do not expect any such waiver to be significant enough to require re-solicitation of PBCB’s shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of PBCB’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger does not qualify as a tax-free reorganization, then the holders of shares of PBCB common stock will recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received. The consequences of the merger to any particular PBCB shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Seacoast following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or have a material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

The fairness opinion of PBCB’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.

PBCB’s board of directors received an opinion from its financial advisor to address the fairness of the merger consideration, from a financial point of view, to the holders of PBCB common stock as of May 3, 2017. Subsequent changes in the operation and prospects of Seacoast or PBCB, general market and economic conditions and other factors that may be beyond the control of Seacoast or PBCB may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. Because PBCB does not anticipate asking its advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion that PBCB received from its financial advisor, please refer to the sections entitled “The Merger — Opinion of PBCB’s Financial Advisor” beginning on page     .

PBCB’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of PBCB shareholders.

Executive officers of PBCB negotiated the terms of the merger agreement with Seacoast, and the PBCB board of directors unanimously approved and recommended that PBCB shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain PBCB executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of PBCB shareholders generally. See “The Merger — Interests of PBCB Directors and Executive Officers in the Merger” on page      for information about these financial interests.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire PBCB.

Until the completion of the merger, with some limited exceptions, PBCB is prohibited from soliciting, initiating, encouraging or participating in any discussion concerning a proposal to acquire PBCB, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, PBCB has agreed to pay to Seacoast in certain circumstances a termination fee equal to $3,600,000. These provisions could discourage other companies from trying to acquire PBCB even though those other companies might be willing to offer greater value to PBCB shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on PBCB’s financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page      and “The Merger Agreement — Termination Fee” beginning on page     .

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and PBCB.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

The Internal Revenue Service may not grant PBCB’s letter ruling request seeking relief for an invalid S corporation election and an inadvertent termination of PBCB’s S corporation election as a result of certain shareholders failing to timely file certain elections.

On June 1, 2017, PBCB submitted a request for a private letter ruling pursuant to Treasury Regulation 1.1362-4(c), which we refer to as the “letter ruling request,” to the Internal Revenue Service (“IRS”). PBCB asked for the following rulings related to PBCB’s S corporation election: (i) that PBCB’s filing of an invalid S corporation election was inadvertent within the meaning of Section 1362(f) of the Code and that the initial shareholders of PBCB will have an extension of time to submit a valid S corporation election on Form 2553 and (ii) that the failure of certain shareholder trusts of PBCB to timely file Electing Small Business Trust (“ESBT”) elections was inadvertent within the meaning of Section 1362(f) of the Code and that such shareholders will have an extension of time to submit an ESBT election.

In the event that the IRS does not grant the rulings requested, then PBCB would be treated as a C corporation for U.S. federal tax purposes. PBCB may then be required to pay corporate level income tax on its net taxable income for the 2017 taxable period and the three most recent tax years, 2016, 2015 and 2014. Seacoast estimates that the combined federal and state tax liability for these three tax years, including interest, is approximately $5.87 million. If the IRS were to assess penalties, the estimated penalty exposure would be approximately $950,000 resulting in total tax, interest and penalty exposure of approximately $6.82 million. Seacoast has not been able to prepare estimates for the 2017 taxable period.

There is no guarantee that the IRS will grant the relief requested by PBCB in the letter ruling request. As required by the tax insurance policy, discussed below, Seacoast may be required to incur significant costs and litigation expenses if the IRS issues an adverse ruling. Seacoast and PBCB have obtained a tax insurance policy to insure against the risk that the IRS denies the rulings requested. The tax insurance policy has a seven year term commencing on May 4, 2017, names Seacoast as the insured under the policy, has a limit of $10.0 million in the aggregate and contains a gross-up provision to put Seacoast in the same position as if the IRS granted the requested rulings. The policy contains standard exclusions under which the insurer is not obligated to pay any losses, including but not limited to, if (i) there is a change of law, (ii) PBCB or Seacoast made any materially misleading statement that were known to be inaccurate and actually prejudiced the insurer, (iii) PBCB and Seacoast fail to pursue the letter ruling matter until the IRS issues a letter ruling, (iv) PBCB and Seacoast fail to meet the procedural requirements outlined in Rev. Proc. 2017-1, (v) PBCB and Seacoast fail to meet any conditions imposed by the IRS as a condition to granting the rulings requested, and (vi) PBCB fails to qualify as an S corporation for any reason other than those stated in the letter ruling request.

PBCB shareholders have certain indemnification obligations in the event that the tax insurance policy is insufficient to cover any taxes arising out of, or resulting from, the letter ruling matter.

Pursuant to the merger agreement, each PBCB shareholder, severally but not jointly (based on their pro rata ownership percentage of PBCB immediately prior to the closing date) is obligated to indemnify Seacoast and its officers, directors and employees from and against any and all taxes arising from or relating to the letter ruling matter or otherwise relating to or resulting from the loss of PBCB’s S corporation election. Although Seacoast and its officers, directors and employees are required to first seek recovery from and exhaust the tax insurance policy prior to seeking recovery from PBCB shareholders, such shareholders could be responsible to the extent any taxes related to the letter ruling matter exceed the amounts recovered under the insurance policy. The policy has a limit of $10.0 million. The merger agreement provides that the maximum aggregate amount for which Seacoast and its officers, directors and employees may recover from the PBCB shareholders with respect to any indemnification claim for losses related to the letter ruling matter shall be $10.0 million, reduced by all amounts recovered under the tax insurance policy.

Some of the performing loans in the PBCB loan portfolio being acquired by Seacoast may be under collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.

In an acquisition transaction, the purchasing financial institution may be acquiring under collateralized loans from the seller. Under collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. The year a loan was originated can impact the current value of the collateral. Many Florida banks have performing loans that are under collateralized because of the decline in real estate values during the 2006 through 2010 economic downturn. While real estate values generally commenced stabilizing in 2011, and in some markets began to increase in recent years, nonetheless like other financial services institutions, PBCB’s and Seacoast’s loan portfolios have under collateralized loans that are still performing.

When it acquires another loan portfolio, Seacoast will place what is referred to as a fair market value adjustment on the acquired loan portfolio to address certain risks, including those relating to under collateralized loans. With respect to the PBCB loan portfolio, Seacoast has placed a preliminary $4.93 million (1.46%) fair value adjustment which Seacoast believes is adequate to mitigate the risk of under collateralized performing loans. Seacoast has engaged a third party valuation firm that assisted in valuing the acquired loan portfolio as of the acquisition date. There is no assurance that the adjustment that Seacoast has placed on the PBCB loan portfolio to mitigate against under collateralized performing loans will be adequate or that Seacoast will not incur losses that could be greater than this adjustment.

Risks Associated with Seacoast’s Business

New lines of business or new products and services may subject Seacoast to additional risks.

From time to time, Seacoast may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Seacoast may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Seacoast’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Seacoast’s business, financial condition and results of operations.

An interruption in or breach in security of Seacoast’s information systems may result in a loss of customer business and have an adverse effect on Seacoast’s results of operations, financial condition and cash flows.

Seacoast relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Seacoast’s customer relationship management, general ledger, deposits, servicing or loan origination systems. If any such failures, interruptions or security breaches of its communications or information systems occur, they may not be adequately addressed by Seacoast. Further, the occurrence of any such failures, interruptions or security breaches could damage Seacoast’s reputation, result in a loss of customer business, subject Seacoast to additional regulatory scrutiny or expose Seacoast to civil litigation and possible financial liability, any of which could have a material adverse effect on Seacoast’s results of operations, financial condition and cash flows.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and PBCB before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	the failure to obtain the approval of PBCB shareholders in connection with the merger;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Seacoast’s and PBCB’s business and the price of Seacoast common stock;

•	the risk that a condition to closing of the proposed merger may not be satisfied;

•	the risk that a favorable ruling from the Internal Revenue Service regarding PBCB’s S corporation status may not be received;

•	the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

•	the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

•

the parties’ ability to promptly and effectively integrate the businesses of Seacoast and PBCB, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

•	the diversion of management time on issues related to the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the effect of the announcement or pendency of the merger on Seacoast’s customer, employee and business relationships, operating results, and business generally;

•

deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•	reputational risks and the reaction of the companies’ customers to the proposed merger;

•	customer acceptance of the combined company’s products and services;

•	increased competitive pressures and solicitations of customers and employees by competitors;

•	the failure to consummate or delay in consummating the merger for other reasons;

•	the outcome of any legal proceedings that may be instituted against Seacoast or PBCB related to the merger agreement or the merger;

•	changes in laws or regulations;

•	changes in interest rates, deposit flows, loan demand and real estate values; and

•	changes in general business, economic and market conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or PBCB. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the three months ended March 31, 2017 and 2016, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the three months ended March 31, 2017, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2017 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2016; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

	(unaudited) Three Months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Net interest income	$38,165	$30,222	$139,588	$109,487	$74,907	$65,206	$64,809
Provision for loan losses	1,304	199	2,411	2,644	(3,486)	3,188	10,796
Noninterest income:
Other	9,905	8,630	37,427	32,018	24,744	24,319	21,444
Bargain purchase gain	—	—	—	416	—	—	—
Loss on sale of loan	—	—	—	—	—	—	(1,238)
Securities gains, net	—	89	368	161	469	419	7,619
Noninterest expenses	34,746	32,341	130,881	103,770	93,366	75,152	82,548

Income (loss) before income taxes	12,020	6,401	44,091	35,668	10,240	11,604	(710)
Provision (benefit) for income taxes	4,094	2,435	14,889	13,527	4,544	(40,385)	—

Net income (loss)	$7,926	$3,966	$29,202	$22,141	$5,696	$51,989	$(710)

Per Share Data
Net income (loss) available to common shareholders:
Diluted	$0.20	$0.11	$0.78	$0.66	$0.21	$2.44	$(0.24)
Basic	0.20	0.11	0.79	0.66	0.21	2.46	(0.24)
Cash dividends declared	0	0	0	0	0	0	0
Book value per share common	12.34	10.91	11.45	10.29	9.44	8.40	6.16
Assets	$4,769,775	$4,001,323	$4,680,932	$3,534,780	$3,093,335	$2,268,940	$2,173,929
Securities	1,288,932	1,103,413	1,323,001	994,291	949,279	641,611	656,868
Net loans	2,949,197	2,435,490	2,856,136	2,137,202	1,804,814	1,284,139	1,203,977
Deposits	3,678,645	3,222,447	3,523,245	2,844,387	2,416,534	1,806,045	1,758,961
Shareholders’ equity	502,494	413,788	435,397	353,453	312,651	198,604	165,546
Performance ratios(2):
Return on average assets	0.68%	0.44%	0.69%	0.67%	0.23%	2.38%	(0.03)%
Return on average equity	6.79	4.28	7.06	6.56	2.22	28.36	(0.43)
Net interest margin(1)	3.63	3.68	3.63	3.64	3.25	3.15	3.22
Average equity to average assets	9.93	10.30	9.85	10.21	10.34	8.38	7.81

(1)	On a fully taxable equivalent basis
(2)	Performance ratios for interim periods are presented on an annualized basis

MARKET PRICES AND DIVIDEND INFORMATION

Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of June 16, 2017, there were 43,426,091 shares of Seacoast common stock outstanding. Approximately 50.5% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investor owns approximately 6.4% of its outstanding stock. Seacoast has approximately 2,264 shareholders of record.

To Seacoast’s knowledge, the only shareholder who owned more than 5% of the outstanding shares of Seacoast common stock on June 16, 2017 was BlackRock, Inc. (6.4%), 55 East 52nd Street, New York, New York 10055.

PBCB common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the PBCB common stock. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. The shares of PBCB are not traded frequently. As of May 31, 2017, there were 2,451,466 shares of PBCB common stock outstanding, which were held by 100 holders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below. Seacoast did not pay cash dividends on its common stock during the periods indicated.

The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Seacoast Common Stock					PBCB Common Stock(1)
	High		Low		Dividend	High		Low		Volume
2015
First Quarter		$14.46		$12.02	$—	$		$
Second Quarter		$16.09		$13.81	$—	$			$—
Third Quarter		$16.26		$14.11	$—		$—		$—	—
Fourth Quarter		$16.95		$14.10	$—	$			$—
2016
First Quarter		$16.22		$13.40	$—		$—		$—	—
Second Quarter		$17.19		$15.21	$—		$—		$—	—
Third Quarter		$17.80		$15.50	$—		$—		$—	—
Fourth Quarter		$22.91		$15.85	$—		$—		$—	—
2017
First Quarter		$25.13		$20.59	$—		$—		$—	—
Second Quarter (through , 2017)	$		$		$—		$—		$—	—

(1)

PBCB common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for PBCB common stock. Transactions in the shares are privately negotiated directly between the purchasers and the sellers.

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to a de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.

PBCB does not pay dividends to its common shareholders; however, PBCB has historically made regular tax distributions to its shareholders.

INFORMATION ABOUT THE PBCB SPECIAL MEETING

This section contains information about the special meeting that PBCB has called to allow PBCB shareholders to vote on the approval of the merger agreement. The PBCB board of directors is mailing this proxy statement/prospectus to you, as a PBCB shareholder, on or about                     , 2017. Together with this proxy statement/prospectus, the PBCB board of directors is also sending you a notice of the special meeting of PBCB shareholders and a form of proxy that the PBCB board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on                     , 2017 at             , local time, at              , Palm Beach, Florida.

Matters to be Considered at the Meeting

At the special meeting, PBCB shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement, which we refer to as the merger proposal;

•

a proposal of the PBCB board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the PBCB board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the PBCB Board of Directors

The PBCB board of directors unanimously recommends that PBCB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — PBCB’s Reasons for the Merger and Recommendations of the PBCB Board of Directors.”

Record Date and Quorum

                    , 2017 has been fixed as the record date for the determination of PBCB shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were                     shares of PBCB common stock outstanding and entitled to vote at the special meeting, held by approximately                     holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of PBCB common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of PBCB common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of PBCB common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of a majority of the outstanding shares of PBCB common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.

The adjournment proposal will be approved if the votes of PBCB common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.

Each share of PBCB common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the PBCB board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your PBCB stock certificates for the merger consideration.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to PBCB’s Corporate Secretary at the following address: 8101 Okeechobee Boulevard, West Palm Beach, Florida 33411.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. Your last vote will be the vote that is counted.

Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers

As of the record date, directors and executive officers of PBCB and their affiliates owned and were entitled to vote                    shares of PBCB common stock, representing approximately     % of the outstanding shares of PBCB common stock entitled to vote on that date.

A total of 991,499 shares of PBCB common stock, representing approximately 40.4% of the outstanding shares of PBCB common stock as of the date of the merger agreement, are subject to a shareholder support agreement between Seacoast and each of PBCB’s directors and executive officers who held shares of PBCB common stock as of the date of the merger agreement, and certain holders of more than 5% of PBCB’s outstanding shares of common stock. Pursuant to the shareholder support agreement, each director and executive officer who held shares of PBCB common stock as of the date of the merger agreement, and certain holders of more than 5% of PBCB’s outstanding shares of common stock have agreed to, at any meeting of PBCB shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions):

•

vote (or cause to be voted) all shares of PBCB’s common stock beneficially owned by such director and which such director has the right to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

•

not vote or grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

•	vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the shareholder support agreement, without the prior written consent of Seacoast, each director has further agreed not to sell or otherwise transfer any shares of PBCB common stock. The foregoing summary of the support agreement entered into by PBCB’s directors and executive officers who held shares of PBCB common stock as of the date of the merger agreement, and certain holders of more than 5% of PBCB’s outstanding shares of common stock does not purport to be complete, and is qualified in its entirety by reference to the form of shareholder support agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.

For more information about the beneficial ownership of PBCB common stock by each greater than 5% beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of PBCB Common Stock by Management and Principal Shareholders of PBCB.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the PBCB board of directors. PBCB will bear the entire cost of soliciting proxies from you. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of PBCB in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of PBCB common stock, including shareholders of record, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without PBCB’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact PBCB at:

Palm Beach Community Bank

8101 Okeechobee Boulevard

West Palm Beach, Florida 33411

Telephone: (561) 681-7200

Attn: James Springer, Chief Operating Officer

THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, PBCB’s board of directors and senior management regularly review and assess its business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing long term value for the PBCB shareholders. As a result, from time to time, the PBCB board of directors engaged in reviews and discussions of PBCB’s long-term strategies and objectives, considering ways in which the company might enhance shareholder value, provide for shareholder liquidity and enhance performance in light of competitive and other relevant factors. Generally, these reviews centered on strategies to improve PBCB’s financial condition, asset quality, existing operations or to pursue opportunities in new markets or lines of business. On occasion, these discussions centered on the possibility of merging with another banking organization as a means to enhance or improve shareholder value and provide for shareholder liquidity.

Over a several year period, Dennis S. Hudson, the chief executive officer of Seacoast, and Calvin L. Cearley, the chief executive officer of PBCB, engaged in a number of informal conversations from time to time regarding the state of the banking industry and the outlook for their respective organizations.

In June of 2014, the board of directors of PBCB determined that it would be appropriate to consider merging with a suitable merger partner as a possible means of enhancing long-term shareholder value. In furtherance of this decision, PBCB engaged Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) on July 18, 2014 to act as its financial advisor in connection with a potential transaction.

In late November of 2014, Mr. Cearley visited Mr. Hudson at Seacoast’s headquarters in Stuart, Florida. During this visit, Mr. Cearley was introduced to several other members of the Seacoast management team who reviewed company strategy and the outlook for the business. Mr. Cearley and Mr. Hudson discussed a possible combination; however, the parties were unable to agree on an acceptable price range, and the discussions ceased.

Throughout Sandler O’Neill’s engagement, Sandler O’Neill and the PBCB management team identified a list of potential acquirers who would likely have an interest in a potential transaction with PBCB. On behalf of PBCB, Sandler O’Neill contacted approximately 15 potential acquirers throughout the process. Several potential acquirers executed confidentiality agreements, reviewed confidential information materials and met with PBCB management. All conversations with potential acquirers throughout the process were either terminated or delayed because the parties could not come to agreement on an acceptable price range.

Informal conversations between Seacoast and PBCB resumed in early 2015 about a possible business combination. Mr. Hudson suggested that it might be helpful for the parties to exchange certain confidential information to determine if Seacoast would be interested in a combination at a price that might be acceptable to PBCB.

On February 6, 2015, Seacoast and PBCB executed a confidentiality agreement pursuant to which PBCB provided more detailed information concerning PBCB to Seacoast to facilitate a potential non-binding indication of interest. Although some information was exchanged, these discussions were very preliminary and did not materialize into a commitment by either party to proceed further.

In September 2015, Seacoast asked FIG to assist Seacoast as it considered the merits of a potential transaction with PBCB. On February 17, 2017, Seacoast formally engaged FIG as its financial advisor in connection with the potential PBCB transaction.

During the second half of 2015, discussions regarding a potential combination between PBCB and Seacoast resumed. The parties agreed to share additional diligence materials relating to customer metrics at PBCB to determine if Seacoast would be interested in moving forward at a price range that might be acceptable to PBCB. The parties were unable to agree on pricing terms and conversations were discontinued.

In late 2016, a representative from Sandler O’Neill contacted Seacoast and a number of the potential acquirers that had previously been identified by Sandler O’Neill and PBCB on behalf of PBCB to see if discussions could be resumed regarding a potential transaction, at which time only Seacoast indicated an interest in resuming discussions.

Seacoast conducted preliminary due diligence through in-person meetings with a limited number of PBCB executives. After reviewing the results of the preliminary due diligence materials, Seacoast re-opened negotiations with representatives from PBCB, which included representatives from the PBCB board of directors.

The parties negotiated the preliminary terms for a potential agreement in a non-binding indication of interest during November and December 2016. After an evaluation of the proposal by the PBCB board of directors and following discussions with certain members of the senior management team of PBCB, and representatives of Sandler O’Neill and Holland & Knight LLP, counsel to PBCB (“Holland & Knight”), and based on the board’s determination that Seacoast’s preliminary proposal offered substantial value to PBCB and its shareholders and was attractive for strategic reasons, the PBCB board of directors authorized PBCB to enter into the indication of interest and a limited exclusivity agreement with Seacoast. On December 30, 2016, Seacoast and PBCB executed a non-binding letter of intent for the potential acquisition of PBCB, along with an exclusivity agreement which expired on March 8, 2017.

Seacoast began its credit due diligence review of PBCB in late January 2017. Based on discussions between the parties, PBCB opened an electronic data room for Seacoast to review its due diligence requests and PBCB’s responses during this period. Upon the conclusion of its preliminary review of PBCB’s loan portfolio, representatives of Seacoast’s financial advisor, FIG, communicated Seacoast’s continued interest in a strategic business combination and gave additional detail on the terms of Seacoast’s proposal to representatives of Sandler O’Neill.

During the week of February 1, 2017, representatives of PBCB met with representatives of Seacoast at Seacoast’s offices to discuss the potential transaction and continue their mutual due diligence efforts. During these meetings, Seacoast’s representatives answered questions from PBCB’s representatives regarding Seacoast’s business and certain financial, legal, and regulatory matters. The parties continued to negotiate the principal terms of the transaction.

On February 7, 2017, Alston & Bird LLP, counsel to Seacoast (“Alston & Bird”) circulated an initial draft of the merger agreement, along with exhibits, based on the terms outlined in the letter of intent, to Holland & Knight and the parties began negotiations of the terms of the agreement.

On February 17, 2017, Holland & Knight sent a revised draft of the merger agreement to Alston & Bird. Over the course of the following eleven weeks, Seacoast and its representatives continued negotiations with PBCB and its representatives with respect to the terms of the potential transaction and the draft merger agreement. The issues raised in these negotiations included the respective covenants of the parties pending closing of the transaction, the rights and obligations of the parties in the event the merger agreement is terminated prior to the consummation of the merger, the amount of the termination fee payable by PBCB in certain circumstances, the termination of a certain voting trust agreement of PBCB and a shareholders’ agreement of PBCB shareholders and certain price adjustments following a more complete due diligence assessment. Representatives of Seacoast and Alston & Bird had multiple telephonic conference calls with representatives of PBCB and Holland & Knight to negotiate the terms of the draft merger agreement.

On February 23, 2017, the PBCB board of directors held a board meeting. Representatives of Holland & Knight and Sandler O’Neill were also present. During this meeting, representatives of Holland & Knight made a presentation to the PBCB board of directors regarding its fiduciary duties in connection with a potential transaction. The PBCB board of directors then discussed the draft of the merger agreement and the ancillary documents with representatives of Holland & Knight. Then, representatives of Sandler O’Neill discussed the general process with respect to the potential transaction and provided an update with respect to financial and other aspects of the transaction.

On February 27, 2017, Mr. Hudson convened a meeting of Seacoast’s M&A Committee (the “Committee”) and representatives of FIG to review a preliminary analysis of the proposed merger transaction, a preliminary due diligence report from Seacoast’s chief credit officer and the non-binding letter of intent. The Committee discussed the impact of the merger based on the limited information provided by PBCB and preliminary assumptions utilized in the analysis, and also reviewed and discussed concerns related to potential diligence issues and the various potential impacts these concerns could have on the pricing assumptions. At this meeting, the Committee reviewed the current draft of the merger agreement. The Committee agreed with the general terms of the transaction and authorized the Seacoast management team to continue with due diligence and negotiations.

As a result of tax diligence conducted by Seacoast and Alston & Bird, the parties also negotiated certain matters relating to PBCB’s potential tax exposure arising from (i) PBCB’s invalid S corporation election as a result of its failure to properly execute a Form 2553 and properly obtain the consents of all of the PBCB shareholders and (ii) PBCB’s inadvertent termination of its S corporation election as a result of certain shareholders failing to timely file elections pursuant to Section 1361 of the Internal Revenue Code electing to be treated as an Electing Small Business Trust or a Qualified Subchapter S Trust, which we refer to collectively as the “letter ruling matters”. Seacoast and its representatives and PBCB and its representatives further discussed and negotiated PBCB’s submission of a request to the Internal Revenue Service for a private letter ruling seeking relief for the letter ruling matters. The parties also decided that it would be advisable for PBCB to pursue an insurance policy to cover the risk associated with the letter ruling matters, which we refer to as the “tax insurance policy”.

On March 6, 2017, Alston & Bird circulated a revised draft of the merger agreement, which among other things, included changes related to the letter ruling matters. On March 9, 2017, the PBCB board of directors held a telephonic board meeting. Representatives of Holland & Knight and Sandler O’Neill were also present. During the March 9th meeting, the PBCB board of directors discussed the revised draft of the merger agreement received from Alston & Bird on March 6th, as well as the proposed tax insurance policy and the indemnification by PBCB shareholders. At the meeting, the PBCB board of directors determined to proceed with engaging an insurance broker and seeking quotes for the tax insurance policy and authorized PBCB to proceed with Aon Transactions Solutions (“Aon”) in that regard. Later on March 9th, Holland & Knight circulated a revised draft of the merger agreement to Alston & Bird, which contemplated, among other things, the delivery of a conditional insurance binder with respect to the letter ruling matter prior to the signing of the merger agreement with the final insurance binder to follow prior to the closing of the transaction as well as indemnification by the PBCB shareholders only to the extent taxes are in excess of the policy limit under the tax insurance policy and only up to the amount of merger consideration actually received by an individual shareholder, provided that the tax insurance policy shall first have been exhausted.

The parties engaged in several conference calls over the course of the following seven weeks to discuss the private letter ruling matters and related tax insurance policy, as well as the proposed indemnification by PBCB shareholders for taxes arising as a result of the letter ruling matters to the extent in excess of amounts recovered under the tax insurance policy.

During the course of discussions regarding the draft merger agreement, representatives of Seacoast and PBCB also discussed (i) the execution by PBCB’s directors and officers who hold shares of PBCB common stock and certain holders of more than 5% of the outstanding shares of PBCB common stock of a customary shareholder support agreement pursuant to which such persons would agree to vote their shares of PBCB common stock in favor of the merger agreement and the transactions provided for in the merger agreement and (ii) the execution by PBCB’s directors and executive officers of (A) claims letters releasing any claims they may have against Seacoast and PBCB and (B) restrictive covenant agreements restricting their ability to compete with Seacoast for a specified amount of time following the closing of the transaction. Drafts of the shareholder support agreement, the claims letter and the form of restrictive covenant agreements were circulated by Alston & Bird on March 9, 2017.

On March 10, 2017, PBCB authorized Aon to obtain quotes and terms for the tax insurance policy from various insurance carriers. Aon solicited proposals from a number of insurance carriers, and the parties spent several weeks in March and April of 2017 evaluating proposals from several insurance carriers. In early April 2017, PBCB entered into a non-binding indication of interest with Concord Specialty Risk (“Concord”) and began negotiating a policy with Concord, while also continuing negotiations relating to the merger agreement and ancillary documents.

On March 20, 2017, management of Seacoast convened a conference call with its legal advisors to review the revised principal terms of the proposed definitive agreement. Later that same day, Alston & Bird circulated a revised draft of the merger agreement to Holland & Knight, which contemplated, among other things, certain requirements relating to the tax insurance policy. Over the next several weeks the parties worked to finalize the definitive agreement and the ancillary agreements, complete the disclosure schedules and address the letter ruling matters.

On March 23, 2017, the PBCB board of directors held a telephonic meeting. Representatives of Holland & Knight, Sandler O’Neill and Deloitte Tax LLP (“Deloitte”) also participated in the meeting. At the March 23rd meeting, representatives of Holland & Knight provided an update with regard to the merger agreement and the tax insurance policy and representatives of Sandler O’Neill provided an update with regard to its fairness opinion. Representatives of Deloitte explained the process relating to the submission of a request for a private letter ruling. The PBCB board of directors discussed the letter ruling matters, and the quotes that had been received by two potential insurance providers, including Concord. The PBCB board of directors also discussed Concord’s experience with respect to issuing tax policies, its capacity to move quickly and its good record of paying claims. The PBCB board of directors determined that it was in the best interest of the Company and its shareholders to engage Deloitte with respect to the preparation of the request for a private letter ruling with regard to the letter ruling matters, and approved the engagement of Deloitte.

On March 27, 2017, PBCB engaged Deloitte to prepare the private letter ruling request to be submitted to the Internal Revenue Service with respect the letter ruling matters.

On March 31, 2017, Alston & Bird circulated a revised draft of the merger agreement to Holland & Knight.

On April 3, 2017, Holland & Knight circulated a revised draft of the merger agreement to Alston & Bird.

On April 5, 2017, the PBCB board of directors held a telephonic meeting. Representatives of Holland & Knight and Sandler O’Neill also participated in the meeting. At the meeting, the PBCB board of directors discussed the revised draft of the merger agreement, and the progress made with respect to the binding of the tax insurance policy by Concord. The PBCB board of directors determined that it was in the best interest of the Company and its shareholders to continue its negotiations with respect to the merger agreement, and to proceed with obtaining the tax insurance policy from Concord.

On April 20, 2017, Concord provided an initial draft of the tax insurance policy to PBCB and Seacoast and their respective representatives. Over the course of the following week, PBCB and Seacoast and their respective representatives and Concord negotiated and exchanged drafts of the tax insurance policy.

On April 24, 2017, Alston & Bird circulated a revised draft of the merger agreement to Holland & Knight.

On April 25, 2017, Holland & Knight sent a revised draft of the merger agreement to Alston & Bird.

On April 28, 2017, Alston & Bird provided a revised draft of the merger agreement to Holland & Knight.

On April 30, 2017, the PBCB board of directors held a call to discuss the revised draft of the merger agreement. Representatives of Holland & Knight and Sandler O’Neill participated on the call. The PBCB board of directors received an update with respect to the merger agreement and discussed the terms of the merger agreement and the conditions to closing of the merger. The PBCB board of directors instructed Holland & Knight to send a revised draft of the merger agreement to Alston & Bird.

Later on April 30th, Holland & Knight circulated a revised draft of the merger agreement to Alston & Bird.

Between May 2nd and May 4th, 2017, Alston & Bird and Holland & Knight, on behalf of their respective clients, finalized the merger agreement and ancillary documents.

On May 3, 2017, PBCB’s board of directors held a meeting to consider the merger agreement and the transactions contemplated therein. Representatives of Holland & Knight summarized the merger agreement, particularly with regard to changes made since the last meeting of the PBCB board of directors on April 5, 2017, and the transactions contemplated therein. Representatives of Sandler O’Neill then reviewed the financial aspects of the proposed merger and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the merger consideration to be received by PBCB shareholders in the proposed transaction was fair, from a financial point of view, to the PBCB shareholders. The full text of the written opinion of Sandler O’Neill is attached to this proxy statement/prospectus as Appendix B and is incorporated by reference in its entirety. For further information, please see the section entitled “The Merger — Opinion of PBCB’s Financial Advisor” beginning on page     .

Following further discussion, the PBCB board of directors unanimously (i) determined and declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of PBCB and its shareholders, (ii) authorized, adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) recommended the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement to the PBCB shareholders and (iv) resolved that the merger agreement be submitted to the PBCB shareholders for adoption thereof.

On May 4, 2017, Seacoast’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations of the transaction. Further to this discussion, a representative of FIG reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Seacoast and provided comparable transaction analysis for Florida and national bank mergers. At the meeting, Alston & Bird reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, along with the Subchapter S tax matters and related insurance policy and shareholder indemnification, and engaged in discussions with the board members on such matters. After additional discussion, the Seacoast board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it (subject to no material terms or conditions being revised) and determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders.

Later in the day on May 4, 2017, Concord issued the conditional binder with regard to the letter ruling matters subsequent to which Seacoast and PBCB executed the merger agreement and the shareholder support agreement, and PBCB delivered the claims letters and the restrictive covenant agreements. A press release announcing the transaction was issued that afternoon following the close of trading in Seacoast common stock and a conference call to discuss the merger was held on the morning of May 5, 2017.

PBCB’s Reasons for the Merger and Recommendation of the PBCB Board of Directors

After careful consideration and in consultation with its outside legal counsel and financial advisor, PBCB’s board of directors, at a meeting held on May 3, 2017, unanimously (i) determined and declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of PBCB and its shareholders, (ii) authorized, adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) recommended the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement to the PBCB shareholders and (iv) resolved that the merger agreement be submitted to the PBCB shareholders for adoption thereof. Accordingly, the PBCB board of directors recommends that PBCB shareholders vote “FOR” the merger proposal.

When you consider the PBCB board of directors’ recommendation, you should be aware that PBCB’s directors may have interests in the merger that may be different from, or in addition to, the interests of PBCB shareholders generally. See “The Merger—Interests of PBCB Directors and Executive Officers in the Merger.”

In reaching its decision, the PBCB board of directors consulted with PBCB’s management, as well as its financial and legal advisors, and considered a number of potentially positive factors, including, among others, the following factors (not necessarily in order of relative importance):

•	its belief that the transaction is likely to provide substantial value to PBCB shareholders;

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the value of the merger consideration to be received by PBCB shareholders; in relation to (i) the market price of Seacoast common stock prior to the PBCB board of directors’ approval of the merger agreement and (ii) the PBCB board of directors’ assessment, based on its and PBCB’s management’s experience and knowledge of the industry, and advice from PBCB’s financial advisors, of the value of PBCB as an independent entity and opportunities that could be available to PBCB were it to continue to operate on a stand-alone basis, taking into consideration the continued costs, risks and uncertainties associated with continuing to operate independently, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive environment for financial institutions generally and other risks associated with continued independence;

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the fact that the mixed stock and cash nature of the merger consideration offers PBCB shareholders a balance of immediate certain value and the opportunity to participate in future earnings and growth of the combined company;

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the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow PBCB shareholders to participate in a significant portion of the future performance of the combined PBCB and Seacoast business and synergies resulting from the merger, and the value to PBCB shareholders represented by that consideration;

•	the greater liquidity in the trading market for Seacoast common stock relative to the market for PBCB common stock due to the listing of Seacoast’s shares on the Nasdaq Global Select Market;

•	the fact that the transaction is expected to be partially tax-free to PBCB shareholders for U.S. federal income tax purposes;

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each of PBCB’s, Seacoast’s and the combined company’s business, operations, financial condition, asset quality, earnings, competitive position and prospects, on both a historical and prospective basis. In reviewing these factors, the PBCB board of directors considered its view that Seacoast’s business and operations complement those of PBCB and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

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the strategic, business and legal considerations, as well as the risks and benefits relating to a potential transaction with Seacoast compared to the stand-alone prospects of PBCB, the results that PBCB could expect to achieve operating independently, and the likely risks and benefits to PBCB shareholders of that course of action. PBCB’s board of directors concluded that a potential transaction with Seacoast would likely deliver higher value to PBCB shareholders than continuing to operate independently;

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its view that the size of the institution and related economies of scale was becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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its belief that the number of potential acquirers interested in smaller institutions like PBCB, with total assets less than $500 million and limited geographic markets, has diminished and may diminish even further over time;

•	the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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the PBCB board of directors’ belief that the combined enterprise would benefit from Seacoast’s ability to take advantage of economies of scale and grow in the current economic environment, making Seacoast an attractive partner for PBCB;

•	the business reputation and capabilities of Seacoast and its management;

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the opinion of Sandler O’Neill, delivered to PBCB’s board of directors, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the merger consideration was fair, from a financial point of view, to the common shareholders of PBCB, as more fully described below in the section entitled “The Merger — Opinion of PBCB’s Financial Advisor”;

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the fact that the terms of the merger agreement were the result of robust arm’s-length negotiations conducted by PBCB and its financial and outside legal advisors and the benefits that PBCB and its advisors were able to obtain during its extensive negotiations with Seacoast;

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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of PBCB’s board of directors, under certain circumstances, to withdraw or modify its recommendation to PBCB shareholders, and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•	the determination that the terms of the merger agreement (including the parties’ representations, warranties and covenants and the conditions to their respective obligations) are fair and reasonable;

•	the belief that Seacoast would have the resources needed to complete the merger and the fact that the transaction was not subject to a financing contingency;

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the fact that PBCB shareholders who do not vote to adopt the merger agreement and who comply with the requirements of the FBCA will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the FBCA; and

•	the fact that the merger is subject to the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of PBCB common stock entitled to vote thereon.

In reaching its decision, the PBCB board of directors also considered a number of potentially negative factors, including, among others, the following factors (not necessarily in order of relative importance):

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the risks that the financial results or stock price of the combined entity might decline, including the possible adverse effects on the stock price and financial results of the combined entity if any expected benefits or synergies are not obtained on a timely basis or at all;

•	the potential risk of diverting management attention and resources from the operation of PBCB’s business and towards the completion of the merger;

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the requirement that PBCB conduct its business in the ordinary course and the other restrictions on the conduct of PBCB’s business prior to the completion of the merger, which may delay or prevent PBCB from undertaking business opportunities that may arise pending completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Seacoast’s business, operations and workforce with those of PBCB;

•	the fact that the receipt of the merger consideration will be partially taxable to PBCB shareholders for U.S. federal income tax purposes;

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the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied and, as a result, the merger might be delayed or not be completed, including due to a failure to obtain required regulatory approvals in accordance with the terms agreed upon by the parties, or due to a failure of other closing conditions, and the resulting risks to PBCB and its shareholders (including with respect to the diversion of management and employee attention, potential employee attrition and potential adverse effects on PBCB’s customer or other commercial relationships following the announcement of a transaction);

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the fact that some of PBCB’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of PBCB’s shareholders generally, including as result of employment and compensation arrangements and the manner in which they could be affected by the merger; and

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the regulatory approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

While the PBCB board of directors considered potentially positive and potentially negative factors, the PBCB board of directors concluded that overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the PBCB board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the PBCB board of directors. In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PBCB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PBCB board of directors considered all these factors as a whole, including discussions with, and questioning of, PBCB management and PBCB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the PBCB board of directors has authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that you vote “FOR” the PBCB merger proposal.

Each director and executive officer of PBCB, who held shares of PBCB common stock as of the date of the merger agreement, and certain holders of more than 5% of PBCB’s outstanding shares have entered into a shareholder support agreement with Seacoast, pursuant to which they have agreed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement. For more information regarding the support agreement, please see the section entitled “Information About the PBCB Special Meeting — Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers” beginning on page     .

Seacoast’s Reasons for the Merger

As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of PBCB is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors, and senior management reviewed the business, financial condition, results of operation and prospects for PBCB, the market condition of the market area in which PBCB conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in the attractive Palm Beach County market area, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both PBCB and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders and stakeholders. The board considered the fact that the acquisition would significantly increase Seacoast’s existing footprint in Palm Beach County, that market overlap would drive cost savings, and that cultural similarities supported the probability of an efficient, low risk integration with minimal customer attritions. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, FIG Partners, LLC.

While management of Seacoast believes that revenue opportunities will be achieved and cost savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.

Opinion of PBCB’s Financial Advisor

PBCB retained Sandler O’Neill to act as financial advisor to PBCB’s board of directors in connection with PBCB’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 3, 2017 meeting at which PBCB’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Palm Beach Community Bank’s board of directors its oral opinion, which was subsequently confirmed in writing on May 3, 2017, to the effect that, as of such date, the consideration provided for in the merger agreement was fair to the holders of PBCB common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of PBCB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to PBCB’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of PBCB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of PBCB common stock and does not address the underlying business decision of PBCB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for PBCB or the effect of any other transaction in which PBCB might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of PBCB or Seacoast, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of PBCB common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated May 2, 2017;

•	certain financial statements and other historical financial information of PBCB that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Seacoast that Sandler O’Neill deemed relevant;

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certain internal financial projections for PBCB for the year ending December 31, 2017, as provided by the senior management of PBCB, as well as estimated long-term earnings per share and balance sheet growth rates for the years thereafter, as confirmed by the senior management of PBCB;

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publicly available consensus median analyst earnings per share estimates for Seacoast for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter;

•	the pro forma financial impact of the merger on Seacoast based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses;

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the publicly reported historical price and trading activity for Seacoast common stock, including a comparison of certain stock market information for Seacoast common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for PBCB and Seacoast with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of PBCB the business, financial condition, results of operations and prospects of PBCB and held similar discussions with certain members of the senior management of Seacoast regarding the business, financial condition, results of operations and prospects of Seacoast.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided to Sandler O’Neill by PBCB or Seacoast or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of PBCB and Seacoast that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PBCB or Seacoast or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of PBCB or Seacoast. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of PBCB or Seacoast, or of the combined entity after the merger, and it did not review any individual credit files relating to PBCB or Seacoast. Sandler O’Neill assumed, with PBCB’s consent, that the respective allowances for loan losses for both PBCB and Seacoast were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for PBCB for the year ending December 31, 2017, as provided by the senior management of PBCB, as well as estimated long-term earnings per share and balance sheet growth rates for the years thereafter, as confirmed by the senior management of PBCB. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for Seacoast for the years ending December 31, 2017 and December 31, 2018 as well as an estimated long-term earnings per share growth rate for the years thereafter. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses. With respect to the foregoing information, the senior management of PBCB confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of senior management as to the future financial performance of PBCB and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill assumed in all respects material to its analysis that PBCB and Seacoast would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill also assumed, with PBCB’s consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PBCB, Seacoast, or the merger or any related transaction, (iii) the merger and any related transactions will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with PBCB’s consent, Sandler O’Neill relied upon the advice that PBCB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading values of Seacoast common stock at any time or what the value of Seacoast common stock would be once it is actually received by the holders of PBCB common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to PBCB’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to PBCB or Seacoast and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PBCB and Seacoast and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of PBCB, Seacoast and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to PBCB’s board of directors at its May 3, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of PBCB common stock or the prices at which PBCB common stock or Seacoast common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by PBCB’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of PBCB’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between PBCB and Seacoast.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.    Sandler O’Neill reviewed the financial terms of the proposed merger. Assuming that each share of PBCB common stock receives cash consideration of $6.33 and 0.9221 shares of Seacoast common stock, based on the closing price of Seacoast common stock on May 1, 2017, and based on 2,450,799 shares of PBCB common stock outstanding and 57,868 options outstanding with a weighted average exercise price of $10.75 as of May 1, 2017, Sandler O’Neill calculated an aggregate implied transaction value of approximately $71.2 million, or an implied transaction price per share of PBCB common stock of $28.65. Based upon financial information for PBCB as or for the last twelve months (“LTM”) ended March 31, 2017, Sandler O’Neill calculated the following implied transaction metrics:

Implied Transaction Value Per Share/ Last Twelve Months Net Income[1]:	21.0	x
Implied Transaction Value Per Share/ Tangible Book Value:	171%
Implied Transaction Value Per Share/ Adjusted Tangible Book Value[2]:	182%
Tangible Book Premium / Core Deposits[3]:	16.6%
Adjusted Tangible Book Premium2 / Core Deposits[3]:	18.0%

1)	Last twelve months net income tax-effected at 38.0%.
2)	Adjusted for S-Corporation tax distribution to PBCB shareholders.
3)	Core deposits are equal to total deposits less jumbo time deposits greater than $100,000.

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of Seacoast common stock for the three-year period ended May 1, 2017. Sandler O’Neill then compared the relationship between the stock price performance of Seacoast to stock price movements in the Seacoast peer group (as described below) as well as certain stock indices.

Seacoast Three-Year Stock Price Performance

	Beginning May 1, 2014	Ending May 1, 2017
Seacoast	100%	229.2%
Seacoast Peer Group	100%	164.5%
NASDAQ Bank Index	100%	149.7%
S&P 500 Index	100%	126.8%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for PBCB with a group of financial institutions selected by Sandler O’Neill (the “Palm Beach Community Bank Peer Group”). The Palm Beach Community Bank Peer Group consisted of major exchange traded nationwide banks and thrifts with assets between $200 million and $500 million and last twelve months return on average assets between 0.60% and 1.25%, excluding announced merger targets. The Palm Beach Community Bank Peer Group consisted of the following companies:

Killbuck Bancshares, Inc.	River Valley Community Bank
American Riviera Bank	Pinnacle Bank
Pinnacle Bankshares Corporation	Capital Bank
Bank of Southern California, NA	Summit Bank
AltaPacific Bancorp	Pacific Alliance Bank
Little Bank, Inc.	Golden Valley Bank
Communities First Financial Corporation	Capital Bank of New Jersey

The analysis compared publicly available financial information for PBCB as of or the twelve months ended March 31, 2017 with the corresponding publicly available data for the Palm Beach Community Bank Peer Group as of or for the twelve months ended March 31, 2017 (or, if data as of or for the twelve months ended March 31, 2017 was not publicly available, as of or for the twelve months ended December 31, 2016), with pricing data as of May 1, 2017. The table below sets forth the data for PBCB and the high, low, median and mean data for the Palm Beach Community Bank Peer Group.

PBCB Comparable Company Analysis
Palm Beach Community Bank	Palm Beach Community Bank Peer Group Median	Palm Beach Community Bank Peer Group Mean	Palm Beach Community Bank Peer Group High	Palm Beach Community Bank Peer Group Low

Total assets (in millions)	$346	$362	$366	$500	$216
Loans/Deposits	103.4%	85.4%	80.7%	95.1%	54.3%
Non-performing assets1/Total assets	1.49%	0.10%	0.23%	1.25%	0.01%
Tangible common equity/Tangible assets	12.06%	10.03%	10.00%	13.66%	8.18%
Leverage Ratio	12.45%	10.20%	10.26%	15.27%	8.48%
Total RBC Ratio	17.17%	14.39%	14.36%	20.34%	11.24%
CRE/Total RBC Ratio	262.6%	244.6%	236.9%	362.5%	92.1%
Last Twelve Months Return on average assets²	1.03%	0.92%	0.92%	1.14%	0.63%
Last Twelve Months Return on average equity²	8.59%	9.05%	9.12%	12.11%	5.82%
Last Twelve Months Net interest margin²	4.15%	3.88%	4.02%	5.63%	2.90%
Last Twelve Months Efficiency ratio²	58.2%	59.1%	61.2%	74.2%	50.5%
Price/Tangible book value	—	130%	132%	204%	88%
Price/Last Twelve Months Earnings per share	—	15.4	x	15.3	x	19.1	x	10.3	x
Current Dividend Yield	—	0.0%	0.6%	2.7%	0.0%
Last Twelve Months Dividend ratio	—	0.0%	7.9%	37.2%	0.0%
Market value (in millions)	—	$43.2	$48.3	$71.4	$26.0

Note: Where consolidated holding company level financial data of the relevant company in the Palm Beach Community Bank Peer Group for March 31, 2017 and December 31, 2016 was unreported, subsidiary bank level data was utilized to calculate ratios.

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
2)	Profitability metrics for PBCB are tax-effected at 38.0% to account for S-corporation status.

Sandler O’Neill used publicly available information to perform a similar analysis for Seacoast and a group of financial institutions selected by Sandler O’Neill (the “Seacoast Peer Group”). The Seacoast Peer Group consisted of major exchange traded nationwide banks with assets between $3.9 billion and $6.1 billion and last twelve months return on average assets between 0.75% and 1.75%, excluding announced merger targets. The Seacoast Peer Group consisted of the following companies:

Independent Bank Group, Inc.	Meridian Bancorp, Inc.
Southside Bancshares, Inc.	Fidelity Southern Corporation
W.T.B. Financial Corporation	TriCo Bancshares
Mechanics Bank	Great Southern Bancorp, Inc.
1st Source Corporation	Washington Trust Bancorp, Inc.
Central Pacific Financial Corp.	Univest Corporation of Pennsylvania
Lakeland Bancorp, Inc.	Pacific Premier Bancorp, Inc.

Sandy Spring Bancorp, Inc.	USAmeriBancorp, Inc.
OceanFirst Financial Corp.	Oritani Financial Corp.
TrustCo Bank Corp NY	Bridge Bancorp, Inc.
Hanmi Financial Corporation	MainSource Financial Group, Inc.
Republic Bancorp, Inc.	Meta Financial Group, Inc.

The analysis compared publicly available financial information for Seacoast as of or for the twelve months ended March 31, 2017 with the corresponding publicly available data for the Seacoast Peer Group as of or for the twelve months ended March 31, 2017 (or, if data as of or for the twelve months ended March 31, 2017 was not publicly available, as of or for the twelve months ended December 31, 2016), with pricing data as of May 1, 2017. The analysis also compared the price to publicly available analyst estimated 2017 and 2018 earnings per share multiples of Seacoast and the Seacoast Peer Group. The table below sets forth the data for Seacoast and the high, low, median and mean data for the Seacoast Peer Group:

Seacoast Comparable Company Analysis

	Seacoast		Seacoast Peer Group Median		Seacoast Peer Group Mean		Seacoast Peer Group Low		Seacoast Peer Group High

Total assets (in millions)	$4,770		$4,652		$4,799		$3,986		$6,023
Loans/Deposits	80.8%		94.5%		91.7%		40.1%		132.9%
Non-performing assets1/Total assets	0.90%		0.61%		0.62%		0.03%		1.58%
Tangible common equity/Tangible assets	9.04%		8.87%		9.17%		6.45%		13.49%
Leverage Ratio	10.32%		9.48%		9.96%		6.44%		14.94%
Total RBC Ratio	14.95%		14.38%		14.62%		11.44%		20.01%
CRE/Total RBC Ratio	209.0%		264.0%		260.0%		23.2%		542.6%
Last Twelve Months Return on average assets	0.74%		1.04%		1.06%		0.60%		1.50%
Last Twelve Months Return on average equity	7.58%		9.58%		9.64%		4.88%		14.22%
Last Twelve Months Net interest margin	3.62%		3.50%		3.50%		2.54%		4.46%
Last Twelve Months Efficiency ratio	63.6%		57.7%		58.7%		39.1%		71.1%
Price/Tangible book value	234%[2]		204%		207%		125%		323%
Price/Last Twelve Months Earnings per share	28.1	x	18.8	x	19.0	x	11.6	x	31.5	x
Price/Median Analyst 2017E Earnings per share	21.0	x	17.2	x	17.9	x	14.3	x	26.4	x
Price/Median Analyst 2018E Earnings per share	16.1	x	15.6	x	15.4	x	10.3	x	19.2	x
Current Dividend Yield	0.0%		2.1%		1.9%		0.0%		4.1%
Last Twelve Months Dividend ratio	0.0%		36.1%		36.0%		0.0%		93.0%
Market value (in millions)	$1,049	[2]	$850		$904		$473		$1,722

Note: Where consolidated holding company level financial data of the relevant company for March 31, 2017 and December 31, 2016 was unreported, subsidiary bank level data was utilized to calculate ratios.

1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
2)	Pro forma for pending acquisition and common equity offering.

Analysis of Selected Regional Merger Transactions. Sandler O’Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and thrifts headquartered in the Southeast region (the “Regional Transactions”). The Regional Transactions group consisted of transactions announced between January 1, 2015 and May 1, 2017 for which targets had total assets between $250 million and $750 million and return on average assets between 0.75% and 1.25%. The Regional Transactions group was composed of the following transactions:

Acquiror	Target
Progress Financial Corp.	First Partners Financial Inc.
Carolina Financial Corp.	Greer Bancshares, Inc.
Bay Banks of Virginia Inc.	Virginia BanCorp Inc.
CenterState Banks	Platinum Bank Holding Co.
First Bancorp	Carolina Bank Holdings Inc.
Sunshine Bancorp Inc.	FBC Bancorp Inc.
Southern BancShares (NC)	Heritage Bankshares Inc.
Ameris Bancorp	Jacksonville Bancorp Inc.
Park Sterling Corporation	First Capital Bancorp Inc.
BNC Bancorp	Southcoast Financial Corp.
Home BancShares Inc.	Florida Bus. BancGroup Inc.
River Financial Corp.	Keystone Bancshares Inc.
Pinnacle Financial Partners	Magna Bank
Ameris Bancorp	Merchant & Southern Banks of FL Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium to core deposits. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Transactions group.

	Palm Beach Community Bank / Seacoast		Regional Transactions Median		Regional Transactions Mean		Regional Transactions Low		Regional Transactions High
Transaction price/Last Twelve Months Earnings Per Share:	21.0	x1	17.5	x	17.8	x	12.5	x	29.3	x
Transaction price/Tangible Book Value Per Share:	182%[2]		155%		153%		84%		190%
Core deposit premium:	16.6%		9.1%		9.4%		3.8%		17.0%

1)	PBCB last twelve months income net income tax-effected at 38.0%.
2)	Tangible book value adjusted for S-Corporation tax distribution made in April 2017 to PBCB shareholders.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of PBCB common stock assuming PBCB performed in accordance with financial projections for the years ending December 31, 2017, as provided by the senior management of Palm Beach Community Bank, with estimated long-term earnings per share and balance sheet growth rates for the three years thereafter, as confirmed by the senior management of PBCB. To approximate the terminal value of a share of PBCB common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2020 tangible book value per share multiples ranging from 100% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PBCB common stock. As illustrated in the following tables, the analysis indicated an implied range of values per share of PBCB common stock of $15.47 to $24.68 when applying multiples of earnings per share and $13.77 to $27.76 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount
Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
11.0%	$17.82	$19.19	$20.56	$21.93	$23.31	$24.68
12.0%	$17.19	$18.52	$19.84	$21.16	$22.48	$23.81
13.0%	$16.59	$17.87	$19.15	$20.42	$21.70	$22.98
14.0%	$16.02	$17.25	$18.48	$19.72	$20.95	$22.18
15.0%	$15.47	$16.66	$17.85	$19.04	$20.23	$21.42

Tangible Book Value Per Share Multiples

Discount
Rate	100%	115%	130%	145%	160%	175%
11.0%	$15.86	$18.24	$20.62	$23.00	$25.38	$27.76
12.0%	$15.30	$17.60	$19.89	$22.19	$24.48	$26.78
13.0%	$14.77	$16.98	$19.20	$21.41	$23.63	$25.84
14.0%	$14.26	$16.39	$18.53	$20.67	$22.81	$24.95
15.0%	$13.77	$15.83	$17.90	$19.96	$22.03	$24.09

Sandler O’Neill also considered and discussed with the PBCB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming PBCB’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following implied range of per share values for PBCB common stock, applying the price to 2020 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 12.62%.

Earnings Per Share Multiples

Annual
Budget
Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	$14.30	$15.40	$16.49	$17.59	$18.69	$19.79
(10.0%)	$15.14	$16.30	$17.47	$18.63	$19.79	$20.96
(5.0%)	$15.98	$17.21	$18.44	$19.66	$20.89	$22.12
0.0%	$16.82	$18.11	$19.41	$20.70	$21.99	$23.29
5.0%	$17.66	$19.02	$20.38	$21.73	$23.09	$24.45
10.0%	$18.50	$19.92	$21.35	$22.77	$24.19	$25.62
15.0%	$19.34	$20.83	$22.32	$23.80	$25.29	$26.78

Sandler O’Neill also performed an analysis that estimated the net present value per share of Seacoast common stock assuming that Seacoast performed in accordance with publicly available consensus median analyst estimates for Seacoast for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term earnings per share growth rate for the years thereafter. To approximate the terminal value of Seacoast common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings per share multiples ranging from 18.0x to 23.0x and price to December 31, 2020 tangible book value per share multiples ranging from 185% to 260%. The terminal values were then discounted to present values using different discount rates ranging from

7.5% to 9.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Seacoast common stock. As illustrated in the following tables, the analysis indicated an implied range of values per share of Seacoast common stock of $21.65 to $29.78 when applying multiples of earnings per share and $21.24 to $32.14 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount
Rate	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
7.5%	$23.31	$24.60	$25.90	$27.19	$28.49	$29.78
8.0%	$22.88	$24.15	$25.42	$26.69	$27.96	$29.23
8.5%	$22.46	$23.71	$24.95	$26.20	$27.45	$28.70
9.0%	$22.05	$23.27	$24.50	$25.72	$26.95	$28.17
9.5%	$21.65	$22.85	$24.06	$25.26	$26.46	$27.66

Tangible Book Value Per Share Multiples

Discount
Rate	185%	200%	215%	230%	245%	260%
7.5%	$22.87	$24.72	$26.58	$28.43	$30.28	$32.14
8.0%	$22.45	$24.27	$26.09	$27.91	$29.73	$31.55
8.5%	$22.04	$23.82	$25.61	$27.40	$29.18	$30.97
9.0%	$21.64	$23.39	$25.14	$26.90	$28.65	$30.31
9.5%	$21.24	$22.97	$24.69	$26.41	$28.13	$29.85

Sandler O’Neill also considered and discussed with the PBCB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Seacoast’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following implied range of per share values for Seacoast common stock, applying the price to 2020 earnings per share multiples range of 18.0x to 23.0x referred to above and a discount rate of 7.32%.

Earnings Per Share Multiples

Annual
Budget
Variance	18.0x	19.0x	20.0x	21.0x	22.0x	23.0x
(15.0%)	$19.95	$21.05	$22.16	$23.27	$24.38	$25.49
(10.0%)	$21.12	$22.29	$23.46	$24.64	$25.81	$26.98
(5.0%)	$22.29	$23.53	$24.77	$26.01	$27.25	$28.48
0.0%	$23.46	$24.77	$26.07	$27.38	$28.68	$29.98
5.0%	$24.64	$26.01	$27.38	$28.74	$30.11	$31.48
10.0%	$25.81	$27.25	$28.68	$30.11	$31.55	$32.98
15.0%	$26.98	$28.48	$29.98	$31.48	$32.98	$34.48

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the third calendar quarter of 2017. In performing this analysis, Sandler

O’Neill utilized the following information: (i) internal financial projections for Palm Beach Community Bank for the years ending December 31, 2017 through December 31, 2020, as provided by the senior management of PBCB; (ii) publicly available consensus median analyst earnings per share estimates for Seacoast for the years ending December 31, 2017 and December 31, 2018 and estimated long-term earnings per share and balance sheet growth rates for the years thereafter; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses. The analysis indicated that the merger could be accretive to Seacoast’s earnings per share (excluding one-time transaction costs and expenses) for the year ended December 31, 2017, and dilutive to Seacoast’s estimated tangible book value per share at closing of the merger.

In connection with this analysis, Sandler O’Neill considered and discussed with the PBCB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as PBCB’s financial advisor in connection with the merger and will receive a transaction fee equal to 1.15% of the aggregate merger consideration for its services, which fee is estimated to be approximately $819,000 based on the market value of Seacoast’s common stock on the date the merger was announced. Sandler O’Neill’s fee is contingent upon the closing of the merger. Sandler O’Neill received a $150,000 fee upon rendering its fairness opinion to the PBCB board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. PBCB Bank has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

Sandler O’Neill did not provide any other investment banking services to PBCB in the two years preceding the date of Sandler O’Neill’s opinion. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain investment banking services to Seacoast and received fees for such services equal to approximately $4,164,000 in the aggregate. In 2015, Sandler O’Neill was engaged as Seacoast’s financial advisor in connection with Seacoast’s acquisition of Grand Bankshares, Inc. In February 2017, Sandler O’Neill served as a joint-book-running manager in Seacoast’s common stock offering. In addition, in the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Seacoast and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Seacoast and its affiliates for Sandler O’Neill’s own account and for the accounts of its customers. Sandler O’Neill may also in the future provide investment banking services to Seacoast and its affiliates for which Sandler O’Neill may receive compensation.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of PBCB common stock that exchange their shares of PBCB common stock for shares of Seacoast common stock and cash in the merger. This discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of PBCB common stock that is for U.S. federal income tax purposes a permitted S corporation shareholder and is (i) an individual citizen or resident of the United States, (ii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of PBCB common stock.

This discussion addresses only those PBCB common stockholders that hold their shares of PBCB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an insurance company;

•	a regulated investment company;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, commodities or currencies;

•	a trader in securities that elects the mark-to-market method of accounting;

•	a holder of PBCB stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined above);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of PBCB stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. You should consult with your own tax advisor to determine the tax consequences of the merger to you.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that Seacoast receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to PBCB’s obligation to complete the merger that PBCB receive an opinion from Holland & Knight LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP provided on behalf of Seacoast and the opinion of Holland & Knight LLP provided on behalf of PBCB, will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in representation letters provided by Seacoast and PBCB and on customary factual assumptions. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. Neither of the opinions described above will be binding on the Internal Revenue Service or any court. PBCB and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion.

Tax Consequences of the Merger to U.S. Holders

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your PBCB common stock for Seacoast common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Seacoast common stock received pursuant to the merger over your adjusted tax basis in the shares of PBCB common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of PBCB common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the PBCB common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Dividend Treatment” below.

The aggregate tax basis in the Seacoast common stock you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the PBCB common stock surrendered in exchange therefor, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. The holding period of the Seacoast common stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the PBCB shares surrendered.

Possible Dividend Treatment

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Seacoast. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of PBCB common stock solely for Seacoast common stock and then Seacoast immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the Seacoast common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Seacoast. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Seacoast that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Seacoast that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

Because the possibility of dividend treatment depends primarily on each holder’s particular circumstances, including the application of the constructive ownership rules, holders of PBCB common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash. As a result, assuming that the cash received is not treated as a dividend (as described above), you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the shares (including the holding period of the PBCB common stock deemed surrendered in exchange for a fractional share of Seacoast common stock) is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences of C Corporation Status

PBCB is taxed as an S corporation, while Seacoast is taxed as a C corporation, under the Code. Certain tax consequences will change for U.S. holders as a result of holding stock in a C corporation as compared to holding stock in an S corporation including, but not limited to, the following:

•

The income of an S corporation is deemed to accrue ratably to its shareholders for federal income tax purposes. As a result, holders of PBCB common stock have been required to include their pro rata portion of PBCB’s income on their tax returns and have been directly liable for the federal income taxes imposed on their portion of PBCB’s income. Except in limited situations, an S Corporation does not incur any separate federal income tax liability.

•

As a C corporation, the liability for taxes on income of Seacoast does not accrue to holders of its stock, but instead this liability is imposed on, and payable by, Seacoast at the entity level for federal income tax purposes. Accordingly, holders of Seacoast common stock do not recognize taxable income when Seacoast recognizes taxable income, but instead recognize income when they receive a distribution from Seacoast which is treated as a dividend or capital gain income. Distributions, if any, from Seacoast to holders of its common stock are treated as a dividend to the extent of Seacoast’s current or accumulated undistributed earnings and profits. Distributions in excess of Seacoast’s current or accumulated earnings and profits are treated first as a return of capital to the extent of a holder’s tax basis in their Seacoast common stock and then as capital gain.

•

As an S corporation, if PBCB incurred losses during any taxable year, a pro rata share of such losses was available (subject to certain limitations) to holders of its common stock to offset such holder’s taxable income during such year. Losses of Seacoast remain with Seacoast and holders of Seacoast common stock cannot offset taxable income with such losses.

•

A trust that is a shareholder in an S corporation must pay particular attention to certain provisions of the Code and rules promulgated by the Internal Revenue Service, including qualifying as an “Electing Small Business Trust” or “Qualified Subchapter S Trust.” As a shareholder of a C corporation, these rules are not applicable.

•

As an S corporation, the income and loss of PBCB that is included in the taxable income of a PBCB shareholder for federal income tax purposes is treated as net investment income for purposes of the 3.8% surtax on net investment income in excess of certain thresholds. There is an exception to this rule for shareholders that are treated as materially participating in the activities of PBCB as determined under the passive loss rules of Section 469 of the Code. As a C corporation, the taxable income of Seacoast is not included in the taxable income of its shareholders and is not subject to the 3.8% surtax on net investment income. However, in general, dividends received by Seacoast’s shareholders and capital gains recognized on the sale of Seacoast common stock will be included as net investment income for purposes of the 3.8% surtax on net investment income and will not be eligible for the exception described above regardless of whether or not the shareholder materially participates in the business of PBCB.

A holder’s federal income tax basis in S corporation stock generally is increased by the holder’s pro rata share of the S corporation’s income retained by the S corporation (and generally is decreased by the holder’s pro rata share of the S corporation’s losses). Any net increase in tax basis reduces the amount of gain on the sale of stock by the holder and any net decrease in tax basis increases the amount of taxable gain on such sale. The income or losses of Seacoast do not impact the tax basis of a holder’s Seacoast common stock.

Information Reporting and Backup Withholding

In certain instances you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service. U.S. holders should consult their tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

Exercise of Dissenters’ Rights

A U.S. holder who receives cash pursuant to the exercise of dissenters’ rights generally will recognize capital gain or loss measured by the difference between the cash received and its adjusted basis in its shares of PBCB common stock.

The preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. It is for general information purposes and is not tax advice. You are urged to consult your own tax advisor with respect to the tax consequences to you, in light of your particular circumstances, of the merger (or exercise of dissenters’ rights), including tax return reporting requirements, United States federal estate or gift tax rules and the applicability and effect of federal, state, local, and foreign tax laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, PBCB’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.

Regulatory Approvals

Under federal law, the merger must be approved by the OCC. Once the OCC approves the merger, the parties must wait for up to 30 days before completing the merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the merger may be completed on or after the fifteenth (15th) day after approval from the OCC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There is no assurance as to whether the regulatory approvals will be obtained or as to the dates of the approvals.

There also can be no assurance that the regulatory approvals received will not contain any condition that would increase any of the minimum regulatory capital requirements of Seacoast following the merger or have a material adverse effect. See “The Merger Agreement — Conditions to Completion of the Merger.”

Appraisal Rights for PBCB Shareholders

Holders of PBCB common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a PBCB shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of PBCB common stock immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 5% or more of the outstanding shares of PBCB common stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.

In order to exercise appraisal rights, a dissenting PBCB shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. PBCB shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each PBCB shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix C to this proxy statement/prospectus.

A dissenting shareholder who desires to exercise his or her appraisal rights must file with PBCB, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of PBCB common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Palm Beach Community Bank

8101 Okeechobee Boulevard

West Palm Beach, Florida 33411

Attn: James Springer, Chief Operating Officer

All such notices must be signed in the same manner as the shares are registered on the books of PBCB. If a PBCB shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the PBCB shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, Seacoast must provide to each PBCB shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the date of the completion of the merger;

•	Seacoast’s estimate of the fair value of the shares of PBCB common stock;

•

where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Seacoast or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Seacoast sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Seacoast by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•

that, if requested in writing, Seacoast will provide to the shareholder so requesting, within 10 days after the date set for receipt by Seacoast of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•

the date by which a notice from the PBCB shareholder of his or her desire to withdraw his or her appraisal election must be received by Seacoast, which date must be within 20 days after the date set for receipt by Seacoast of the appraisal election form from the PBCB shareholder.

The form must also contain Seacoast’s offer to pay to the PBCB shareholder the amount that it has estimated as the fair value of the shares of PBCB common stock and include PBCB’s financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1333, and request certain information from the PBCB shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the merger;

•	whether the shareholder accepts the offer of Seacoast to pay its estimate of the fair value of the shares of PBCB common stock to the shareholder; and

•

if the shareholder does not accept the offer of Seacoast, the shareholder’s estimated fair value of the shares of PBCB common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, and in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her PBCB common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Seacoast within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Seacoast. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of Seacoast in the appraisal election form to pay Seacoast’s estimate of the fair value of the shares of PBCB common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Seacoast or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder who is dissatisfied with Seacoast’s estimate of the fair value of the shares of Seacoast common stock must notify Seacoast of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Seacoast in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Seacoast in the appraisal election form.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify PBCB in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to PBCB the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder, Seacoast shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of Seacoast, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If Seacoast fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Seacoast. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

Seacoast is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus interest, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Seacoast, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Seacoast and in favor of any or all dissenting shareholders if the court finds Seacoast did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Seacoast or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Seacoast, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Seacoast fails to make a required payment when a dissenting shareholder accepts Seacoast’s offer to pay the value of the shares as estimated by Seacoast, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Seacoast all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of SNB Following the Merger

The members of the board of directors and officers of SNB immediately prior to the effective time of the merger will be the directors and officers of the surviving bank and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of SNB is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2016 and its definitive proxy statement on Schedule 14A for its 2017 annual meeting, filed with the SEC on March 16, 2017 and April 6, 2017, respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Interests of PBCB Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of PBCB will receive the same merger consideration for their PBCB shares as the other PBCB shareholders. In considering the recommendation of the PBCB board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of PBCB may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of PBCB shareholders generally. The PBCB board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that PBCB shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — PBCB’s Reasons for the Merger and Recommendations of the PBCB Board of Directors.” PBCB’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of PBCB Equity Awards

The merger agreement requires PBCB to take all actions necessary to terminate all outstanding awards, grants, units, option to purchase or other similar rights to receive (“PBCB Equity Awards”) shares of PBCB common stock immediately prior to the effective time of the merger in exchange for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of PBCB common stock subject to such PBCB Equity Award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the merger consideration, as finally determined as of the effective time of the merger, over the exercise price per share of the PBCB Equity Award.

The table below reflects securities authorized for issuance under equity compensation plans as of May 31, 2017.

Securities Authorized For Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	57,201	10.69
Equity compensation plans not approved by security holders	—	—	—
Total	57,201	10.69

Payments under Certain Contracts

PBCB has entered into employment agreements with each of Calvin L. Cearley, chief executive officer, James E. Springer, president, chief operating officer and chief credit officer, James E. Nugent, executive vice president and senior loan officer and Nancy Minniear, executive vice president and chief financial officer. Under Mr. Cearley’s employment agreement, if PBCB experiences a change in control, whether or not his employment is terminated, Mr. Cearley will be entitled to a payment equal to three times his annual salary plus three times his most recent annual bonus. Additionally, if Mr. Cearley is terminated within one year of a change in control, or if he resigns within 60 days of a change in control, he will be entitled to reimbursement for three years for his health insurance (for himself and his spouse) and life insurance up to the annual amount that PBCB would have paid such coverages had he remained employed. Under Messrs. Springer’s and Nugent’s and Ms. Minniear’s employment agreements, if PBCB experiences a change in control, whether or not such individual’s employment is terminated, such individual will be entitled to a payment equal to two times his/her annual salary plus two times his/her most recent annual bonus. Additionally, if such individual is terminated within one year of a change in control, or if he/she resigns within 60 days of a change in control, such individual will be entitled to reimbursement for two years for his/her health insurance (for such person and his/her spouse), life insurance and disability insurance up to the annual amount that PBCB would have paid such coverages had such individual remained employed. The closing of the merger will constitute a change in control for purposes of the employment agreements.

Director Restrictive Covenant Agreement; Claims Letters

Certain directors who are executive officers of PBCB have entered into a restrictive covenant agreement, covering a two year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document and certain directors who are not executive officers of PBCB have entered into a restrictive covenant agreement, covering a three year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document. In addition, certain officers and directors of PBCB have entered into a claims letter in the form attached as Exhibit B to the merger agreement attached as Appendix A to this document, by which they have agreed to release certain claims against PBCB, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors, officers and employees of PBCB and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by PBCB’s articles of incorporation, bylaws and the FBCA. Seacoast also has agreed, for a period of six years after the effective time of the merger, to provide coverage to present and former directors and officers of PBCB pursuant to PBCB’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by PBCB. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 200% of the annual premiums paid by PBCB for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

PROPOSAL 2: ADJOURNMENT OF THE PBCB SPECIAL MEETING

PBCB shareholders are being asked to approve the adjournment proposal for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

If this adjournment proposal is approved, the PBCB special meeting could be adjourned to any date if sufficient votes are not obtained only if necessary to solicit additional proxies in favor of the merger proposal. If the PBCB special meeting is adjourned, PBCB shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of PBCB common stock will be voted in favor of the adjournment proposal.

The affirmative vote of a majority of the votes cast on the proposal, in person or by proxy, at the special meeting by holders of shares of PBCB common stock is required to approve the adjournment proposal.

THE PBCB BOARD OF DIRECTORS RECOMMENDS THAT PBCB SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Seacoast and PBCB have each unanimously approved and adopted the merger agreement, which provides for the merger of PBCB with and into SNB, with SNB surviving the merger as the surviving bank in the merger. Each share of PBCB common stock outstanding immediately prior to the effective time of the merger (excluding shares held by PBCB, SNB, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) shall be converted into the right to receive the merger consideration as described further below. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock and will not be affected by the merger

All shares of Seacoast common stock received by PBCB shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Closing and Effective Time of the Merger

Unless both Seacoast and PBCB otherwise agree, the closing of the merger will occur on no later than three business days after the satisfaction or waiver of all closing conditions (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction and waiver thereof) when the effective time is to occur. The merger will become effective at such time specified in the certificate of merger issued by the OCC.

We currently expect that the merger will be completed in the third quarter of 2017, subject to the approval of the merger agreement by PBCB shareholders and certain bank regulators and subject to other conditions as described further in this proxy statement/prospectus. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and PBCB will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of PBCB common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by PBCB, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) will be converted into the right to receive: (1) 0.9809 of a share of Seacoast common stock, which we refer to as the “exchange ratio” or the “stock consideration”; and (2) $6.33 in cash, which we refer to as the “cash consideration,” which is subject to downward adjustment for certain expenses related to the tax insurance policy (described further below), including, all premiums, underwriting fees, taxes, professional fees, IRS filing fees and other amounts due to bind such policy. The cash consideration and stock consideration are collectively referred to as the “merger consideration.” The exchange ratio will remain fixed if the Seacoast Closing Price is between $21.00 and $22.75. If the Seacoast Closing Price is greater than $22.75, then the exchange ratio will float and be equal to the product of (A) a quotient, the numerator of which is equal to $28.65 and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7789. If the Seacoast Closing Price is less than $21.00 but greater than $19.00, then Seacoast will have the option of adjusting the stock consideration or the cash consideration so that the merger consideration is $26.93 per share of PBCB common stock. If Seacoast elects to adjust the cash consideration, then the exchange ratio remains 0.9809. If Seacoast elects to instead adjust the stock consideration, then the exchange ratio will equal the product of (A) a quotient, the numerator of which is equal to $26.93, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7648. The exchange ratio may be subject to further adjustment to the extent the Seacoast Closing Price is less than $19.00; provided that the value of the aggregate merger consideration shall equal $26.93 per share of PBCB common stock and in no event shall the cash consideration be less than $6.33 per share of PBCB common stock and the number of shares of Seacoast common stock to be received by PBCB shareholders shall not be less than the number of shares that would be received if the Seacoast Closing Price had been $19.00.

No fractional shares of Seacoast common stock will be issued in connection with the merger. Instead, Seacoast will make to each PBCB shareholder who would otherwise receive a fractional share of Seacoast common stock a cash payment (rounded to the nearest whole cent), without interest, equal to: (i) the fractional share amount multiplied by (ii) the volume weighted average price of Seacoast common stock on the NASDAQ for the ten trading day period ending on the trading day immediately prior to the date that is the later of (A) the date on which the last required consent under the merger agreement is obtained or (B) the date on which PBCB shareholder approval is obtained less (iii) applicable withholding taxes. No such holder of fractional shares will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

A PBCB shareholder also has the right to obtain the fair value of his or her shares of PBCB common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of PBCB common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” Dissenting shares shall not be entitled to receive the applicable merger consideration unless and until such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the merger under the FBCA. See “The Merger — Appraisal Rights for PBCB Shareholders.”

If Seacoast or PBCB change the number of shares of Seacoast common stock or PBCB common stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Seacoast common stock or PBCB common stock, then the stock consideration shall be appropriately and proportionately adjusted.

Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $             on                     , 2017, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of PBCB common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $             per share.

The value of the shares of Seacoast common stock to be issued to PBCB shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger until the closing.”

Treatment of PBCB Equity Awards

The merger agreement requires PBCB to take all actions necessary to terminate all outstanding awards, grants, units, option to purchase or other right to receive (the “PBCB Equity Awards”) shares of PBCB common stock immediately prior to the effective time of the merger in exchange for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of PBCB common stock subject to such PBCB Equity Award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the merger consideration, as finally determined as of the effective time of the merger agreement, over the exercise price per share of the PBCB Equity Award.

Exchange Procedures

Seacoast has appointed as the exchange agent under the merger agreement its transfer agent, Continental Stock Transfer and Trust Company. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to receive the merger consideration. Instead, a holder of book-entry shares will automatically at the effective time of the merger be entitled to receive the merger consideration, which will be paid as soon as practicable by the exchange agent.

Subject to applicable abandoned property, escheat or similar laws, following payment of the merger consideration in respect of book-entry shares, the holder of the book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Seacoast common stock represented by such book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Seacoast common stock represented by such book-entry shares with a record date after the effective time of the merger and with a payment date subsequent to the issuance of the shares of Seacoast common stock issuable in exchange for such book-entry shares.

After the effective time of the merger, there will be no transfers on the stock transfer books of PBCB other than to settle transfers of shares of PBCB common stock that occurred prior to the effective time of the merger.

Organizational Documents of Surviving Bank; Directors and Officers

The organizational documents of SNB in effect immediately prior to the effective time of the merger shall be the organizational documents of the surviving bank after the effective time of the merger. The directors and officers of SNB immediately prior to the effective time of the merger shall continue as the directors and officers of the surviving bank following the effective time of the merger.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, PBCB has agreed to certain restrictions on its activities until the effective time of the merger. In general, PBCB has agreed that, except as otherwise contemplated or permitted by the merger agreement, it will:

•	conduct its business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

•	maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; and

•

provide Seacoast with its consolidated balance sheets and related statements of operations and shareholders’ equity and comprehensive income (loss) prepared for any periods subsequent to the date of the merger agreement.

Both Seacoast and PBCB have agreed to take no action that would adversely affect or delay (i) the receipt of regulatory or governmental approvals required for the transactions contemplated by the merger agreement, (ii) the performance of their respective covenants and agreements or (iii) the consummation of the transactions contemplated by the merger agreement.

PBCB has also agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Seacoast (not to be unreasonably withheld or delayed) it will not, and will not permit any of its subsidiaries, to do any of the following:

•	amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

•	adjust, split, combine, subdivide or reclassify any capital stock;

•

make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

•

grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

•

issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, except pursuant to the exercise of company equity awards outstanding as of the date of the merger agreement;

•	make any change in any instrument or contract governing the terms of any of its securities;

•	make any investment in any other person, other than in the ordinary course of business;

•

charge off or sell (except in the ordinary course of business consistent with past practices or as required by GAAP) any of its portfolio of loans, discounts or financing leases or sell any asset held as other real estate owned (“OREO”) or other foreclosed assets for an amount less than its book value;

•

terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claim that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

•

enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any regulatory agreement or order;

•	lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

•	mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

•	sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practices and except for property held as OREO);

•

incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed in the disclosure schedules attached thereto);

•	transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (other than in the ordinary course of business consistent with past practice);

•

except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

•

other than purchases of investment securities in the ordinary course of business or in consultation with Seacoast, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms or otherwise amend or modify any material contract;

•

other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any director, officer or employee, whether under a benefit plan or otherwise (except for cash bonuses payable consistent with past practice in an amount not in excess of $300,000), (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards) or employment agreement, retention agreement or severance arrangement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, rights pursuant to any PBCB stock plan, (v) make any changes to a benefit plan that are not required by law, or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and incentive compensation in excess of $125,000;

•	settle any litigation, except in the ordinary course of business;

•	revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any regulatory authority;

•

file or amend any tax return except in the ordinary course of business or settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;

•

enter into any closing agreement as described in Section 7121 of the Internal Revenue Code or surrender any claim for a refund of taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

•	knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

•	merge or consolidate with any other person;

•

acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the disclosure schedules attached to the merger agreement;

•	enter into any contract that is material and would have been material had it been entered into prior the execution of the merger agreement;

•	make any adverse changes in the mix, rates, terms or maturities of its deposits or other liabilities;

•	close or relocate any existing branch or facility;

•	make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;

•	take any action or fail to take any action that will cause PBCB’s consolidated tangible shareholders’ equity to be less than $36.5 million at the effective time of the merger;

•	make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds and provided that

PBCB may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

•	take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

•	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action or fail to take any action that would cause PBCB to no longer have a valid S corporation election under the Internal Revenue Code; or

•	agree or commit to take any of the actions set forth above.

PBCB Shareholder Approval

PBCB has agreed to call a meeting of its shareholders as soon as reasonably practicable after this Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining the approval of the merger agreement by the holders of at least a majority of the outstanding shares of PBCB common stock and such other matters as the PBCB board of directors may direct.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective.

Each of Seacoast and PBCB has agreed to use all reasonable best efforts to obtain all permits required by the securities laws, including state securities law or “blue sky” permits, necessary to carry out the transactions contemplated by the merger agreement and each of Seacoast and PBCB has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

Seacoast and PBCB have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.

Seacoast and PBCB will consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.

Seacoast and PBCB have agreed to promptly furnish to each other copies of applications filed with all governmental authorities and copies of written communications received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and PBCB has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.

In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would, after the effective time of the merger, have a material adverse effect on Seacoast or any its subsidiaries, including PBCB.

NASDAQ Listing

Seacoast has agreed to cause the shares of Seacoast common stock to be issued to the holders of PBCB common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of PBCB on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries and provided further that in no event is Seacoast required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable). Seacoast will give the covered employees full credit for their prior service with PBCB for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.

With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the PBCB benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within 6 months after the effective time of the merger, any covered employee is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of a death, disability or unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount equal to the equivalent of (i) one week of salary per year employed with the bank (up to ten weeks’ severance, but no less than two weeks’ severance) for non-exempt employees and (ii) two weeks’ salary per year employed with the bank (up to 20 weeks’ severance, but not less than four weeks’ severance) for exempt employees. Any severance to which a covered employee may be entitled in connection with a termination occurring more than 6 months after the effective time of the merger will be as set forth in the immediately preceding sentence.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of PBCB against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of PBCB or its subsidiaries, or the merger agreement or any of the transactions contemplated by the merger agreement, to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of PBCB and the FBCA. All existing rights to indemnification and all existing limitations on liability existing in favor of the directors, officers and employees of PBCB as provided in its organizational documents as in effect on the date of the merger agreement shall survive the merger and continue in full force and effect and shall be honored by Seacoast.

For a period of no less than six years after the effective time of the merger, Seacoast will provide director’s and officer’s liability insurance that serves to reimburse the officers and directors of PBCB at or prior to the effective time of the merger with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by PBCB provided, however, that Seacoast may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such PBCB policy. In no event shall Seacoast be required to expend for the tail insurance a premium aggregate amount in excess of 200% of the annual premiums paid by PBCB for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Letter Ruling Request, Tax Insurance Policy and Shareholder Indemnification

PBCB is required to request, and has submitted a request for, a letter ruling pursuant to Treasury Regulation 1.1362-4(c) seeking relief for an inadvertent termination of PBCB’s S corporation election as a result of certain shareholders failing to timely file elections pursuant to Section 1361 of the Internal Revenue Code electing to be treated as Electing Small Business Trusts and an invalid S corporation election by PBCB as a result of the failure to properly execute the Form 2553 and obtain the consents of all shareholders of PBCB, which we refer to collectively as the “letter ruling matter.” PBCB is obligated by the terms of the merger agreement to obtain a tax insurance policy naming Seacoast as an insured with a policy limit of no less than $10 million (the “tax insurance policy”) to cover any taxes that Seacoast or PBCB is required to pay to any taxing authority as a result the letter ruling matter. PBCB has obtained a conditional insurance binder from Concord Specialty Risk with regard to the letter ruling matter in accordance with the terms of the merger agreement. Effective at and after the closing of the merger, each PBCB shareholder, severally but not jointly, based on their pro rata ownership percentage of PBCB immediately prior to the closing of the merger, is obligated to indemnify, defend and hold harmless Seacoast and its officers, directors and employees from and against any and all taxes arising from or relating to the letter ruling matter, but only to the extent such taxes are in excess of amounts recovered under the tax insurance policy. With respect to taxes for which Seacoast and its officers, directors and employees are entitled to indemnification, such parties must first seek recovery from and exhaust the tax insurance policy and then, solely to the extent such taxes are in excess of amounts recovered under the tax insurance policy, such taxes must be paid by each shareholder, severally but not jointly, based on their pro rata ownership percentage of PBCB immediately prior to the closing of the merger. Further, the maximum aggregate amount for which Seacoast and its officers, directors and employees are permitted to recover from the PBCB shareholders with respect to any indemnification claim for losses related to the letter ruling matter is $10 million reduced by all amounts recovered under the tax insurance policy.

Third Party Proposals

PBCB has agreed that it will not, and will cause its directors, officers, employees and representatives and affiliates not to: initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to, any (i) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PBCB, (ii) tender or exchange offer, that if consummated, would result in any third-party acquiring 25% or more of any class of equity or voting securities of PBCB, (iii) acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of PBCB or 25% or more of any class of equity or voting securities of PBCB, or (iv) other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement (items (i)-(iv) collectively referred to as an “acquisition proposal”).

However, the merger agreement provides that at any time prior to the approval of the merger agreement by the PBCB shareholders, if PBCB receives an unsolicited acquisition proposal that does not violate the “no shop”

provisions in the merger agreement and PBCB’s board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then PBCB may: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to PBCB than the confidentiality agreement entered into by PBCB and Seacoast prior to the execution of the merger agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal, if the PBCB board of directors determines in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law. PBCB must promptly advise Seacoast within 2 business days following receipt of any acquisition proposal and the substance of such proposal and must keep Seacoast apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of PBCB common stock on terms that the PBCB board of directors concludes in good faith to be more favorable to the shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including taking into account the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement in response to such proposal), (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law.

The merger agreement generally prohibits PBCB’s board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the PBCB board of directors set forth in this proxy statement/prospectus that the PBCB shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the PBCB shareholders, however, the PBCB board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the PBCB board of directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor) constitutes a superior proposal and if the board concludes that the failure to accept such superior proposal would result in a violation of its fiduciary obligations to shareholders then the board may terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.

The PBCB board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) PBCB has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the PBCB board of directors determines in good faith (after consultation with counsel and its financial advisors) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) PBCB has given Seacoast at least 4 business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any superior proposal including the identity of the person making such superior proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) before effecting such change in recommendation, PBCB has negotiated in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal. In the event of any material change to the terms of a superior proposal, PBCB shall be required to deliver a new notice to Seacoast and the four business day negotiation period with Seacoast will recommence.

If the PBCB board of directors makes a change in recommendation, or if PBCB terminates the merger agreement to enter into an agreement with respect to a superior proposal, PBCB could be required to pay Seacoast a termination fee of $3,600,000 in cash. See “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fee.”

Exchange with Voting Trust and Termination of Shareholder Agreement

Pursuant to the merger agreement, PBCB has terminated the Palm Beach Community Bank Voting Trust (the “voting trust”) in accordance with the terms of the Voting Trust Agreement, dated as of February 18, 2008, among PBCB, Peter A. Rapaport, Jonathan F. Rapaport and Calvin L. Cearley and the PBCB shareholders. PBCB will distribute all of the shares of PBCB common stock held by the voting trust to the owners of the interests in the voting trust in proportion to the ownership of the voting trust immediately prior to its termination. The voting trust is subject to reversion and re-establishment in the event that the merger is not consummated.

Additionally, PBCB has agreed to terminate the shareholders’ agreement among PBCB and the PBCB shareholders as promptly as practicable following approval of the merger agreement by the PBCB shareholders.

Approval of 280G Payments

In the event that the execution of the merger agreement and the consummation of the transactions contemplated thereby would entitle any person who is a “disqualified individual” to a “parachute payment” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder), then PBCB has agreed to take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote in a manner that satisfies the stockholder approval requirements for exemption under Section 280G of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote will establish the disqualified individual’s right to the payment or benefits.

Systems Integration; Operating Functions

From and after the date of the merger agreement, PBCB shall and shall cause its directors, officers and employees to and shall make all commercially reasonable best efforts (without undue disruption to their business) to cause PBCB’s data processing consultants and software providers to, cooperate and assist PBCB and Seacoast in connection with an electronic and systems conversion of all applicable data of PBCB to the Seacoast systems, including the training of PBCB employees during normal banking hours. Additionally, PBCB shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to (i) sample data files with data dictionary no later than 30 days following the date of the merger agreement, (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast, (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment, payees and order debit cards no later than 21 days prior to the targeted conversion date, and (iv) a final set of data files no later than the date of the targeted conversion date. PBCB shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB after the merger, and in preparing for the consolidation of appropriate operating functions to be effective at the effective time of the merger, or such later time as may be decided by Seacoast. PBCB shall provide office space and support services in connection with the foregoing, and senior officers of PBCB and Seacoast shall meet from time to time as PBCB or Seacoast my reasonably request, to review the financial and operational affairs of PBCB and its subsidiaries, and PBCB shall give due consideration to Seacoast’s input on such matters, with the understanding that, Seacoast will not be permitted to exercise control of PBCB prior to the effective time of the merger and PBCB shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of Seacoast and PBCB relating to their respective businesses. The representations and warranties of each of Seacoast and PBCB have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and PBCB to each other primarily relate to:

•	corporate organization, existence, power and standing;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of Seacoast, the SEC;

•	financial statements;

•	compliance with laws and the absence of regulatory agreements;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus;

•	fees paid to financial advisors;

•	litigation; and

•	Community Reinvestment Act compliance.

PBCB has also made representations and warranties to Seacoast with respect to:

•	absence of a material adverse effect on PBCB since January 1, 2015;

•	tax matters, including S corporation status and related tax matters;

•	the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	material contracts;

•	environmental matters;

•	intellectual property;

•	real and personal property;

•	loan and investment portfolios;

•	adequacy of allowances for losses;

•	maintenance of insurance policies;

•	loans to executive officers and directors;

•	privacy of customer information;

•	technology systems;

•	transactions with affiliates;

•	corporate documents;

•	fairness opinion; and

•	tax insurance policy related to the letter ruling matter.

In addition, Seacoast has made a representation and warranty to PBCB with respect to the legality of Seacoast common stock to be issued in connection with the merger.

Certain of the representations and warranties of PBCB and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to PBCB and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the executive management team, condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger or the other transactions contemplated by the merger agreement. The definition of “material adverse effect” excludes: (A) the impact of actions and omissions of a party (or its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; (B) changes in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies; (C) changes in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to companies in the industry in which such party and its subsidiaries operate; and (D) changes in general economic or market conditions in the United States generally affecting banks and their holding companies, except, with respect to (B), (C) and (D), if the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries, taken as a whole, as compared to other banks and their holding companies.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Seacoast and PBCB to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by PBCB shareholders;

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all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger, including PBCB;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, and no order suspending such effectiveness having been issued;

•	the authorization for listing on The NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

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the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

•	the performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

•	the receipt by each party of corporate authorizations and other certificates from the other party;

•	the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party; and

•	receipt by each party of an opinion of its counsel or accounting advisor to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions to the Obligations of Seacoast. In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to PBCB’s material contracts;

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PBCB’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing of the merger shall be an amount not less than $36.5 million and general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding;

•	all outstanding PBCB Equity Awards shall have been terminated and cashed out;

•

the completion of certain items set forth on the Seacoast disclosure schedule, including but not limited to the termination of the PBCB voting trust agreement and shareholders’ agreement, the receipt of a binding tax insurance policy with respect to the letter ruling matter and the submission of the private letter ruling request;

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if required, the receipt of shareholder approval for exemption under Section 280G of the Internal Revenue Code for certain payments and benefits payable to certain disqualified persons so that no payment or benefit received by such person will be deemed a parachute payment; and

•	the receipt of executed claims letters and restrictive covenant agreements from certain executive officers and/or directors of PBCB.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by PBCB shareholders, as follows:

•	by mutual consent of the board of directors of PBCB and the board of directors or executive committee of the board of directors of Seacoast; or

•

by the board of directors of either Seacoast or PBCB, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party; or

•	by the board of directors of either Seacoast or PBCB, if a requisite regulatory consent has been denied and such denial has become final and non-appealable; or

•

by the board of directors of either Seacoast or PBCB, if the PBCB shareholders fail to approve the merger agreement at a duly held meeting of such shareholders or any adjournment or postponement thereof; or

•

by the board of directors of either Seacoast or PBCB, if the merger has not been completed by November 30, 2017, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•

by the board of directors of Seacoast, if (i) the PBCB board of directors withdraws, qualifies or modifies their recommendation that the PBCB shareholders approve the merger agreement in a manner adverse to Seacoast, or resolves to do any of the foregoing, (ii) PBCB fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) PBCB’s board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal; or

•

by the board of directors of PBCB, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that PBCB has not materially breached any such provisions); or

•

by the board of directors of PBCB during the five day period commencing on the determination date (as defined in the merger agreement as the later of: (i) the date on which the last required consent is obtained without regard to any requisite waiting period; or (ii) the date on which the PBCB shareholder approval is obtained), if and only if the Seacoast Closing Price is less than $19.00, subject to Seacoast’s option to increase the merger consideration within five business days following receipt of such notice; provided that the aggregate merger consideration equals $26.93 per share of PBCB common stock and in no event will (A) the cash consideration be less than $6.33 per share and (B) the number of shares of Seacoast common stock to be received by PBCB shareholders be less than what such shareholders would have received if the Seacoast Closing Price had been $19.00; or

•

by the board of directors of Seacoast during the five day period commencing on the determination date, if any only if the Seacoast Closing Price is less than $19.00, subject to Seacoast’s option to increase the merger consideration within five business days following receipt of such notice; provided that the aggregate merger consideration equals $26.93 per share of PBCB common stock and in no event will (A) the cash consideration be less than $6.33 per share and (B) the number of shares of Seacoast common stock to be received by PBCB shareholders be less than what such shareholders would have received if the Seacoast Closing Price had been $19.00; or

•

by the board of directors of Seacoast, if holders of more than 5% in the aggregate of PBCB common stock have voted such shares against the merger agreement or the merger at the PBCB special meeting and have given notice of their intent to exercise their dissenters’ rights in accordance with the FBCA.

Termination Fee

PBCB will owe Seacoast a $3,600,000 termination fee if:

•

(A)(i) either party terminates the merger agreement in the event that approval by the shareholders of PBCB is not obtained at a meeting at which a vote was taken; or (ii) Seacoast terminates the merger agreement (a) as a result of a willful breach of a covenant or agreement by PBCB; (b) because PBCB has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (c) because PBCB has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of PBCB shareholders; and

•

(B)(i) PBCB receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and (ii) within 12 months of the termination of the merger agreement, PBCB either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or

•	Seacoast terminates the merger agreement as a result of the board of directors of PBCB recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

•

PBCB terminates the merger agreement because the board of directors of PBCB has determined that a superior proposal has been made and has not been withdrawn and none of PBCB or its representatives has failed to comply in all material respects with the terms of merger agreement relating to third party acquisition proposals.

Except in the case of a willful breach of the merger agreement, the payment of the termination fee will fully discharge PBCB from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.

Waiver; Amendment

The merger agreement, including the disclosure letters and exhibits, may be amended at any time before or after approval of the matters presented in connection with the merger by PBCB, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the PBCB shareholders, there may not be, without further approval of the PBCB shareholders, any amendment of the merger agreement that requires such approval.

At any time prior to the effective time of the merger, the parties may, to the extent legally allowed: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) waive or extend the time for the compliance or fulfillment of any of the obligations or other acts of the other party; and (iii) waive any or all of the conditions precedent to the obligations contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party by a duly authorized officer of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger and Seacoast will pay one half of the costs and expenses of printing and mailing this proxy statement/prospectus.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Seacoast and PBCB are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, each share of PBCB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, which will consist of Seacoast common stock and cash. As a result, the rights of former shareholders of PBCB who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of PBCB shareholders and Seacoast shareholders. The following summary does not include a complete description of all differences between the rights of PBCB shareholders and Seacoast shareholders, nor does it include a complete discussion of the respective rights of PBCB shareholders and Seacoast shareholders.

The following summary is qualified in its entirety by reference to the FBCA, Seacoast’s articles of incorporation and bylaws, and PBCB’s articles of incorporation and bylaws. Seacoast and PBCB urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the FBCA, Seacoast’s articles of incorporation and bylaws, and PBCB’s articles of incorporation and bylaws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of Seacoast shareholders and the rights of PBCB shareholders. PBCB will send copies of its articles of incorporation and bylaws to you, without charge, upon your request. Seacoast’s articles and bylaws are filed as exhibits to its Form 10-K, filed on March 15, 2017 and are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page      of this proxy statement/prospectus.

	PBCB	SEACOAST
Capital Stock	Holders of PBCB capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and PBCB’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.

Authorized	PBCB’s authorized capital stock consists of 5,000,000 shares, par value $5.00 per share, of a single class.

Seacoast’s authorized capital stock consists of 60,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).

Outstanding	As of 2017, there were shares of PBCB common stock outstanding.	As of 2017, there were shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.

Voting Rights	Holders of PBCB common stock generally are entitled to one vote per share on all matters submitted to a vote at a meeting of PBCB shareholders.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No PBCB shareholder has the right to cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

	PBCB	SEACOAST
Stock Transfer Restrictions

PBCB, the PBCB voting trust and each PBCB shareholder are party to a shareholder’s agreement, effective as of March 7, 2008, which provides for transfer restrictions prohibiting transfers unless such transfers are in compliance with federal and state securities laws and as long as following such transfer, PBCB’s S corporation status is maintained.

None.

Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•    The corporation would not be able to pay its debts as they come due in the usual course of business; or

•    The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:

•    its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•    its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•    it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve Policy adopted in 2009.

	PBCB	SEACOAST

Under PBCB’s articles of incorporation, dividends may be payable if declared by the board of directors of PBCB out of funds legally available therefore so long as (i) the corporation is not insolvent, (ii) the payment of such dividend would not violate applicable governmental statutes or state regulations, (iii) the payment of such dividend would not render PBCB insolvent and (iv) the declaration or payment thereof would not be contrary to any restrictions in PBCB’s articles of incorporation.

Number of Directors

PBCB’s bylaws provide that the number of directors serving on PBCB’s board shall be the number set forth in PBCB’s articles of incorporation. The number of directors may be increased or decreased from time to time by amendment to the bylaws. PBCB’s articles of incorporation provide that the number of directors shall not be fewer than five and that a majority of the board of directors may, at any time during the years following the annual meeting of shareholders in which such action has been authorized, increase the number of directors by not more than four.

There are currently six directors serving on the PBCB board of directors.

Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as determined from time to time by a vote of 66 2/3% of the whole board of directors and a majority of the Continuing Directors (director who either (i) was first elected as a director of the company prior to March 1, 2002 or (ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), but in no event shall be fewer than three directors nor greater than fourteen directors (exclusive of the directors to be elected by the holders of one or more series of preferred stock voting separately as a class).

There are currently fourteen directors serving on the Seacoast board of directors.

The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

	PBCB	SEACOAST
Election of Directors

Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. PBCB’s articles of incorporation do not otherwise provide for the vote required to elect directors.

Seacoast directors are similarly elected in accordance with FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.

However, notwithstanding the plurality standard, in an uncontested election for directors, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.

Removal of Directors

PBCB’s bylaws provide that any director or the entire board of directors of PBCB may be removed, with or without cause, by a vote of the holders of a majority of shares then entitled to vote at an election of directors at a meeting of shareholders expressly called for that purpose.

Seacoast’s bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more of Seacoast’s then outstanding common stock (“Independent Majority of Shareholders”) at a shareholders’ meeting duly called and held for that purpose upon not less than 30 days’ prior written notice.

	PBCB	SEACOAST
Vacancies on the Board of Directors

PBCB’s bylaws provide that any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy shall hold office until the next election of directors by PBCB shareholders.

Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors, even if less than a quorum exists, or if no directors remain, by the affirmative vote of not less than 66 2/3% of all shares of common stock entitled to vote and an Independent Majority of Shareholders.

Action by Written Consent

PBCB’s bylaws provide that PBCB shareholders may act by written consent if the holders of shares having not less than a minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the action were present and voted. Notice must be provided to those shareholders who have not consented in writing within 10 days of obtaining such authorization by written consent.

Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.

Advance Notice requirements for Shareholder Nominations and Other Proposals	Neither PBCB’s articles of incorporation nor PBCB’s bylaws provide a means for shareholders to nominate candidates for election as PBCB directors.

Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34994.

To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.

	PBCB	SEACOAST
Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.

Amendments to Charter

Under the FBCA, unless otherwise provided in the articles of incorporation, a corporation’s board of directors may adopt one or more amendments to the corporation’s articles of incorporation to make any change expressly permitted by the FBCA to be made without shareholder action. PBCB’s articles of incorporation do not otherwise provide for the amendment of its articles of incorporation.

Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

Seacoast’s articles of incorporation require that the affirmative vote of (1) 66 2/3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of articles of incorporation”) of the articles of incorporation.

Amendments to Bylaws

PBCB’s bylaws may be amended by either the board of directors or PBCB’s shareholders; however, PBCB’s board of directors may not amend or repeal any bylaw adopted by PBCB’s shareholders if the shareholders specifically provide such bylaw is not subject to amendment or repeal by the directors.

Seacoast’s bylaws may be amended by a vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the Bylaws by the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.

Under the FBCA, Seacoast’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Seacoast board of directors.

	PBCB	SEACOAST
Special Meeting of Shareholders

PBCB’s bylaws provide that special meetings of the shareholders will be held when directed by the chief executive officer, president or the board of directors, or when requested in writing by the holders of not less than 10% of all of the shares entitled to vote at the meeting. A meeting requested by PBCB shareholders shall be called for a date not less than 10 nor more than 60 days after the request is made, unless the shareholders requesting the meeting designate a later date.

Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman, Chief Executive Officer, the President or by the board of directors, and shall be called by the Chief Executive Officer at the request of the holders of shares representing not less than 50% of all votes entitled to be cast by all shares of Seacoast common stock outstanding.

Quorum

A majority of shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of PBCB shareholders. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such items of business by that class or series. PBCB has only a single class of shares.

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.

Proxy	Under the FBCA, a proxy is valid for 11 months unless a longer period is expressly provided in the appointment form. PBCB’s bylaws provide that proxies will be valid for 11 months.	Under the FBCA, a proxy is valid for 11 months unless a longer period in expressly provided in the appointment form.

Preemptive Rights

PBCB’s shareholders have the right to purchase, subscribe for, or receive a right or rights to purchase or subscribe for, at the subscription price offered to the general public, a pro rata portion of any stock of any class that the corporation may issue or sell.

Seacoast’s shareholders do not have preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement

PBCB does not have a rights plan.

PBCB, the PBCB voting trust and each PBCB shareholder are party to a shareholder’s agreement, effective as of March 7, 2008. Such shareholder’s agreement provides for, among other things, (i) restrictions on transfer to ensure the maintenance of PBCB’s S corporation status and compliance with federal and state securities laws and (ii) options granted first to PBCB and then to all other PBCB shareholders to purchase any PBCB shares that are subject to an involuntary transfer.

Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.

	PBCB	SEACOAST
Indemnification of Directors and Officers

PBCB’s bylaws provide that no director of PBCB will be liable by reason of being or having been a director of PBCB so long as such director performs his duties in good faith, in a manner he reasonably believes to be in the best interests of PBCB and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.

Certain Business Combination Restrictions	PBCB’s articles of incorporation do not contain any provision regarding business combinations between PBCB and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.

Fundamental Business Transactions	PBCB’s articles of incorporation do not contain any provision regarding fundamental business transactions.

Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2/3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2/3% of all directors and a majority of the Continuing Directors.

Non-Shareholder Constituency Provision	PBCB’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on Seacoast and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which Seacoast and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial

	PBCB	SEACOAST

obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and Seacoast’s prospects as an independent entity.

Dissenters’ Rights

Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for PBCB Shareholders” and Appendix C.

Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF PALM BEACH COMMUNITY BANK

General

PBCB is a corporation organized under the laws of the state of Florida and a Florida chartered commercial bank. PBCB was organized in 2008 by a group of local bankers and business owners to serve the professional people and businesses of the local area. PBCB provides a full range of banking services to individual and corporate customers from its four banking locations in Palm Beach County, Florida. Its headquarters are located at 8101 Okeechobee Boulevard, West Palm Beach, Florida 33411. Its deposits are insured to the applicable limits by the Federal Deposit Insurance Corporation. PBCB’s management has decades of lending and commercial banking experience that gives it a keen insight into the needs of small and large companies, professionals, non-profit organizations and associations, and the agriculture industry.

At March 31, 2017, PBCB had approximately $346 million in assets and approximately $280 million in deposits, and $290 million in loans.

Business

Historically, PBCB’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service relationship approach.

PBCB provides a range of consumer and commercial banking services to individuals and businesses. The basic services offered by Palm Beach Community Bank include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, safe deposit services, Remote Deposit and commercial lock box services, online and mobile banking, and Master Client Escrow services. In addition, PBCB makes consumer loans, construction loans, business loans and commercial and real estate loans.

PBCB’s target market includes consumers, professionals, small businesses, developers and commercial real estate investors. The small business customer (typically a commercial entity with sales of $10 million or less) has the opportunity to generate significant revenue for PBCB yet is generally underserved by large bank competitors. These customers generally can afford PBCB more profitable opportunities than the average retail customer.

The revenues of PBCB are primarily derived from net interest income. The principal sources of funds for PBCB’s lending activities are local deposits. The principal expenses of PBCB are the cost of deposits, facilities and staffing.

As is the case with banking institutions generally, PBCB’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Employees

As of March 31, 2017, PBCB employed 49 full time employees and no part time employees. The employees are not represented by a collective bargaining agreement. PBCB considers relations with employees to be good.

Properties

The main office of PBCB is located at 8101 Okeechobee Boulevard, West Palm Beach, Florida 33411. PBCB also has branch offices located at West Lake Worth, Boynton Beach and Palm Beach Gardens, Florida.

Legal Proceedings

PBCB is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. At June 12, 2017, management does not believe that there is any pending or threatened proceeding against PBCB which, if determined adversely, would have a material adverse effect on PBCB’s financial position, liquidity, or results of operations.

Competition

PBCB encounters strong competition both in making loans and in attracting deposits. The deregulation of banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, PBCB competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that PBCB does not currently provide. In addition, many of PBCB’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on PBCB’s operations.

Management

Directors. The PBCB board of directors is comprised of six individuals. Directors serve until the next annual meeting of PBCB shareholders, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the PBCB directors:

Name	Position Held	Principal Occupation or Employment
Peter Rapaport	Chairman; Director	Retired
Jonathan Rapaport	Vice-Chairman; Director	Real Estate Development
Calvin Cearley	Vice-Chairman; Director	Banking
Jeffrey Kneen	Director	Attorney
Stormet Norem	Director	Funeral Director
James Springer	Director	Banker

Executive Officers. The following sets forth information regarding the executive officers of PBCB. The officers of PBCB serve at the pleasure of the board of directors.

Name	Principal Occupation and Business Experience During the Past Five Years
Calvin Cearley	Chief Executive Officer
James Nugent	Executive Vice President and Senior Loan Officer
James Springer	President, Chief Operating Officer, Chief Credit Officer
Nancy Minniear	Executive Vice President, Chief Financial Officer

BENEFICIAL OWNERSHIP OF PBCB COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PBCB

The following table sets forth the beneficial ownership of PBCB common stock as of May 31, 2017 by: (i) each person or entity who is known by PBCB to beneficially own more than 5% of the outstanding shares of PBCB common stock; (ii) each director and executive officer of PBCB; and (iii) all directors and executive officers of PBCB as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 2,451,466 shares of PBCB common stock that were issued and outstanding as of May 31, 2017. Under the SEC’s rules, shares of common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days after                     , 2017, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons. There are no shares issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days after             , 2017.

Unless otherwise indicated, to PBCB’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number	Percent
(i) Shareholders controlling 5%+
Peter A. Rapaport	212,000	8.492%
Jonathan F. Rapaport	632,000	25.316%
Calvin L. Cearley	132,000	5.287%
Diane D. Martin	125,000	5.007%
(ii) Executive Officers and Directors
Peter A. Rapaport	212,000	8.492%
Jonathan F. Rapaport	632,000	25.316%
Jeffrey D. Kneen	4,000	0.160%
Stormet C. Norem	2,000	0.080%
Calvin L. Cearley	132,000	5.287%
James E. Springer	8,000	0.320%
Nancy J. Minniear	40,500	1.622%
James E. Nugent	6,000	0.240%

(iii) Executive Officers and Directors as a group	1,036,500	41.519%

DESCRIPTION OF SEACOAST CAPITAL STOCK

Common Stock

General

The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FCBA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 60 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”

Voting Rights

Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. Since the closing of the CapGen Capital Group III LP, or CapGen, offering on December 17, 2009, which we refer to as the CapGen Offering, CapGen was entitled to appoint one director to Seacoast’s board of directors, so long as CapGen retained ownership of all of the shares of common stock purchased in that offering, adjusted as applicable. On September 11, 2015, such CapGen representative resigned. On November 13, 2015, CapGen sold an aggregate of 500,000 shares of Seacoast common stock. In addition, on February 21, 2017, CapGen sold 6,210,000 shares of its common stock in the Company. As reported with the SEC on February 22, 2017, CapGen ceased to be the beneficial owners of more than five percent of the outstanding shares of Seacoast and as of that date owned approximately 3.1% of the outstanding shares of Seacoast common stock.

When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain articles of incorporation Provisions.”

Registration Rights

On January 13, 2014, Seacoast completed the sale to CapGen of $25 million of its common stock pursuant to a Stock Purchase Agreement, dated November 6, 2013, entered into in connection with its $75 million offering of common stock in November 2013. In connection with such offering, Seacoast granted certain registration rights to CapGen pursuant to a Registration Rights Agreement, dated as of January 13, 2014.

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.

Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.

Preferred Stock

General

Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.

Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.

Anti-Takeover Effects of Certain Articles of Incorporation Provisions

Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.

Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).

Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:

•

A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

•

A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

•

A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

•	A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).

Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.

EXPERTS

The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2016 and 2015 and for the three years ending December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017;

•	The information incorporated by reference into Part III of our Annual Report from our Proxy Statement for 2017 Annual Meeting, filed on April 6, 2017;

•

Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 27, 2017, February 3, 2017, February 6, 2017, February 13, 2017, February 14, 2017, February 21, 2017, April 10, 2017, May 5, 2017, May 9, 2017, May 18, 2017, May 24, 2017 and May 26, 2017; and

•

The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the PBCB shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

P.O. Box 9012

Stuart, Florida 34994

Attn: Investor Relations

Telephone: (772) 287-4000

To obtain timely delivery, you must make a written or oral request for a copy of such information by                     , 2017.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST NATIONAL BANK

AND

PALM BEACH COMMUNITY BANK

Dated as of May 4, 2017

LIST OF EXHIBITS

Exhibit	Description

A	Form of Shareholder Support Agreement

B	Form of Claims Letter

C	Form of Restrictive Covenant Agreement

D	Form of Tax Insurance Policy

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 4, 2017, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”) and Palm Beach Community Bank, a Florida chartered bank (the “Company”).

Preamble

WHEREAS, the Boards of Directors of SBC, which owns all of the outstanding shares of SNB, and the Company have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and the Company and each of SBC’s and the Company’s shareholders;

WHEREAS, this Agreement provides for the acquisition of the Company by SBC pursuant to the merger of the Company with and into SNB (the “Merger”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) beneficial holders of five percent (5%) or more of the outstanding shares of Company Common Stock set forth on Section A of the Seacoast Disclosure Letter, have executed and delivered to SBC an agreement in substantially the form of Exhibit A (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Company Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 herein), the Company shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Merger and the separate existence of the Company shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Time and Place of Closing. Unless otherwise mutually agreed to by SBC and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Eastern Time, on the date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 5 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) when the Effective Time is to occur (the “Closing Date”).

1.3 Effective Time. The Merger shall take effect (the “Effective Time”) at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, in each case subject to Section 1.4(d) and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Stock Consideration”); and (ii) subject to the terms herein, $6.33 per share of Company Common Stock in cash (the “Cash Consideration”) which includes estimated costs and expenses related to the Tax Insurance Policy, including, but not limited to, all premiums, underwriting fees, taxes, professional fees, IRS filing fees, and any other amounts due to bind such policy, as set forth in Section 1.4(a) of the Seacoast Disclosure Letter (the “S-Corp Expenses”). At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected final S-Corp Expenses through the date immediately preceding the Closing Date (the “S-Corp Closing Statement”). In the event that the final S-Corp Expenses set forth on the S-Corp Closing Statement (i) exceed the amounts set forth in Section 1.4(a) of the Seacoast Disclosure Letter, the Cash Consideration shall be adjusted downward on an equivalent per share basis, accordingly, or (ii) are less than the amounts set forth in Section 1.4(a) of the Seacoast Disclosure Letter, the Cash Consideration shall be adjusted upward on an equivalent per share basis, accordingly. For the avoidance of doubt, the Exchange Ratio may be subject to adjustment based on the Seacoast Closing Price, as set forth in Section 7.1(a) and 6.1(h), and the Cash Consideration may be subject to adjustment, as set forth herein and in Sections 6.1(g) and 6.1(h). The Cash Consideration together with the Stock Consideration is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders and option holders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”

(b) At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Company Common Stock (the “Company Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.4(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Seacoast Closing Price less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(d) If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration.

(e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Company Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.5 SBC Common Stock. At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.

1.6 Company Equity Awards. The Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to cause each Company Equity Award issued and outstanding immediately prior to the Effective Time to be terminated in exchange for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Equity Award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the Merger Consideration, as finally determined as of the Effective Time, over the exercise price per share of the Company Equity Award. No Company Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Company Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans as of the Effective Time and to cause the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of the Effective Time, and the Company shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Company Equity Award, a person for whom a future grant of a Company Equity Award had been approved, or a participant in any Company Stock Plan or other Company Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or the Company, except as provided in Section 1.6 of this Agreement with respect to the Company Common Stock which such person received or became entitled to receive in accordance with the exercise of such Company Equity Award prior to the Effective Time.

1.7 Organizational Documents of Surviving Bank; Directors and Officers.

(a) The Organizational Documents of SNB in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Bank after the Effective Time until otherwise amended or repealed.

(b) The directors of SNB immediately prior to the Effective Time shall be the directors of the Surviving Bank as of the Effective Time. The officers of SNB immediately prior to the Effective Time shall be the officers of the Surviving Bank as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

1.8 Tax Consequences. It is the intention of the Parties to this Agreement that the Merger, for federal income Tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger contemplated by this Agreement in order to assure that the Merger, for federal income Tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC, which interim corporation may merge with and into the Company, provided, that no such revision to the structure of the Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Company Common Stock are entitled to receive under this Agreement or (b) adversely affect the Tax treatment of the Merger with respect to the

Company shareholders as a result of the transactions contemplated by this Agreement. SBC may exercise this right of revision by giving written notice to the Company in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.

ARTICLE 2

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Procedures.

(a) Delivery of Transmittal Materials. Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange and Paying Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange and Paying Agent (i) SBC Common Stock issuable pursuant to Section 1.4(a) in book-entry form equal to the aggregate SBC Common Stock portion of the Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange and Paying Agent shall send to each former holder of record of shares of Company Common Stock, including holders of the Company Equity Awards who received Company Common Stock in accordance with the exercise of such Company Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Company Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of such Company Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange and Paying Agent).

(b) Delivery of Merger Consideration. After the Effective Time, following the surrender of a Company Certificate to the Exchange and Paying Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock represented by its Company Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Certificate so surrendered is registered, it shall be a condition to such payment that such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange and Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Company Certificate, or establish to the reasonable satisfaction of the Exchange and Paying Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

(c) Payment of Taxes. The Exchange and Paying Agent (or, after the agreement with the Exchange and Paying Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange and Paying Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange and Paying Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange and Paying Agent or SBC, as the case may be.

(d) Return of Merger Consideration to SBC. At any time upon request by SBC, SBC shall be entitled to require the Exchange and Paying Agent to deliver to it any remaining portion of the Merger Consideration not distributed within one (1) year of the Effective Time to holders of Company Certificates that was deposited with the Exchange and Paying Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange and Paying Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange and Paying Agent shall be liable to any holder of a Company Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Company Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange and Paying Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Company Certificate(s), the Exchange and Paying Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Certificates.

2.2 Rights of Former Company Shareholders. On or before the Closing Date, the stock transfer books of the Company shall be closed as to holders of Company Common Stock and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Company Certificate (other than the Company Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.4(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.4(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange and Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Certificate there shall be delivered to the holder of an SBC stock certificate representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock and the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.4(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange and Paying Agent cash for these purposes, if necessary.

2.3 Dissenters’ Rights. Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1333 of the FBCA with respect to shares of Company Common Stock owned by such Dissenting Shareholder. The Company shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. The Company shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Company Disclosure Letter. Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).

3.2 Standards.

(a) No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b) Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the executive management team, condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (ii) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (iii) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (iv) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (ii), (iii) or (iv) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.

3.3 Representations and Warranties of the Company. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Seacoast as follows:

(a) Organization, Standing, and Power. The Company (i) is duly organized, validly existing, and is in good standing under the Laws of the State of Florida, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires them to be so qualified or licensed. The Company is registered with the Federal Reserve Board as a Florida state member bank. The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of the Company, threatened.

(b) Authority; No Breach of Agreement.

(i) The Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Company Shareholder Approval and such regulatory approvals as are required by law. Subject to the Company Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) As of the date hereof, the Company’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of the Company duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Company Common Stock; (C) resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Company Common Stock (such recommendations being the “Company Directors’ Recommendation”); (D) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Company Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby.

(iii) Except as set forth in Section 3.3(b)(iii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of the Company under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to the Company or any of its material assets.

(iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(iv)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(c) Capital Stock. The Company’s authorized capital stock consists of 5,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 2,450,799 shares are validly issued and outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Company Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 57,868 options outstanding for shares of Company Common Stock granted and vested and unvested in accordance with the Company Stock Plans and such restricted shares represent all of the Rights issued under the Company Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Company Common Stock or other equity securities of the Company outstanding and no outstanding Rights relating to Company Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of the Company. All of the outstanding shares of Company Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among the Company and its shareholders or by which the Company is bound with respect to the voting or transfer of Company Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Company Common Stock and all Rights to acquire shares of Company Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. The Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company on any matter.

(d) Financial Statements; Regulatory Reports.

(i) The Company has delivered or made available (which shall include access to the following by electronic data room) to Seacoast true and complete copies of (A) all monthly reports and financial statements of the Company that were prepared for the Company’s Board of Directors since December 31, 2015, including the Company’s Financial Statements; (B) the annual report of the Company to the Federal Reserve Board for the year ended December 31, 2015 and December 31, 2016; (C) all call reports and financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2014 of the Company; and (D) the Company’s Annual Report to Shareholders for the years ended 2015 and 2016, when available, and all subsequent Quarterly Reports to Shareholders.

(ii) the Company’s Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto. The Company’s Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Company’s Financial Statements (the “Company’s Latest Balance Sheet”), the Company has not had, nor are any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company since January 1, 2014, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Company’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. The Company has timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Company and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of the Company is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company. The corporate record books of the Company are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Board of Directors and shareholders of the Company.

(iv) Since January 1, 2013, neither the Company nor any current director, officer, nor to the Company’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) by the Company or any officers, directors, employees or agents of the Company to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

(v) The Company’s independent public accountants, which have expressed their opinion with respect to the Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to the Company within the meaning of Regulation S-X and (C) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. The Company’s independent public accountants have not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all nonaudit services performed by the Company’s independent public accountants for the Company since January 1, 2013.

(vi) There is no transaction, arrangement or other relationship between the Company or any unconsolidated or other affiliated entity that is not reflected in the Company Financial Statements. The Company has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that are reasonably likely to materially affect internal controls of the Company.

(vii) The Company does not have any material Liabilities, except Liabilities which are accrued or reserved against in the Company’s Latest Balance Sheet included in the Company’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since December 31, 2015, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. The Company is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability or to any Person for any amount in excess of $10,000. Except (x) as reflected in the Company’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2014 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, the Company does not have any Liabilities or obligations of any nature. The Company has delivered to Seacoast true and complete copies of the Company Financial Statements as of December 31, 2015 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports of the Company Financial Statements.

(e) Absence of Certain Changes or Events. Except as set forth in Section 3.3(e) of the Company Disclosure Letter, since January 1, 2015, (A) the Company has conducted its business only in the ordinary course, (B) the Company has not taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, and (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) Tax Matters.

(i) All Taxes of the Company that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. The Company has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Company Tax Return by any Taxing Authority. The Company has made available to Seacoast true and correct copies of the United States federal, state and local income Tax Returns and related workpapers filed by it for each of the three most recent fiscal years ended on or before December 31, 2016. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Taxes by that jurisdiction, and to the Knowledge of the Company, no basis for such a claim exists.

(ii) The Company has not received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company or the assets of the Company. No officer or employee responsible for Tax matters of the Company expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by the Company. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company, and the Company has not waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. The relevant statute of limitations is closed with respect to the federal and state and local income and franchise Tax Returns of the Company for all taxable periods through December 31, 2012.

(iii) The Company is not a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and the Company has not been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and the Company does not have any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv) The Company has withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law.

(v) The Company has not been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of the Company, except for statutory Liens for Taxes not yet due and payable.

(vi) The Company has not been and will not be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state, local or foreign Tax Laws; (B) ‘‘closing agreement’’ as described in Section 7121 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(vii) The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Law, or a transaction substantially similar to a reportable transaction. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(viii) The unpaid Taxes of the Company (A) did not, as of the date of the Company’s Latest Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(ix) S Corporation Status and Related Tax Matters.

Except as set forth in Section 3.3(f)(ix) of the Company Disclosure Letter,

(A) at all times during its existence, the Company has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Internal Revenue Code, and for all applicable state and local income Tax purposes;

(B) neither the Company nor any current or former shareholder of the Company has taken any action, or failed to take any required action, that would have caused the Company to lose its status as an S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code or for any applicable state and local income Tax purposes;

(C) neither the IRS nor any other Taxing Authority has ever challenged, disputed, or otherwise contested in writing the Company’s status as an S corporation for federal, state or local income Tax purposes; and

(D) no shares of capital stock of the Company have ever been held by any Person that was ineligible to be an S corporation shareholder.

(g) Environmental Matters.

(i) The Company has delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by the Company relating to its Properties and Facilities.

(ii) The Company and its Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) There is no Litigation pending or threatened before any Governmental Authority or other forum in which the Company or any of its respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by the Company and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by the Company) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv) During or prior to the period of (A) the Company’s ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) the Company’s participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.

(i) The Company has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to its business or employees conducting its business.

(ii) The Company is not and has not since December 31, 2013, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, the Company does not know of any reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(iii) The Company has not received any notification or communication from any Governmental Authority, (A) asserting that the Company is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require the Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv) Except as set forth in Section 3.3(h)(iv) of the Company Disclosure Letter, the Company is and, at all times since December 31, 2013, has been, in compliance with all Laws applicable to its business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v) The Company is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company been advised in writing or, to the Knowledge of the Company, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi) There (A) is no written, or to the Knowledge of the Company, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company, (B) have been no written, or to the Knowledge of the Company, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its business, operations, policies or procedures since December 31, 2013, and (C) is not any pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of the Company.

(vii) Neither the Company, nor to the Company’s Knowledge any of its directors, executives, officers, employees or Representatives (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii) Except as required by the Bank Secrecy Act, to the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any employee thereof acting in its capacity as such. Neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix) Since December 31, 2013, the Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that the Company was required to file with any Governmental Authority and all other reports and statements required to be filed by the Company since December 31, 2013, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and the Company has paid all fees and assessments due and payable in connection therewith.

(x) The Company is not authorized to act in any capacity as a corporate fiduciary.

(i) Labor Relations.

(i) The Company is not the subject of any Litigation asserting that the Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is the Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(ii) (A) Each individual that renders services to the Company who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees of the Company, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(iii) The Company is not in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iv) No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

(j) Employee Benefit Plans.

(i) Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii) The Company has delivered to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 or other similar report (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under a Company Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Company Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.

(iii) All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code and (if applicable) in a manner that complies with and is exempt from tax or penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Internal Revenue Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Company’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv) The Company has not engaged in a transaction with respect to any of its Benefit Plans that would subject the Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither the Company nor any administrator or fiduciary of any of its Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans has been made to employees of the Company that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) The Company or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j)) (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)) or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.

(vii) Except as set forth on Section 3.3(j)(vii) of the Company Disclosure Letter, neither the Company nor its ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.

(viii) Except as set forth in Section 3.3(j)(viii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans, or arrangements, or (C) result in the payment of any amount that would, individually or in combination with any other such payment, and in the absence of waivers or consents as set forth in Section 4.24, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(ix) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. The Company has no indemnification obligation pursuant to any Benefit Plan or any Contract to which the Company is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code. The Company has made available to Seacoast true and complete copies of any Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

(x) The Company does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.

(k) Material Contracts.

(i) Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of the Company or any of its Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, the Company or Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by the Company of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by the Company, (G) any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s Board of Directors, (J) any Contract that provides for potential material indemnification payments by the Company, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10)

of Regulation S-K) if the Company were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on the Company thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) the Company is not in Default thereunder; (y) the Company has not repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of the Company, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of the Company is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither the Company, nor to its Knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Company Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2014, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company.

(l) Legal Proceedings. There is no Litigation pending or, to its Knowledge, threatened against the Company or any of its assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against the Company, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company. There is no Litigation, pending or, to the Knowledge of the Company, threatened, against any officer, director, advisory director or employee of the Company, in each case by reason of any person being or having been an officer, director, advisory director or employee of the Company.

(m) Intellectual Property.

(i) The Company owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by the Company in its business. The Company has not (A) licensed to any Person in source code form any Intellectual Property owned by the Company or (B) entered into any exclusive agreements relating to Intellectual Property owned by the Company.

(ii) Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to the Company included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2013, the Company (A) has not been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.

(i) All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Company and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of March 31, 2017 and on a monthly basis thereafter, and of the investment portfolios of the Company as of such date, are disclosed in Section 3.3(n)(i) of the Company Disclosure Letter.

(ii) Except as specifically set forth in Section 3.3(n)(ii) of the Company Disclosure Letter, the Company is not a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of the Company, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Company or any Regulatory Authority having jurisdiction over the Company, (D) an obligation of any director, executive officer or 10% shareholder of the Company who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii) Each outstanding Loan (including Loans held for resale to investors) in which the Company is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv) None of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) The Company is not now nor has it ever been since January 1, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o) Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate included on the Company Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of the Company at all times from and after the date of the Company Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Loans to Executive Officers and Directors. The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the 1934 Act applies.

(q) Community Reinvestment Act. The Company has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(r) Privacy of Customer Information.

(i) The Company is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii) The Company’s collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(s) Technology Systems.

(i) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Bank and its Subsidiaries to the same extent and in the same manner that it has been used by the Company prior to the Effective Time.

(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii) The Company has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.

(iv) The Company has not received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its agreements or arrangements relating to the Technology Systems (including maintenance and support).

(t) Insurance Policies. The Company maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. The Company is not now liable for, nor has it received notice of, any material retroactive premium adjustment. The Company is in compliance in all material respects with its insurance policies and is not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and the Company has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, the Company has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and the Company does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u) Corporate Documents. The Company has delivered to SBC true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of the Company that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.

(v) State Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w) Certain Actions. Neither the Company nor any of its Affiliates has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To its Knowledge, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.

(x) Real and Personal Property. The Company has good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. The Company has paid, and will pay, any and all applicable tangible personal property Taxes owed or due by the Company. The Company has good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by it, free and clear of all Liens (other than Permitted Liens). The Company has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Company or, to the Knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(y) Brokers and Finders. Except for Sandler O’Neill & Partners, L.P., neither the Company nor any of its directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z) Fairness Opinion. Prior to the execution of this Agreement, the Company has received an executed opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and a copy of such executed opinion will be delivered by the Company to SBC for informational purposes only immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa) Transactions with Affiliates. Except as set forth in Section 3.3(aa) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.

(bb) Tax Insurance Policy. On or prior to the date hereof, the Company has obtained a conditional binder to a tax insurance policy with respect to the Letter Ruling Matter, substantially in the form attached hereto as Exhibit D (the “Tax Insurance Policy”). The Tax Insurance Policy when effective will (i) name Seacoast as an insured, (ii) have a policy limit of no less than $10.0 million, and (iii) cover any Taxes that Seacoast or the Company are required to pay to any Taxing Authority as a result of the Letter Ruling Matter, and (iv) contain a gross-up provision for any additional Taxes arising from payments described in the preceding (bb)(iii). The Company has provided evidence satisfactory to Seacoast of the conditional binder of the Tax Insurance Policy and the effective date of the conditional binder.

(cc) Representations Not Misleading. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.4 Representations and Warranties of Seacoast. Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a) Organization, Standing, and Power. Each of SBC and SNB is (i) duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated and (ii) duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (ii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.

(b) Authority; No Breach of Agreement.

(i) SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) SBC’s and SNB’s Boards of Directors have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby.

(iii) Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.

(c) Capital Stock. SBC’s authorized capital stock consists of (i) 60 million shares of SBC Common Stock, of which, as of February 28, 2017, 40,804,134 shares are issued (of which 40,734,382 shares are issued and outstanding and 69,752 shares were held in its treasury) and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of the date of this Agreement, there were 322,692 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances.

(d) Financial Statements. The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(e) Legal Proceedings. There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.

(f) Compliance with Laws.

(i) SBC and each of its Subsidiaries are, and at all times since December 31, 2013, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2013, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.

(ii) Since January 1, 2013, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.

(iii) Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g) Reports. Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2014, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.

(h) Community Reinvestment Act. SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(i) Legality of Seacoast Securities. All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(j) Certain Actions. Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.

(k) Brokers and Finders. Except for FIG Partners, LLC, neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(l) Representations Not Misleading. No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, (a) the Company shall (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (iv) provide Seacoast with the Company’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement and each party shall (b) take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2 Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of SBC (which consent shall not be unreasonably withheld or delayed):

(a) amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of the Company Equity Awards outstanding as of the date of this Agreement, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;

(e) terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f) enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g) except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;

(h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i) other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;

(k) other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise; provided, however, that the Company may pay employees cash bonuses prior to the Closing, consistent with past practice in an aggregate amount up to $300,000, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any the Company Stock Plan, except pursuant to Section 1.6, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $125,000;

(l) settle any Litigation, except in the ordinary course of business;

(m) revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n) file or amend any Tax Return except in the ordinary course of business; settle or compromise any Tax Liability; or make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision of state, local or foreign Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(o) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude the Company from exercising its rights under Sections 4.5 or 4.12;

(p) merge or consolidate with any other Person;

(q) acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;

(r) enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;

(s) make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;

(t) close or relocate any existing branch or facility;

(u) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;

(v) take any action or fail to take any action that will cause the Company’s Consolidated Tangible Shareholders’ Equity to be less than $36.5 million at the Effective Time;

(w) make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Company from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $250,000 and which is unsecured, or $1.0 million and which is secured, shall require the written approval of the chief executive officer, chief financial officer or chief credit officer of SNB, which approval shall not be unreasonably withheld, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;

(x) take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;

(y) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

(z) take any action or fail to take any action that will cause the Company to no longer have a valid S corporation election under the Internal Revenue Code; or

(aa) agree or commit to take any of the actions prohibited by this Section 4.2.

4.3 Litigation. Each of SBC and the Company shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or the Company, as applicable, threatened against SBC, the Company or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.

4.4 Regulatory Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and the Company shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.

4.5 Company Shareholder Approval; Registration Statement and Proxy Statement/Prospectus.

(a) The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Company Shareholder Approval and such other matters as the Board of Directors of the Company or SBC may direct, and the Company shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of the Company shall make the Company Directors’ Recommendation to its shareholders and the Company Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Company’s Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast its recommendations if the Board of Directors of the Company concludes in good faith (and based upon the written advice of its outside counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such the Company Directors’ Recommendation then the Company shall nevertheless submit this Agreement to its shareholders for adoption.

(b) As soon as reasonably practicable after the execution of this Agreement (but in no event later than forty-five (45) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(c) Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Company shareholders and at the times of the meeting of the Company shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6 Listing of SBC Common Stock. SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.7 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and to take no action that would cause the Merger to not qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(c) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

4.8 Applications and Consents.

(a) The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b) Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of the Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within forty-five (45) days following the date of this Agreement.

(c) Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.9 Notification of Certain Matters. Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. The Company shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Sandler O’Neill & Partners, L.P. or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.

4.10 Investigation and Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by Seacoast shall affect the representations and warranties of the Company or the right of Seacoast to rely thereon.

4.11 Press Releases; Publicity. Prior to the Effective Time, Seacoast shall provide the Company with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by the Company; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, the SEC or NASDAQ.

4.12 Acquisition Proposals.

(a) The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Company Shareholder Approval, and the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. The Company agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by the Company.

(b) Notwithstanding the foregoing, if the Company’s Board of Directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would reasonably be expected to result in a violation of its fiduciary obligations to shareholders of the Company under applicable Laws, the Company Board of Directors may at any time prior to the Company Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Company Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Company Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of the Company may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) the Company shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of the Company determines in good faith (after consultation with counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) the Company has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, the Company has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. The Company will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

4.13 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, the Company and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14 Employee Benefits and Contracts.

(a) Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of the Company on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with the Company and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.

(b) With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, the Company shall take all actions requested by SBC that may be necessary or appropriate to (i) cause the Company’s 401(k) Plan, one or more the Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the termination of the Company’s 401(k) Plan, (iv) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by SBC, or (v) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.

(d) Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with the Company), is terminated by SBC or its Subsidiaries other than “for cause” or as a result of death, disability, or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with the Company at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14 (e)(ii) of the Seacoast Disclosure Letter.

4.15 Indemnification.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of the Company, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the

Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent permitted by Law, such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to (x) the Organizational Documents of the Company and (y) the FBCA, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b) Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of the Company (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of Seacoast or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of the Company, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.

(c) Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of the Company at or before the Effective Time to be covered by the Company’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to coverage exceed 200% of the current annual premium paid by the Company (as set forth in Section 4.15(c) of the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.

(d) If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e) The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.16. Resolution of Certain Matters. The Company shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.

4.17 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director or officer of the Company set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit B.

4.18 Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, the Company has caused each director or officer of the Company set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit C.

4.19. Systems Integration; Operating Functions. From and after the date hereof, the Company shall and shall cause its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Company’s data processing consultants and software providers to, cooperate and assist the Company and Seacoast in connection with an electronic and systems conversion of all applicable data of the Company to the Seacoast systems, including the training of the Company employees during normal banking hours. Following the date hereof, the Company shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. The Company shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of Company) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. The Company shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Company with SNB. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Seacoast shall meet from time to as the Company or Seacoast may reasonably request, to review the financial and operational affairs of the Company and its Subsidiaries, and the Company shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of the Company prior to the Effective Time, and (ii) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.

4.20. Taxes.

(a) Tax Returns. The Company shareholders, at their sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of the Company and its Subsidiaries for any Taxable Period (or portion thereof) ending on or before the Closing Date (the “Pre-Closing Tax Period”), which are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company unless otherwise required by applicable Law, and shall claim a deduction for all Permitted Expenses. Such Tax Returns shall be submitted by the Company shareholders to Seacoast (together with applicable schedules and statements) at least 45 days prior to the due date (taking into account any extensions) of such Tax Return. If Seacoast objects to any item on any such Tax Return, it shall, within 15 days after delivery of such Tax Return, notify the Company shareholders in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seacoast and the Company shareholders shall cooperate in good faith and use their reasonable best efforts to resolve such items. If Seacoast and the Company shareholders are unable to reach an agreement within 10 days after receipt by the Company shareholders of such notice of objection, the disputed items shall be resolved by the Tax Referee, who shall resolve such dispute within 20 days and the Tax Return shall be filed to reflect the Tax Referee’s resolution, which shall be final, conclusive and binding on the parties. Each party shall be responsible for its respective fees and expenses associated with any dispute, and costs associated with any Tax Referee shall be paid equally by Seacoast, on the one hand, and the Company shareholders, on the other hand. For the avoidance of doubt, Seacoast shall prepare and timely file, or cause to be prepared and timely filed, all non-income Tax Returns for the Pre-Closing Tax Period, which are filed after the Closing Date.

(b) Straddle Tax Period. Seacoast shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company for any Taxable Period that begins before and ends after the Closing Date (a “Straddle Tax Period”). Seacoast shall permit the Company shareholders to review and comment on any income Tax Return of Seacoast for any Straddle Period.

(c) Payment of Taxes. The Company shareholders shall be responsible for and shall timely pay, or cause to be timely paid, any Taxes attributable to the Pre-Closing Tax Period and that portion of any Straddle Tax Period that ends on the day before the Closing Date (the “Pre-Closing Period”). In the case of any Taxes that are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable Period ending on the day before the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable Period multiplied by a fraction the numerator of which is the number of days in the Taxable Period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Taxable Period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the books of the Company were closed and the relevant Taxable Period ended on the day before the Closing Date. Seacoast and the Company agree that the Permitted Expenses will be reported on the Company’s final S corporation tax return and agree not to take a position on any Tax Return that is inconsistent with such treatment. Notwithstanding any other provisions on this Agreement to the contrary, the Company shall take all necessary action to cause the Permitted Expenses to be paid no later than the day before the Closing Date. Seacoast and the Company agree that all deductions resulting from the termination and cash-out of the Company Equity Awards and any other actions contemplated by Section 1.6 of this Agreement shall be treated as deductible items in the Pre-Closing Period pursuant to Proposed Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)(2) and agree not to take a position on any Tax Return that is inconsistent with such treatment. Notwithstanding any other provision of this Agreement, Seacoast shall have no obligation (as successor or otherwise) for, and the Company shareholders shall indemnify Seacoast for, any Taxes attributable to the Pre-Closing Period.

(d) Cooperation. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, in determining a liability or right of refund, or in conducting any audit or other proceeding, in respect of Taxes attributable to the Pre-Closing Period. Seacoast agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods.

(e) Tax Contest. Seacoast shall promptly provide written notice to the Company Shareholder Representative of an audit, administrative or judicial proceeding or examination of a Pre-Closing Tax Period that may give rise to a Tax liability for the Company shareholders (a “Tax Claim”). Seacoast shall determine in consultation with the Company Shareholder Representative whether to contest such Tax Claim but in no event shall Seacoast be required to begin or continue a contest of the Tax Claim if, in the reasonable opinion of Seacoast, such contest would result in the possibility of the imposition of a Lien on the assets of Seacoast or otherwise result in significant adverse consequences to Seacoast. If Seacoast contests a Tax Claim, Seacoast shall (i) permit the Company Shareholder Representative to participate in such contest, at the expense of the Company shareholders, (ii) keep the Company Shareholder Representative reasonably informed of all proceedings, communications and correspondence and (iii) make available all relevant documents in connection therewith.

Seacoast shall not enter into any settlement or compromise of a Tax Claim without the prior written consent of the Company Shareholder Representative, which consent shall not be unreasonably withheld or delayed. In the case of a Tax Claim relating to or arising from the Letter Ruling Matter; provided that such Tax Claim does not seek criminal penalties against the Company or material equitable or other non-monetary remedies against the Company, the Company Shareholder Representative shall have the right, at the expense of the Company shareholders, to participate in and control the conduct of such Tax Claim. The Company Shareholder Representative shall keep Seacoast reasonably informed of all proceedings, communications and correspondence with respect to any such Tax Claim and make available all relevant documents in connection therewith. The Company Shareholder Representative shall not enter into any settlement or compromise of a Tax Claim relating to or arising from the Letter Ruling Matter without the prior written consent of Seacoast, which consent shall not be unreasonably withheld or delayed.

(f) Closing of the Tax Year. Subject to the allocation of Taxes attributable to a Straddle Tax Period provided for in Section 4.20(c), the Company and Seacoast shall make (or cause any of their respective affiliates to make) any election available or required under Law to treat the Closing Date as the end of a relevant Taxable Period.

(g) 2016 Tax Distributions. Prior to the date hereof, the Company shall be permitted to make a Tax distribution in the aggregate amount of $2.52 million for its shareholders to satisfy their respective Tax obligations for the Taxable Period ended December 31, 2016. The Tax distribution shall be equal to the product of the taxable income for such Taxable Period, as reflected on the Company’s federal income tax return for such period, multiplied by the Applicable Percentage.

(h) Submission of Letter Ruling Request. As promptly as practicable, but in no event later than twenty (20) Business Days after the execution of this Agreement, the Company shall request a letter ruling (the “Letter Ruling Request”) pursuant to Treasury Regulation 1.1362-4(c) seeking relief for (i) an invalid S corporation election by the Company as a result of the failure to properly execute the Form 2553 and obtain the consents of all the shareholders of the Company, and (ii) an inadvertent termination of the Company’s S corporation election as a result of certain shareholders failing to timely file elections pursuant to Section 1361 of the Internal Revenue Code electing to be treated as an Electing Small Business Trust or a Qualified Subchapter S Trust, as the case may be (the “Letter Ruling Matter”). No later than five (5) Business Days prior to the submission of the Letter Ruling Request, the Company shall submit a draft of Letter Ruling Request to Seacoast for review and comment. The Company shall incorporate Seacoast’s reasonable comments, if any, into the Letter Ruling Request.

(i) The provisions of this Section 4.20 are intended to be for the benefit of the Company’s shareholders and shall be enforceable by, the Company Shareholder Representative and his or her heirs and representatives.

4.21 Closing Payments. Immediately prior to the Closing, the Company shall wire, in immediately payable funds, the sums due to the persons listed on Section 4.21 of the Seacoast Disclosure Letter.

4.22 Exchange with Voting Trust. Within twenty (20) Business Days of the date hereof, the Voting Trust shall (i) distribute all of the shares of Company Common Stock held by it to the owners of the interests in the Voting Trust in proportion to the current ownership of the Voting Trust and (ii) be terminated with respect to the Company Common Stock, subject to reversion and re-establishment of the Voting Trust in the event that the Merger is not consummated.

4.23 Tax Insurance. After the date hereof and continuing through the term of the Tax Insurance Policy, each of the Company, the Company’s shareholders and Seacoast shall cooperate and comply with the terms of the Tax Insurance Policy to ensure that the insured parties are in compliance with their obligations therein and to maximize the availability of any recovery that may be available thereunder. The Company shall be responsible for and pay any costs and expenses related to such insurance policy incurred between the date hereof and the Closing, including all premiums, underwriting fees, taxes and other amounts due to bind such policy, and such costs and expenses shall not reduce the Aggregate Merger Consideration. Each of Seacoast, the Company’s

shareholders and the Company covenants and agrees to not cancel, redeem or take any action that would adversely affect the terms and conditions of the Tax Insurance Policy or any recovery thereunder. Nothing in this Section 4.23 shall prevent Seacoast from seeking indemnification from the Company’s shareholders pursuant to Section 7.2(b) to the extent that the insurer denies coverage under the Tax Insurance Policy with respect to the Taxes arising out of, or resulting from, the Letter Ruling Matter; provided, that the total amount of indemnification under Section 7.2(b) combined with the total amount of Tax Insurance Policy proceeds under this Section 4.23 shall not exceed $10.0 million in the aggregate.

Prior to the Closing, the Company shall take all commercially reasonable actions necessary to obtain and bind, and shall obtain and bind, the Tax Insurance Policy, which shall contain the same terms and conditions as set forth in Exhibit D except as consented to by the Parties in writing; provided that, in all events, the Tax Insurance Policy shall provide that (i) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against the shareholders of the Company and their respective affiliates and (ii) the shareholders of the Company and their respective affiliates are third party beneficiaries of such waiver.

Following the Closing, the Company and Seacoast shall not and shall cause their respective affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the Tax Insurance Policy without the Company Shareholder Representative’s prior written consent (i) with respect to the waiver of subrogation set forth therein, (ii) in any manner that would be reasonably likely to increase or expand the ability or rights of the insurer thereunder to bring a claim against, or otherwise seek recourse from the shareholders of the Company, (iii) in any manner that would be reasonably likely to reduce the Company’s or Seacoast’s (or its affiliate’s) access to the Tax Insurance Policy’s coverage or cause any coverage provided under the Tax Insurance Policy to be more difficult for the Company or Seacoast (or its affiliates) to access or (iv) that would result in an increased retention or deductible under the Tax Insurance Policy.

4.24 Approval of 280G Payments. If the execution of this Agreement and the consummation of the transactions contemplated hereby would entitle any Person who is a “disqualified individual” to a “parachute payment” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the shareholders of the Company, then, at least three (3) Business Days prior to the Closing Date, the Company will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. The Company and the shareholders will be responsible for all liabilities and obligations related to the matters described in this Section 4.24, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 4.24, a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a) The Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Regulatory Approvals. All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including the Company.

(c) No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Listing of SBC Common Stock. The shares of SBC Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.

5.2 Conditions to Obligations of Seacoast. The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(c) Corporate Authorization. Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Florida.

(d) Consents. The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) of the Company Disclosure Letter.

(e) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on the Company.

(f) Tax Opinions. Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.

(g) Claims Letters. Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit B.

(h) Restrictive Covenant Agreement. Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit C.

(i) The Company’s Consolidated Tangible Shareholders’ Equity. The Company’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $36.5 million and the Company’s general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding.

(j) Termination of the Company Equity Awards. All outstanding Company Equity Awards shall have been terminated and cashed out as provided in Section 1.6, and the Company’s Board of Directors and shareholders shall have taken all action necessary to terminate the Company Stock Plans effective prior to the Effective Time. No Company Equity Awards, whether vested or unvested, or obligations to issue Company Equity Awards, shall be outstanding as of the Effective Time.

(k) Section 280G. The Company shall have taken all necessary actions as provided in Section 4.24, and, to the extent required by Section 4.24, the shareholders of the Company shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).

(l) Non-Foreign Affidavit. Delivery to Seacoast of an affidavit, in the form provided by Treasury Regulation Section 1.1445-2(b)(2), from each Person who is a shareholder of the Company on the Closing Date that each such shareholder is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code.

(m) Completion of Section 4.16 Items. Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.

5.3 Conditions to Obligations of the Company. The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:

(a) Representations and Warranties. The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(c) Tax Opinion. The Company shall have received a written opinion from Holland & Knight LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of SBC and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (iii) no gain or loss will be recognized by holders of Company Common Stock who exchange all of their Company Common Stock solely for SBC Common Stock pursuant to the Merger (except with respect to any cash received), (iv) that basis in the shares of SBC Common Stock received in the Merger will consist of the basis for the shares of Company Common Stock exchanged therefor (reduced by an amount of any cash received), and (v) the holding period for the shares of SBC Common Stock received in the Merger will include the holding period for the shares of Company Common Stock exchanged therefor. In rendering such opinion, Holland & Knight LLP shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to it.

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or even, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.

(e) Corporate Authorization. The Company shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.

ARTICLE 6

TERMINATION

6.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Company Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of the Company and the Board of Directors or Executive Committee of the Board of Directors of SBC; or

(b) By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or

(c) By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger has not been consummated by November 30, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e) By the Board of Directors of SBC in the event that (i) the Company has withdrawn, qualified or modified the Company Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) the Company has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of the Company has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or

(f) By the Board of Directors of the Company in the event that (i) the Board of Directors of the Company has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither the Company nor any of its Representatives has failed to comply in all material respects with Section 4.12; or

(g) By the Board of Directors of the Company, if the Company’s Board of Directors so determines at any time during the five (5) day period commencing on the Determination Date, if, and only if, the Seacoast Closing Price is less than $19.00; subject, however, to the following sentences. If the Company elects to exercise its termination right under this Section 6.1(g), it shall give prompt written notice thereof to SBC. Within five (5) Business Days following its receipt of such notice, Seacoast shall have the option to increase the Cash Consideration such that the aggregate value of the Aggregate Merger Consideration equals $26.93 per share of Company Common Stock (including Company Equity Awards); provided that in no event shall: (A) the Cash Consideration be less than $6.33 per share; and (B) the number of shares of SBC Common Stock to be received by the Company’s shareholders be less than the number of shares that the Company shareholders would have received if the Seacoast Closing Price had been $19.00; provided further that the Cash Consideration after any such increase as set forth in this Section 6.1(g) shall not exceed thirty percent (30%) of the Aggregate Merger Consideration. If Seacoast so elects, it shall give written notice to the Company of such election and the amount of increase in the Cash Consideration within the five (5) Business Day period following its receipt of notice of termination from the Company, whereupon no termination shall have occurred pursuant to this Section 6.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Cash Consideration and the corresponding total Merger Consideration shall have been so modified); or

(h) By the Board of Directors of Seacoast, if the Seacoast’s Board of Directors so determines at any time during the five (5) day period commencing on the Determination Date, if, and only if, the Seacoast Closing Price is less than $19.00; subject, however, to the following sentences. If Seacoast elects to exercise its termination right under this Section 6.1(h), it shall give prompt written notice thereof to the Company. If Seacoast is to proceed with the Merger, it shall give prompt written notice thereof to the Company and within five (5) Business Days following the delivery of such notice, Seacoast shall adjust either the Cash Consideration or the Exchange Ratio such that the aggregate value of the Aggregate Merger Consideration equals $26.93 per share of Company Common Stock (including Company Equity Awards); provided that in no event shall: (A) the Cash Consideration be less than $6.33 per share; and (B) the number of shares of SBC Common Stock to be received by the Company’s shareholders be less than the number of shares that the Company shareholders would have received if the Seacoast Closing Price had been $19.00; provided further that the Cash Consideration after any such increase as set forth in this Section 6.1(h) shall not exceed thirty percent (30%) of the Aggregate Merger Consideration. If Seacoast elects to proceed with the Merger by adjusting the Cash Consideration or the Exchange Ratio, accordingly, within the five (5) Business Day period following its delivery of notice to the Company, no termination shall have occurred pursuant to this Section 6.1(h). This Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration and/or Cash Consideration and the corresponding Aggregate Merger Consideration shall have been so modified). Notwithstanding the foregoing, if the increase in SBC’s Common Stock price is the result of the announcement of a signed definitive agreement to sell SBC, then SBC’s right to terminate this Agreement or adjust the Exchange Ratio or Cash Consideration will not apply. For illustrative purposes, attached to Section 7.1(a) of the Seacoast Disclosure Letter is an example of the price mechanisms and adjustments set forth herein.

(i) By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding shares of Company Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.

6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Applicable Percentage” shall mean the tax rate of the Company’s shareholder with the highest marginal individual combined effective federal, state and local income tax rate as of the Closing Date.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and the Company Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiaries thereof, or under which the Company or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Company employee.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Company Common Stock” shall mean the $5.00 par value per share common stock of the Company.

“Company Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Company Common Stock and shall specifically include any restricted stock awards.

“Company Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock.

“Company Shareholder Representative” shall mean Jim Springer.

“Company Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which the Company Equity Awards have been or may be issued.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated February 6, 2015, by and between Seacoast and the Company.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consolidated Tangible Shareholders’ Equity” shall mean as to a Party as of the close of business on the fifth Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of such Party as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of Consolidated Tangible Shareholders’ Equity shall be delivered by each Party to the other Party, accompanied by appropriate supporting detail, no later than the close of business on the fourth Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by the other Party, which approval shall not be unreasonably withheld.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” means the later of (i) the date on which the last Required Consent is obtained without regard to any requisite waiting period or (ii) the date on which the Company Shareholder Approval is obtained.

“Dissenting Shares” shall mean shares of Company Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who complies in all respects with the provisions of Section 607.1301 to 607.1333 of the FBCA.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Ratio” shall mean 0.9809, which shall remain fixed if the Seacoast Closing Price is between $22.75 and $21.00. However, if the Seacoast Closing Price is (i) greater than $22.75, then the Exchange Ratio will equal the product of (A) a quotient, the numerator of which is equal to $28.65, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7789; or (ii) less than $21.00 but greater than $19.00, then Seacoast shall have the option of adjusting the Exchange Ratio or the Cash Consideration so that the Aggregate Merger Consideration is $26.93 per share of Company Common Stock. If under scenario (ii), Seacoast elects to adjust the Cash Consideration then the Exchange Ratio remains 0.9809; however, if Seacoast elects to instead increase the Stock Consideration then the Exchange Ratio will equal the product of (A) a quotient, the numerator of which is equal to $26.93, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7648. The Exchange Ratio may be subject to further adjustment pursuant to Section 6.1(g) and 6.1(h), to the extent that the Seacoast Closing Price is less than $19.00. For illustrative purposes, attached to Section 7.1(a) of the Seacoast Disclosure Letter is an example of the price mechanisms and adjustments set forth herein.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the three years ended December 31, 2014, 2015 and 2016, as delivered by such party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2016.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Letter Ruling Request” has the meaning set forth in Section 4.20(h).

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean the reasonable expenses of the Company incurred in connection with the Merger (including fees and expenses of attorneys, accountants or other consultants) as set forth in Section 7.1(b) of the Seacoast Disclosure Letter.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of the Company consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Pre-Closing Period” shall have the meaning as set forth in Section 4.20(c).

“Pre-Closing Tax Period” shall have the meaning as set forth in Section 4.20(a)(i).

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of the Company and the prospectus of SBC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of the Company in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Company Equity Awards.

“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Seacoast Closing Price” shall mean the average of the VWAP for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Straddle Tax Period” shall have the meaning as set forth in Section 4.20(b).

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Sandler O’Neill & Partners, L.P. is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Referee” means a nationally recognized firm of independent certified public accountants selected by Seacoast and the Company (or, if Seacoast and the Company cannot agree on such firm, they shall cause their respective selected accounting firms to select a firm).

“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

“Termination Fee” shall mean $3,600,000.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).

“Voting Trust” shall mean the Palm Beach Community Bank Voting Trust.

“VWAP” shall mean the daily volume weighted average price of the SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Affordable Care Act	Section 3.3(iii)
Aggregate Merger Consideration	Section 1.4(a)
Articles of Merger	Section 3.3
Agreement	Parties
Cash Consideration	1.4(a)
Change in Recommendation	Section 4.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Parties
Company Certificates	Section 1.4(b)
Company Directors’ Recommendation	Section 3.3(b)(ii)
Company Disclosure Letter	Section 3.1
Company Latest Balance Sheet	Section 3.3(d)(ii)
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
Covered Parties	Section 4.15(b)
CRA	Section 3.3(q)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.3

Exchange and Paying Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.4(e)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Indemnified Parties	Section 7.2(b)
Letter Ruling Matter	Section 4.20(h)
Letter Ruling Request	Section 4.20(h)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.4(a)
OCC	Section 1.3
Pre-Closing Period	Section 4.20(c)
Pre-Closing Tax Period	Section 4.20(a)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
S-Corp Closing Statement	Section 1.4(a)
S-Corp Expenses	Section 1.4(a)
Shareholder Support Agreement	Preamble
Stock Consideration	Section 1.4(a)
Surviving Bank	Section 1.1
Tax Insurance Policy	Section 3.3(bb)
Tax Claim	Section 4.20(e)
Takeover Laws	Section 3.3(v)
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2 Non-Survival of Representations and Covenants; Indemnification.

(a) Non-Survival of Representations and Covenants. Except for Articles 1 and 2, Sections 4.7(b), 4.7(c), 4.10(b), 4.15 4.20, 4.23 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

(b) Indemnification. Subject to the terms of this Section 7.2(b), effective at and after the Closing, each shareholder, severally but not jointly (based on their pro rata ownership percentage of the Company immediately prior to the Closing), shall indemnify, defend and hold harmless Seacoast and its officers, directors and employees (the “Indemnified Parties”) from and against any and all Taxes arising from or relating to the Letter Ruling Matter, including any Taxes arising from the indemnity payment required hereunder. With respect to Taxes for which the Indemnified Parties are entitled to indemnification hereunder with respect to the Letter Ruling Matter, the Indemnified Parties shall (A) first seek recovery from and exhaust the Tax Insurance Policy and then (B) solely to the extent such Taxes are in excess of amounts recovered under the Tax Insurance Policy, such Taxes shall be paid by each shareholder, severally but not jointly (based on their pro rata ownership percentage of the Company immediately prior to the Closing). Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate amount for which the Indemnified Parties may recover from the shareholders of the Company with respect to any indemnification claim for losses related to the Letter Ruling Matter shall be $10.0 million reduced by all amounts recovered under the Tax Insurance Policy. If an Indemnified Party receives any amounts under the Tax Insurance Policy subsequent to an indemnification payment by the shareholders of the Company, then such Indemnified Party shall promptly reimburse the shareholders of the Company for any payment made or expense incurred by such shareholders in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of reasonable attorneys’ fees, and out-of-pocket expenses and cost of recovery. In the event the Indemnified Parties suffer Taxes actually paid to a Taxing Authority arising from or related to the Letter Ruling Matter in excess of the amounts recovered under the Tax Insurance Policy, Seacoast shall promptly provide written notice to the Company Shareholder Representative specifying and documenting the amount of such excess (“Indemnification Notice”). Upon receipt of the Indemnification Notice, the Company Shareholder Representative shall promptly notify those persons who were shareholders of the Company immediately prior to the Closing of their respective payment obligations pursuant to this Section 7.2(b) taking into account their respective equity ownership percentages immediately prior to the Closing. Payment of the amount specified in the Indemnification Notice shall be made no later than forty-five (45) days after receipt by the Company Shareholder Representative. There shall be no right of subrogation against the shareholders with respect to their indemnity obligation under this Agreement. The indemnity obligation set forth in this Section 7.2 shall survive until the date that coverage for the Letter Ruling Matter expires under the terms of the Tax Insurance Policy and shall then terminate and be of no further force and effect. This Section 7.2(b) sets forth the sole and exclusive source of recovery for any and all losses, liabilities and Taxes resulting from or relating to the Letter Ruling Matter or otherwise relating to or resulting from the loss of the Company’s S corporation election.

(c) Exclusive Remedy. Except as expressly set forth in this Section 7.2, the Tax Insurance Policy shall be the sole and exclusive source for recovery for any and all losses related to the Letter Ruling Matter and the shareholders have no liability to the Indemnified Parties in connection with this Agreement and the transactions contemplated hereby. No Indemnified Party may avoid the limitations on liability set forth in this Section 7.2 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

7.3 Expenses.

(a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b) Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4 Termination Fee.

(a) In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by the Company, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Company shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay Seacoast the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.

(b) In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), the Company shall pay to Seacoast the Termination Fee within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that the Company terminates this Agreement pursuant to Section 6.1(f), the Company shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

(c) The Company hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that the Company fails to pay when due any amount payable under this Section 7.4, then (i) the Company shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.

(d) Assuming the Company is not in breach of its obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge the Company from and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall the Company be required to pay the Termination Fee on more than one occasion.

7.5 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of the Agreement. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.6 Amendments. Before the Effective Time, this Agreement (including the Company Disclosure Letter, the Seacoast Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Company Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of the Company, unless such required approval is obtained.

7.7 Waivers.

(a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

7.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed effective as of the date so delivered:

Seacoast:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Telecopy Number: (772) 288-6086

Attention: Dennis Hudson

Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Telecopy Number: (404) 881-7777

Attention: Randolph A. Moore III

Company:	Palm Beach Community Bank
8101 Okeechobee Boulevard
West Palm Beach, Florida 33411
Telecopy Number: (561) 681-7201

Attention: Calvin L. Cearley

Copy to Counsel (which shall not constitute notice):	Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
Telecopy Number: (305) 789-7799

Attention: Bradley D. Houser

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Merger.

7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15 Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16. Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chief Financial Officer

SEACOAST NATIONAL BANK

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chief Financial Officer

PALM BEACH COMMUNITY BANK

By:	/s/ Calvin L. Cearley
Calvin L. Cearley
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2017, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Palm Beach Community Bank, a Florida chartered bank (“Seller”), and each of the undersigned (i) directors of Seller that are beneficial owners of any shares of Seller Stock and (ii) executive officers of Seller that are beneficial owners of any shares of Seller Stock (each of (i), and (ii), a “Shareholder,” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of May 4, 2017 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, and Seller, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and

WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.    Representations and Warranties. Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:

(a)    The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $5.00 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.

(b)    This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)    Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)    The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

(e)    The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

(f)    No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g)    The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.    Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:

(a)    At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b)    At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

3.    Covenants. The Shareholder agrees with, and covenants to, the Buyer as follows:

(a)    Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

(b)    The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)    The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.    Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any meeting of the shareholders of Seller, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

5.    Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

6.    Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

7.    Further Assurances. The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.

8.    Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its Subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

9.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

10.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

11.    Miscellaneous.

(a)    Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)    This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e)    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

(g)    If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(h)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(i)    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j)    The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

(k)    Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliate have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.

(l)    Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

“SELLER”

PALM BEACH COMMUNITY BANK BANK

By:
Name: Calvin L. Cearley
Title: Chief Executive Officer

“BUYER”

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name: Charles M. Shaffer
Title: Chief Financial Officer

“SHAREHOLDER”

Name:
Address:

Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership:

[Signature Page to the Shareholder Support Agreement]

Exhibit B

FORM OF CLAIMS LETTER

May 4, 2017

Seacoast Banking Corporation of Florida

815 Coloroda Avenue

Stuart, Florida 34994

Attention: Dennis S. Hudson, III

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of May 4, 2017 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacost National Bank, a national banking association and wholly owned subsidiary of Buyer, and Palm Beach Community Bank, a Florida chartered bank (“Seller”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1.    Claims. The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, under written loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of the Company or a holder of a Company Equity Award (collectively, the “Disclosed Claims”).

2.    Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Buyer and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to Seller, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Seller or any Seller entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3.    Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4.    Miscellaneous.

(a)    This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)    This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)    This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d)    In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a Party, the prevailing Party in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)    IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(f)    This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)    The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h)    This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of May 4, 2017.

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name: Charles M. Shaffer
Title: Chief Financial Officer

[Signature Page to Claims Letter]

Exhibit C

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2017, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Palm Beach Community Bank, a Florida chartered bank (“Seller”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and Seller are parties to that certain Agreement and Plan of Merger, dated as of May 4, 2017, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Seller with and into SNB (the “Merger”);

WHEREAS, Director is a shareholder and director of Seller;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is selling shares of Company Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;

WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger, Buyer and SNB will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable considerations and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.    Certain Definitions.

(a)    “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)    “Confidential Information” means all information regarding Seller, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)    Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.    Restrictive Covenants.

(a)    Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or Taxing Authority that does not expressly reference Seller, Buyer or any of their Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information to a government entity, disclosure may be made to that government entity only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(b)    Nonrecruitment of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or hire, or attempt to solicit or recruit or hire, for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)    Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Seller, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision. It is further acknowledged that this provision shall not apply to the activities of a financial institution for which Director serves as a member of the board of directors as of the date hereof.

(d)    Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing services that the Director provides as of the date of this Agreement as well as services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business to any entity which engages in Business Activities within the Restricted Area. For purposes of this Agreement, the “Restricted Area” shall mean Brevard, DeSoto, Glades, Hendry, Highlands, Hillsborough, Indian River, Lake, Manatee, Martin, Okeechobee, Orange, Palm Beach, Pinellas, Polk, Seminole, St. Lucie and Volusia counties in Florida. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any public company business organization which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities held by the Director and any Affiliated Company as of the date of this Agreement and which engages in Business Activities.

(e)    Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.    Successors.

(a)    This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)    This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer and any of its Affiliated Companies and their successors and assigns.

4.    Miscellaneous.

(a)    Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)    Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Palm Beach County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Palm Beach County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(e)    Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (772) 288-6086
Attention: Dennis S. Hudson, III

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)    Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)    Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:	Charles M. Shaffer
Title:	Chief Financial Officer

DIRECTOR:

Name:
Address:

[Signature Page to Restrictive Covenant Agreement]

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2017, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Palm Beach Community Bank, a Florida chartered bank (“Seller”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and Seller are parties to that certain Agreement and Plan of Merger, dated as of May 4, 2017, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Seller with and into SNB (the “Merger”);

WHEREAS, Director is a shareholder and director of Seller;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is selling shares of Company Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;

WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger, Buyer and SNB will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable considerations and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.    Certain Definitions.

(a)    “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)    “Confidential Information” means all information regarding Seller, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)    Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.    Restrictive Covenants.

(a)    Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or Taxing Authority that does not expressly reference Seller, Buyer or any of their Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information to a government entity, disclosure may be made to that government entity only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(b)    Nonrecruitment of Employees. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or hire, or attempt to solicit or recruit or hire, for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)    Nonsolicitation of Customers. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Seller, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision. It is further acknowledged that this provision shall not apply to the activities of a financial institution for which Director serves as a member of the board of directors as of the date hereof.

(d)    Noncompetition. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing services that the Director provides as of the date of this Agreement as well as services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business to any entity which engages in Business Activities within the Restricted Area. For purposes of this Agreement, the “Restricted Area” shall mean Brevard, DeSoto, Glades, Hendry, Highlands, Hillsborough, Indian River, Lake, Manatee, Martin, Okeechobee, Orange, Palm Beach, Pinellas, Polk, Seminole, St. Lucie and Volusia counties in Florida. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any public company business organization which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities held by the Director and any Affiliated Company as of the date of this Agreement and which engages in Business Activities. If Buyer is sold during the term of the Agreement, the terms under Section 2(b), 2(c) and (d) hereof shall be automatically reduced from three (3) to two (2) years.

(e)    Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.    Successors.

(a)    This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)    This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer and any of its Affiliated Companies and their successors and assigns.

4.    Miscellaneous.

(a)    Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)    Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Palm Beach County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Palm Beach County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(e)    Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e), or

(iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (772) 288-6086
Attention: Dennis S. Hudson, III

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)    Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)    Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:	Charles M. Shaffer
Title:	Chief Financial Officer

DIRECTOR:

Name:
Address:

[Signature Page to Restrictive Covenant Agreement]

Exhibit D

TAX INSURANCE POLICY

This declares and certifies that pursuant to the authority granted to the undersigned by the insurance carriers identified below (the “Insurers” and each, an “Insurer”), in consideration of the payment of premium specified herein, and in accordance with the terms and conditions of this Policy, the Insurers are bound, severally and not jointly, to provide the insurance as set forth in this Policy.

POLICY DECLARATIONS

Named Insured:	Palm Beach Community Bank, its successors and/or its assigns

Mailing Address:	8101 Okeechobee Boulevard
West Palm Beach, FL 33411

Broker of Record:	Aon Risk Services Northeast, Inc.

Surplus Lines No.:	[●]

Limit of Liability:	$10,000,000, in the aggregate (as allocated among the Insurers severally).

Retention:	None.

Premium:	$475,000, plus surplus lines tax and fees.

The coverage offered by this Policy is subject to the Terrorism Risk Insurance Act. Your election to accept or reject Terrorism Risk Insurance is reflected in Endorsement No. 1 attached to this Policy. There is no premium attributable to Terrorism Risk Insurance with respect to this Policy.

Policy Period:	Seven years, commencing May 4, 2017 (the “Inception Date”) and expiring May 4, 2024 (the “Expiry Date”), each as of 12:01 A.M. ET.

Endorsements:	1) Terrorism; 2) OFAC Disclosure

Schedules:	(A) Covered Tax Risk; and
(B) Statement of the Material Events Regarding the Tax Risk

Exhibits:	(1) Initial Stockholders Register

4-28-17

Concord Specialty Risk is a series of RSG Underwriting Managers, LLC. RSG Underwriting Managers is a Delaware Series limited liability company and a subsidiary of Ryan Specialty Group, LLC, specializing in providing underwriting management and other services to insurance companies, whose insurance products are distributed through agents and brokers.                      In California: RSG Insurance Services, LLC License # 0E50879 © 2017 Ryan Specialty Group, LLC

INSURER DECLARATIONS

The following Insurers authorize this Policy and participate severally, and not jointly, in any Loss (as defined in the Policy) by their respective Quota Share Fraction of Loss indicated below:

Insurer	Insurer’s Policy No.	Quota Share Fraction	Allocable Premium
Scottsdale Insurance Company (Nationwide)	CNS0000522	$3,500,000 p/o $10,000,000	$166,250
Arch Specialty Insurance Company	TOP 9300054 00	$3,500,000 p/o $10,000,000	$166,250
Steadfast Insurance Company (Zurich)	DOC 0280912-00	$3,000,000 p/o $10,000,000	$142,500

Unless otherwise specified, the term “Insurer”, as used in this Policy, shall refer to all Insurers, collectively, with the understanding that each is liable only for its respective Quota Share Fraction of Loss.

Claim Representative Provision:

If more than one carrier is the Insurer, Concord Specialty Risk (“Concord” or “Claim Representative”) shall serve as the Claim Representative on behalf of all the Insurers and shall participate in the Ruling Request (as defined in this Policy) process and investigate and adjust any Claim (as defined in this Policy), including without limitation the determination of whether a Claim is covered and the amount of covered Loss hereunder. All Insurers shall be bound by the decisions communicated by Concord. The Insured shall reasonably cooperate with Concord and may rely upon communications made to or received from Concord as the Claim Representative for all Insurers for any Claim reported under this Policy.

This Declarations Page, together with the Tax Insurance Policy attached hereto, the Endorsements, Schedules and the Proposal, shall constitute the Policy declared to hereby.

Concord Specialty Risk

By:	DRAFT – NOT VALID
Authorized Representative

Required Legends: FLORIDA

THIS INSURANCE IS ISSUED PURSUANT TO THE FLORIDA SURPLUS LINES LAW. PERSONS INSURED BY SURPLUS LINES CARRIERS DO NOT HAVE THE PROTECTION OF THE FLORIDA INSURANCE GUARANTY ACT TO THE EXTENT OF ANY RIGHT OF RECOVERY FOR THE OBLIGATION OF AN INSOLVENT UNLICENSED INSURER.

Surplus Lines Broker:

Name: [●]

Aon Risk Services Northeast, Inc.

199 Water Street

New York, NY 10038

Filing License #: [●]

State: Florida

THIS IS A CLAIMS MADE POLICY WITH COVERAGE FOR CLAIM EXPENSES INCLUDED IN THE LIMIT OF LIABILITY. PLEASE READ THE ENTIRE POLICY CAREFULLY.

TAX INSURANCE POLICY

In consideration of, and subject to, the payment of the premium and subject to all the terms and conditions of this Policy, the Insurer and the Insured agree as follows. (All capitalized terms set forth in bold are defined in Section II of this Policy.)

I.	INSURING AGREEMENT

Subject to the terms, conditions and limitations of this Policy, the Insurer shall promptly indemnify the Insured for and pay to the Insured all Loss but not in excess of the Limit of Liability arising from one or more Claims, provided that each such Claim is (a) made prior to the expiration of the Policy Period or within the thirty (30) day period immediately following the expiration of the Policy Period and (b) reported to the Insurer in accordance with the provisions of this Policy.

II.	DEFINITIONS

As used herein, the following terms are defined as follows:

(A)

“Additional Taxes” means the amount of additional United States federal, state and local income taxes owed to any Taxing Authority as a result of the disallowance, in whole or in part, of the Covered Tax Risk pursuant to a Final Adjudication against the Taxpayer for Covered Tax Years.

(B)	“Amended Income Tax Returns” has the meaning set forth in Section VII(A).

(C)	“Amending Trusts” has the meaning set forth in Section VII(A).

(D)

“Business Day” means any day that the National Market System of The NASDAQ Stock Market is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

(E)	“Change of Law” means the enactment of any change, amendment or modification in or to the Code or the promulgation of any Treasury regulations after the Inception Date.
(F)	“Claim” means any of the following:

i.	The initial written notice provided to the Insured that the Covered Tax Risk is being investigated or challenged by a Taxing Authority;

ii.

The Insured’s granting to a Taxing Authority a written waiver or consent extending any statute of limitation for the assessment of any Additional Taxes related to an Examination with the prior consent of the Insurer, which consent shall not be unreasonably withheld, conditioned or delayed; or

iii.

If at the time the Policy is about to terminate, any Taxing Authority is conducting an Examination of the Taxpayer’s U.S. federal or state income tax return for a Covered Tax Year (or has notified the Taxpayer in writing of its intentions to do so) and the Insured reports such Examination to the Insurer during the Policy Period or within thirty (30) days after the termination of the Policy in accordance with the provisions of this Policy.

(G)	“Claim Expenses” means reasonable fees, including attorneys’ fees and accountants’ fees, consulting fees and experts’ fees, and expenses incurred by the Taxpayer in the investigation, defense,

prosecution, settlement or appeal of a challenge to the Covered Tax Risk after all administrative recourse has been exhausted but only to the extent that such fees and expenses relate to proposed Additional Taxes, do not include the wages, salaries or benefits of any directors, officers or employees of the Insured and are within the terms and conditions of this Policy (including without limitation the Limit of Liability and the provisions of Section V hereof). The Limit of Liability available to pay other items of Loss shall be reduced by Claim Expenses. For the avoidance of doubt, Claim Expenses does not include any fees and expenses incurred by the Taxpayer in the preparation or filing of the Ruling Request.

(H)	“Claim Representative” means the entity identified as such on the Declarations Page.

(I)	“Closing Date” means the date ascribed to such term in the Purchase Agreement.

(J)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(K)	“Concord” means the entity identified as such on the Declarations Page

(L)	“Covered Tax Jurisdictions” means the respective jurisdictions of all Taxing Authorities.
(M)

“Covered Tax Risk” means the covered tax risk stated as such in Schedule “A” attached to this Policy of the Taxpayer in U.S. federal, state and local income tax returns filed with the Covered Tax Jurisdictions with respect to the Covered Tax Years.

(N)

“Covered Tax Years” means the following tax years of the Taxpayer: the (short and final) 2017 tax year ending on the day immediately prior to the Closing Date; and open tax years prior to the 2017 tax year.

(O)	“Deceased Shareholders” means: (i) John D. Martin, Jr., (ii) Melvin W. Tanen, (iii) William R. Martin, and (iv) Jo Ann Zuccala.

(P)	“Denied Relief” means a written or oral notification from the IRS indicating that it will not issue relief under the Ruling Request.

(Q)	“Electronic Delivery” has the meaning set forth in Section VIII(I).

(R)	“ESBT” means an “electing small business trust,” within the meaning of section 1361(e)(1) of the Code.

(S)	“ESBT Election” means an election to be treated as an ESBT pursuant to Section 1361(e)(3) of the Code and Treas. Reg. Section 1.1361-1(m)(2).

(T)

“Examination” means an audit, administrative and/or judicial proceeding (whichever first occurs) to determine the validity of one or more proposed items on or changes to an income tax return filed (or allegedly required to be filed) with any Taxing Authority on behalf of any Insured or any written notice by any Taxing Authority of its intent to commence such an audit, administrative and/or judicial proceeding.

(U)	“Expiry Date” means the date identified as such on the Declarations Page.

(V)

“Filing Issues” means the failure of (i) each of the Trusts, as Stockholders of Taxpayer, to timely file an ESBT Election and (ii) each of the Initial Stockholders to timely provide the required consents on IRS Form 2553, Election by a Small Business Corporation, in the manner provided in Treas. Reg. Section 1.1362-6.

(W)	“Final Adjudication” means any of the following: (a) with respect to U.S. federal income taxes, a “determination” as defined in Section 1313(a) of the Code, (b) with respect to Additional Taxes other than U.S. federal income taxes, any final determination of liability that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including a state settlement that merely follows a federal “determination”, which state settlement will not require the consent of the Insurer) and (c) any settlement (other than the state settlement described above) or determination obtained via settlement, default or failure to protest, petition, defend or prosecute with the consent of the Insurer, which consent will shall not be unreasonably withheld or delayed.

(X)

“Gross-Up Costs” means an additional amount that approximates the income tax that would be incurred by the Insured as a result of the receipt of insurance proceeds under this Policy computed (without taking into account any tax attributes, including net operating losses, of the Insured) as the difference between “B” less “A”, where “A” is the sum of Additional Taxes, Interest and Penalties paid under this Policy and “B” is the quotient of “A” divided by 1 minus the combined United States federal, state and local income tax rates, net of any federal tax benefit, applicable to a corporate resident in Martin County, Florida at the time of payment of a Loss.

(Y)	“Inception Date” means the dated identified as such on the Declarations Page.

(Z)

“Initial Stockholders” mean the initial shareholders of Taxpayer, who were issued shares of Taxpayer on March 7, 2008, as set forth on the stockholder register listed as Exhibit “1” annexed to this Policy.

(AA)	“Insured” means the Taxpayer, Seacoast Banking Corporation of Florida and their respective successors and assigns.

(BB)	“Insurer” means the entities identified as Insurers on the Declarations Page.

(CC)	“Insurer’s Counsel” has the meaning set forth in Section V(E).

(DD)	“Interest” means the amount of interest assessed by the Taxing Authorities with respect to Additional Taxes and Penalties.

(EE)	“IRS” means the United States Internal Revenue Service.

(FF)

“Knowledge” means, with respect to the Taxpayer, the actual personal knowledge as of the Inception Date of the following individuals: (i) Jim Springer (President and COO, Palm Beach Community Bank), (ii) Calvin Cearley (CEO, Palm Beach Community Bank) and (iii) Nancy Minniear (CFO, Palm Beach Community Bank) and for the avoidance of doubt, does to include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any advisor or agent of the Taxpayer. The Insurer shall bear the burden of proving that any of the persons listed in clauses (i), (ii) and (iii) above had Knowledge.

(GG)	“Letter Ruling” means written correspondence from the IRS fully resolving (by granting, denying, or refusing to rule) all issues presented in the Ruling Request.

(HH)	“Limit of Liability” means the amount shown as such on the Declarations Page, which is the maximum amount payable, in the aggregate, under this Policy.

(II)	“Loss” means each of the following (1) Additional Taxes, (2) Penalties, (3) Interest, (4) Gross-Up Costs and (5) Claim Expenses.

(JJ)	“Named Insured” means the entity identified as the Named Insured on the Declarations Page.

(KK)	“Notice of a Claim” has the meaning set forth in Section III of this Policy.

(LL)

“Penalties” means the amount imposed pursuant to Chapter 68 of Subtitle “F” of the Code (or similar provision of state and local law) as a penalty or addition to tax (other than Interest) by the Taxing Authorities with respect to the Covered Tax Risk.

(MM)	“Policy Period” means the period shown as such on the Declarations Page of this Policy.

(NN)

“Proposal” means the information contained, identified, referred to or described in the “Statement of the Material Events Regarding the Tax Risk” annexed hereto as Schedule “B” as well as the information and materials provided to the Insurer in the underwriting of this Policy.

(OO)

“Purchase Agreement” means the Agreement and Plan of Merger by and among Seacoast Banking Corporation of Florida, Seacoast National Bank and Palm Beach Community Bank, dated as of May 4, 2017, including all exhibits and schedules attached thereto.

(PP)

“Ruling Request” means the private letter ruling request under section 1362(f) of the Code for relief from an inadvertent termination (or invalidity) of S Status of Taxpayer due to the Filing Issues seeking leave to (i) allow the Trusts an extension of time to file ESBT Elections so that S Status of Taxpayer is valid as of the date that the ESBT Elections should have been made effective (if necessary) and (ii) allow the Initial Shareholders an extension of time to provide the required shareholder consents in the manner provided in section 1362(a)(2) of the Code and Treas. Reg. Section 1.1362-6(b) so that the S Status of Taxpayer is valid as of the date the Taxpayer first had shareholders, together with all exhibits referred to therein.

(QQ)

“S Status” means the tax status of an “S corporation”, within the meaning of section 1361 of the Code (and analogous state tax law of other Taxing Authorities); provided, however, that for purposes of determining whether the S Status of Taxpayer is invalid or was terminated by any Taxing Authority, the S Status must be found to be invalid or have terminated by such Taxing Authority pursuant to a Final Adjudication.

(RR)	“Stockholders” mean all shareholders of Taxpayer since its incorporation on January 17, 2008.

(SS)	“Taxpayer” means the Named Insured.

(TT)

“Taxing Authorities” means the IRS and each state and local taxing authority whose income tax is similar to the Code and IRS guidance (as existing as of the Inception Date) with respect to the Covered Tax Risk.

(UU)	“Trust FBO Zachary H. Rapaport” has the meaning set forth in Section VII(A).

(VV)

“Trusts” means collectively: (i) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Zachary H. Rapaport, dated December 29, 2005, (ii) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Matthew T. Rapaport, dated December 29, 2005, (iii) the Irrevocable Trust Agreement for the benefit of Tali Beth Rapaport, dated December 28, 1983, (iv) the Irrevocable Trust Agreement for the benefit of Jeffrey Irving Rapport, dated May 28, 1981, and (v) The Melvin W. Tanen Credit Shelter Trust, dated October 27, 2011 as governed pursuant to the Amended and Restated Melann Family Trust, dated August 15, 2006.

(WW)	“Voting Trust” means the voting trust agreement entered into as of February 18, 2008 by and among Taxpayer, the Stockholders (as defined therein) and the Voting Trustees (as defined therein).

III.	NOTICE TO CLAIM REPRESENTATIVE

All notices to the Insurers shall be given via email to claims@concordspecialtyrisk.com, with a copy to daviddeberry@concordspecialtyrisk.com and in writing to (a) Concord Specialty Risk, 14 Penn Plaza, 225 West 34th Street, Suite 1510, New York, New York 10122 Attention: Claims, with a copy to (b) Aon Risk Services Northeast, Inc., 199 Water Street, New York, NY 10038, and shall refer to the Insurers and their respective Policy Numbers assigned to this Policy. All notices to the Insured shall be given in writing to the address set forth on the Declarations Page. Any notices under this Policy shall be in writing, shall be given by electronic mail, mail, hand delivery or prepaid express courier and shall be effective upon receipt. All notices of a Claim (“Notice of a Claim”) shall state with specificity how and when the Taxing Authority first challenged the Covered Tax Risk or when and how the Insured became aware of a Claim as described in the definition of Claim under (iii) and shall attach or enclose all documents issued by the Taxing Authority in connection therewith or all documents related to the Insured’s awareness of a Claim under (iii) in connection therewith.

The information provided in or pursuant to any Notice of a Claim shall be provided solely for the purpose of making a claim under this Policy. In disclosing such information, the Insured expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine or other privilege with respect to any of the matters disclosed or discussed therein. No information contained in any Notice of a Claim shall be deemed to be an admission by any Insured to any third party of any matter whatsoever (including any violation of law or breach of contract).

IV.	RIGHTS & DUTIES WITH RESPECT TO THE RULING REQUEST

(A)

The Ruling Request shall be prepared by Deloitte & Touche LLP pursuant to (and in accordance with) the requirements outlined in section 1362(f) of the Code (other than obtaining the consent of the Deceased Shareholders but subject to Section VII(B) of this Policy) and Revenue Procedure 2017-1. The facts and statements set forth in the Ruling Request shall be consistent with the information and documentation provided to the Claims Representative during underwriting of this Policy. The preparation and timely filing of the Ruling Request in accordance with Section IV of this Policy is a condition subsequent to coverage hereunder.

(B)

The Insured shall (i) promptly file the Ruling Request with the IRS as soon as reasonably practicable but no later than twenty (20) Business Days after the Inception Date, (ii) fully cooperate with the Claims Representative to pursue the Ruling Request (including filing any amendments or changes made thereto), and (iii) pursue throughout the Ruling Request process with reasonable zeal and diligence.

(C)

Prior to submitting any written submissions to the IRS with respect to the Ruling Request, the Insured shall provide the Claim Representative with a copy of any draft written submissions in reasonably sufficient time to allow the Claim Representative to review and comment on such written submissions.

(D)

The Insured shall promptly (but no later than five (5) Business Days) provide the Claim Representative with a copy of all written communications and a summary of all oral statements between the Taxpayer and the IRS during the pendency of the Ruling Request.

(E)	If the Taxpayer has a conference of right on the Ruling Request, the Claim Representative shall have the right (but not the duty) to attend and participate in the conference of right.

(F)

The Insured shall give to the Claim Representative all information and cooperation as the Insurer may reasonably request (such request to be in writing and addressed to the Insured) and as may be permitted by law and shall take no action or fail to take any action (other than cooperate, with the consent of the Claim Representative, such consent not to be unreasonably withheld, conditioned or delayed) with the Taxing Authority with respect to the Ruling Request that may unreasonably prejudice the Insurer’s position or its potential or actual rights of recovery. During the Policy Period the Insured shall cause to be maintained the documents referred to or relied upon with respect to the Ruling Request.

V.	RIGHTS & DUTIES IN THE EVENT OF A CLAIM

(A)

The Insured shall give Notice of a Claim to the Claim Representative as soon as practicable and, in all instances, within fifteen (15) days of any notice of proposed adjustment to the Insured or any information document request of a Taxing Authority to the Insured and within thirty (30) days of any other Notice of a Claim from when a Vice President, President, COO, CEO, CFO or General Counsel of the Insured first becomes aware of the Claim. Failure to timely provide Notice of a Claim shall not excuse the Insurer from performance hereunder unless, and only to the extent that such failure actually prejudices the Insurer (which prejudice the Insurer shall bear the burden of proving). Notwithstanding the foregoing, in no event may a Notice of a Claim be delivered to the Insurer later than thirty (30) days following the Expiry Date. If Notice of a Claim is delivered to the Insurer by the Insured prior to the 30th day following the Expiry Date, then any subsequent Loss arising out of the matters identified in such Notice of a Claim shall be deemed notified to the Insurer by that Notice of a Claim.

(B)

As soon as reasonably practicable after the Insurer receives a Notice of a Claim (and in any event within sixty (60) days after receipt), the Claim Representative shall respond with the coverage position of the Insurer (including reasons in the case where the Insurer has denied claimed Loss) but only to the extent the Insurer and its advisors have reasonably sufficient information and reasonable time to review and analyze such information; provided that the Insurer shall have no obligation to independently investigate any facts not included in the Notice of a Claim. If the Insurer is not in a position to determine the coverage position based on the information provided in the Notice of a Claim, then the Insurer’s response shall state why it is unable to do so in reasonable detail. The Claim Representative shall use commercially reasonable efforts to respond to any Notice of a Claim in a manner which provides the Insured sufficient time to satisfy any litigation deadlines or similar deadlines of which the Insurer has actual knowledge that relate to the subject matter of the Notice of a Claim.

(C)

In the event of a Claim, the Claim Representative shall have the right (but not the duty) to participate in the Examination but only to the extent that the Examination relates to proposed Additional Taxes.

(D)

Each Insured shall have a duty to use commercially reasonable steps, as reasonably requested in writing by the Claim Representative, to mitigate Loss and defend any Claim as if no insurance coverage were in force; provided that the failure of any Insured to so mitigate or defend shall only reduce the rights of the Insured to recover for Loss under this Policy to the extent of the Loss that would have been avoided by such mitigation, and the burden of proving such amount shall be on the Insurer and the Claim Representative. If a Claim implicates issues and/or items reported that would not give rise to Additional Taxes, the Taxpayer may negotiate, settle or contest such additional matters pursuant to its discretion and best judgment and the Taxpayer shall not be deemed to have failed to mitigate Loss by having exercised its discretion in such matters; provided, however, the Taxpayer shall not settle or contest any such additional matter in a manner that is intentionally designed to result in a less favorable resolution with respect to the Covered Tax Risk.

(E)

In the event of a Claim (unless the Insurer elects otherwise in writing), the Taxpayer shall timely file (or timely amend) an appropriate Power of Attorney form (e.g., IRS Form 2848) identifying as co-counsel for the Taxpayer, an additional counsel selected by the Claim Representative (“Insurer’s Counsel”). The selection of Insurer’s Counsel shall be subject to the consent of the Taxpayer, which shall not be unreasonably withheld, conditioned or delayed. The Insurer’s Counsel shall be a named representative of the Taxpayer only with respect to issues that could give rise to Additional Taxes, with no other deletions or restrictions to authority and with the right to obtain notices and other written communications. Insurer’s Counsel shall represent the interests of the Insurer. Insurer’s Counsel shall not communicate with the Taxing Authorities without the consent of the Taxpayer, which shall not be unreasonably withheld, conditioned or delayed. Insurer’s Counsel shall not have any obligation to represent or advise the Taxpayer, but shall (upon request) disclose all communications with a Taxing Authority regarding Additional Taxes to the Taxpayer. Insurer’s Counsel shall have the right to observe as a representative of the Taxpayer in any and all communications with the Taxing Authorities (whether oral or written) and to appear in any and all administrative and judicial proceedings. The Taxpayer shall not disclose to the Taxing Authorities or to any tribunal (whether administrative or judicial) that Insurer’s Counsel represents the Insurer, unless legally required to do so.

(F)

In the event of a Claim, the Taxpayer shall not settle any dispute with the Taxing Authority concerning Additional Taxes, absent the consent of the Claim Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(G)	Except as provided in the following paragraph, the Taxpayer shall litigate any dispute over Additional Taxes purportedly owed to the United States before the U.S. Tax Court.

(H)

Unless otherwise directed in writing by the Claim Representative, the Taxpayer shall litigate any dispute over Additional Taxes purportedly owed to the United States before the U.S. Tax Court. If the Claim Representative directs in writing the Insured to pay Additional Taxes and have any such Taxpayer seek a refund and recourse in either a U.S. District Court or the Court of Claims, the Insurer shall advance such Additional Taxes up to the Limit of Liability with the understanding that the Insured shall reimburse the Insurer if (and to the extent that) such recourse is successful.

(I)

The Insured shall give to the Claim Representative all information and cooperation as the Insurer may reasonably request (such request to be in writing and addressed to the Insured) and as may be permitted by law and shall take no action or fail to take any action (other than cooperate, with the consent of the Claim Representative, such consent not to be unreasonably withheld, conditioned or delayed) with the Taxing Authorities in any potential or actual Examination that may unreasonably prejudice the Insurer’s position or its potential or actual rights of recovery. The Claim Representative and the Insurer shall reasonably cooperate in good faith with the Insured to ensure and preserve the privileged and/or confidential status of any information shared in connection with this Policy. Without limiting the generality of the foregoing, during the Policy Period, the Insured shall (1) cause to be maintained the documents referred to or relied upon in its Covered Tax Risk; (2) not execute or grant any waiver or consent extending any statute of limitations for the assessment or collection of any Additional Taxes without the written consent of the Insurer; (3) neither waive, fail to exercise nor exercise any administrative remedies or administrative recourse without the written consent of the Insurer, which shall not be unreasonably withheld, conditioned or delayed (e.g., any right, election or opportunity to request to further a matter with the supervisor of the taxing examiner, the Taxpayer Advocate’s Office and/or an appeals officer; or to request expedited dispute resolution via Fast Track Appeals, pursuant to Rev. Proc. 2003-40, Early Referral to Appeals, pursuant to Rev. Proc. 99-28, or Accelerated Issue Resolution, pursuant to Rev. Proc. 94-67); and (4) pursue throughout the Examination with reasonable zeal and diligence its position that no Additional Taxes are owed until a Final Adjudication is rendered.

(J)

If a Claim is, in part, covered under this Policy and, in part, not covered under this Policy (for example, if a Claim relates to taxes in addition to Additional Taxes), the Insured and the Claim Representative shall fairly and reasonably allocate any Claim Expenses relating to such Claim between that which is covered and that which is not covered under this Policy based upon the following precepts: (1) the Insured shall direct that all outside professionals retained on its behalf use their best efforts to fairly and properly allocate the actual time incurred in directly defending a challenge to the Covered Tax Risk and other tax positions and (2) the Insured shall cooperate in the allocation process by providing all pertinent information with respect thereto. If the parties cannot reach an agreement about such allocation, the matter shall be submitted to arbitration in accordance with this Policy.

VI.	EXCLUSIONS

The Insurer shall not be liable to make any payment of Loss in connection with any Claim to the extent, and only to the extent, it arises out of or results from:

(A)

the filing of any return or amended return (including any information return, report, statement, schedule, notice, form, estimate or declaration or election, but excluding the Ruling Request) after the issuance of this Policy with any Covered Tax Jurisdiction (whether or not filed by the Insured) that is inconsistent with the Covered Tax Risk; provided, however, this exclusion shall not apply if the Insured can establish that the Insurer was not prejudiced by such filing;

(B)

a material inaccuracy (or materially misleading statement) made in the Proposal but only to the extent that the Insurer can establish (a) that the Taxpayer had Knowledge that such statement was materially inaccurate or materially misleading as of the Inception Date and (b) the Insurer was actually prejudiced by such statement in terms of the acceptance of the risk assumed by the Insurer under this Policy;

(C)

a Change of Law, provided, however, that this exclusion shall not apply to the amount of Loss imposed to any tax year, or the portion of any tax year, to which the Change of Law does not apply or to which precedes the enactment of such Change of Law;

(D)

having failed to (i) pursue the Ruling Request until a Letter Ruling has been issued to the Taxpayer, (ii) satisfy the procedural requirements outlined in section 1362(f) of the Code and Rev Proc. 2017-1 or file the required IRS Form 56, Notice Concerning Fiduciary Relationship, or (iii) satisfy any of the conditions imposed by the IRS as a condition to granting the Ruling Request, including, for example, requiring the Stockholders to make adjustments consistent with the Taxpayer having S Status during the time covered by the Ruling Request or the Trusts to file any ESBT Election within the specified time period or the Taxpayer to file a IRS Form 2553, Election by a Small Business Corporation, with the required shareholder consents within the specified time period, in case of (i), (ii) or (iii), other than obtaining the consent of the Deceased Shareholders but subject to Section VII(B) of this Policy;

(E)

(i) the failure of the Taxpayer to qualify for S Status other than for the Filing Issues; (ii) the failure of the Trusts to qualify as an ESBT; or (iii) the inaccuracy or incorrectness of any representation or statement set forth in the Ruling Request; and

(F)

any amendment to the Purchase Agreement, corporate documents of Taxpayer, or the Ruling Request that alters the transfer of risk under this Policy or the rights or ability to seek and obtain a remedy for any Denied Relief or to recover Loss therefrom.

VII.	PARTICULAR CONDITIONS

(A)	AMENDED RETURNS

The Insured shall assure that (i) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Zachary H. Rapaport, dated December 29, 2005 (the “Trust FBO Zachary H. Rapaport”) and (ii) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Matthew T. Rapaport, dated December 29, 2005 (together with the Trust FBO Zachary H. Rapaport, the “Amending Trusts”), each file amended income tax returns (the “Amended Income Tax Returns”) and pay the correct amount of income taxes due for the period 2008 – 2012 as an ESBT prior to the filing of the Ruling Request. The filing of such Amended Income Tax Returns and payment of the correct amount of taxes is a condition subsequent to coverage hereunder. The Insured shall provide the Claims Representative documentation, including the Amended Income Tax Returns, to substantiate the satisfaction of this provision. For clarity, the filing of the Amended Income Tax Returns with the IRS and the payment of any amounts due thereunder to the IRS shall satisfy the conditions set forth in this Section VII(A). In the event that the IRS rejects the Amended Income Tax Returns and/or returns any payment received with respect to the Amended Income Tax Returns, neither the Insured nor the Amending Trusts will have any further obligation with respect thereto and the conditions set forth in this Section VII(A) shall be deemed satisfied.

(B)	DECEASED CONSENT

If the IRS either (i) refuses to rule on the Ruling Request because the Ruling Request failed to satisfy Section 1362(f)(4) of the Code due to the failure to provide the consent of the Deceased Shareholders or (ii) conditions the granting of the Ruling Request on receiving the consent of the Deceased Shareholders, the Insured shall use commercially reasonable efforts to obtain the consent of the Deceased Shareholders within the specified time period, including, but not limited to: notifying the estate and/or family of the Deceased Shareholders of the Ruling Request; informing the estate and/or family of the Deceased Shareholders of the adverse income tax implications of the S Status termination of Taxpayer; informing the estate and/or family of the Deceased Shareholder’s obligation to take all such action as may be necessary by such Deceased Shareholder to continue the S Status of Taxpayer pursuant to the executed subscription agreement and shareholder agreement of Taxpayer; and seek the required consents of the Deceased Shareholders. It shall be unreasonable if Insured fails to get the required consents of the Deceased Shareholders because the Insured has to incur reasonable costs. The Insured shall not disclose the existence of this Policy to the estate and/or family of the Deceased Shareholders, other than through any disclosure of the existence or terms of this Policy in any document to be filed with the Securities and Exchange Commission. The Insured shall keep the Claim Representative informed of the Insured’s efforts to obtain the consent of the Deceased Shareholders. For the avoidance of doubt, if the Insured uses commercially reasonable efforts to obtain the consent of the Deceased Shareholders and fails to obtain such consents, the Insured shall be treated as having fully complied with this Section VII(B).

VIII.	GENERAL CONDITIONS

(A)	CANCELLATION OF POLICY

The Insurer may cancel this Policy for non-payment of premium when due by sending not less than ten (10) days’ notice to the Insured at its last known address. This Policy cannot otherwise be cancelled.

(B)	SUBROGATION

In the event of any payment for Loss under this Policy, the Insurer shall be subrogated to the extent of such payment to all rights of recovery thereof, including any right to file a claim for refund with any Taxing Authority and to file suit for a credit or refund in the United States District Court or in the United States Court of Federal Claims or the applicable state court. The Insured shall execute all papers required and shall do everything that may be necessary to enable the Insurer effectively to claim these rights. These obligations shall survive the termination of the Policy. Notwithstanding anything in this Policy to the contrary, the Insurer shall not have any rights of subrogation against Holland & Knight LLP, Alston & Bird LLP and Deloitte & Touche LLP. Notwithstanding anything in this Policy to the contrary, the Insurer shall not have any rights of subrogation against the Taxpayer, any individual set forth in Exhibit 1 or any shareholder, member, officer, partner, officer, employee, agent, representative or professional of the Taxpayer (or the functional equivalents of such positions), except to the extent that the Insurer has otherwise paid Loss, and after such payment, it is determined by way of a final non-appealable adjudication that such Loss are not covered under this Policy because of the fraudulent conduct committed by such individual directly in connection with the Ruling Request or the Covered Tax Risk. The Insurer shall defend at its own expense and be liable for any counterclaim or third party claim asserted in connection with any subrogation claim pursued by the Insurer.

(C)	OTHER INSURANCE

If any Loss arising from a Claim is insured by another valid and collectible policy or policies, then this Policy shall apply only in excess of the amount of any deductibles, retention and limits of liability under such other policy or policies, whether such other policy or policies are stated to be primary, contributory, excess, contingent or otherwise , unless such other insurance is written specifically excess of this Policy by reference in such other policy to this Policy’s Policy Number.

Any dispute as to the applicability of, or delay in obtaining, coverage under any other insurance policy, shall not be a basis for delay or refusal of payment hereunder and the Insurer shall not use the terms of this Section VIII(C) to deny coverage hereunder; provided, further, that it is understood that the foregoing shall not limit the Insurer’s rights of subrogation against any other insurance policies or other sources of recovery to the extent provided for in this Policy. The Insured shall not be obligated to first pursue Claims against any other insurance policy or other source of recovery prior to being eligible for any payment under this Policy and if there is a dispute as to whether the coverage under this Policy shall be excess of other coverage or if other coverage shall be excess of the coverage under this Policy, the Insured may recover under this Policy and the Insurer shall be subrogated to the extent provided in this Policy to the Insured’s rights to such coverage. To the extent the payment of any deductible or retention under any other insurance policy would constitute Loss hereunder, such deductible or retention payment will be eligible for coverage pursuant to the terms and conditions of this Policy.

(D)	PORTABILITY (SUCCESSOR COVERAGE) & LOSS PAYEE COVERAGE

This Policy may be freely assigned by the Insured to (1) an affiliate of the Insured, (2) a subsequent purchaser (whether through a merger or acquisition) of either (a) the Insured, (b) the Taxpayer or (c) substantially all of the assets of the Insured or the Taxpayer. A lender to the Insured, any Taxpayer or any purchaser described in the immediately preceding sentence may, upon written notice to the Insurer, be named as a co-payee, to the extent its interests may appear, on this Policy.

Any assignment of interests under this Policy shall become effective upon receipt of written notice of such assignment to the Insurer; provided, however, that no assignment of this Policy or any interest under this Policy shall be effective if (or to the extent that) the result would be to otherwise alter the terms of coverage under this Policy or to create multiple Claims or multiple payees for the same Claim.

(E)	MODIFICATION

No change in or modification of this Policy shall be effective except when agreed by the Insurer and Insured in writing and made by written endorsement signed by an authorized representative of the Insurer.

(F)	ARBITRATION

All disputes between the Insured and the Insurer (or Claim Representative) which may arise under or in connection with this Policy, whether arising before or after the termination of this Policy, and whether arising in connection with the interpretation of this provision of the Policy, shall be submitted to binding arbitration before the American Arbitration Association under its then prevailing Commercial Arbitration Rules. New York shall be the forum of any arbitration proceeding, unless otherwise agreed. This Policy shall be governed and construed in accordance with Delaware law, without giving effect to its conflict of laws rules or principles. The construction of this Policy shall be made in accordance with the general principles of construction with respect to negotiated agreements and without any presumption in favor of any party. A judgment may be entered on the award by any court of competent jurisdiction and the parties hereby consent to the jurisdiction of any state or federal court in the county of New York, state of New York and irrevocably waive any challenge to the jurisdiction or appropriateness of the venue of such a court including any challenge based on convenience of the forum.

The parties hereto agree that:

(1)	the speedy resolution of any disputes between them to be had as a consequence of this arbitration clause is a mutual and material inducement to enter into this Policy;

(2)

the arbitrators in any award may assess arbitration fees and expenses in favor of any party and in favor of the American Arbitration Association, in the event that any administrative fees or expenses are due the American Arbitration Association; and

(3)	awards pursuant to this clause are intended to be the exclusive dispute resolution mechanism among the parties.

(G)	CONFIDENTIALITY

The Insured shall not disclose the existence of this Policy absent legal compulsion or the written consent of the Insurer, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Insured may disclose the existence and terms of this Policy to its attorneys, insurance brokers, lenders, investors, liquidating trustees and its advisors, auditors and tax advisors; provided, however, any disclosure of the existence or terms of this Policy in any financial statement or other document to be filed with the Securities and Exchange Commission requires the prior written consent of the Insurer, which shall not be unreasonably withheld, conditioned or delayed.

(H)	ENTIRE AGREEMENT

This Policy, including the Declarations Page, Proposal, any Schedule, any Exhibits and/or Endorsements attached hereto, constitute the entire agreement between the Insured, the Taxpayer and the Insurer relating to this insurance.

(I)	COUNTERPARTS

This Policy may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(J)	INVALIDITY

If any provision of this Policy is or becomes invalid, illegal or unenforceable in any respect, the validity or enforceability of any other provision shall not be affected or impaired in any way.

SCHEDULE “A”

COVERED TAX RISK

The Policy to which this Schedule is attached provides coverage, subject to its terms and conditions, for only the following tax risk for the Covered Tax Years:

The termination or invalidity of the S Status of Taxpayer solely as a result of the Filing Issues.

SCHEDULE “B”

STATEMENT OF THE MATERIAL EVENTS REGARDING THE TAX RISK

This Statement of the Material Events Regarding the Tax Risk (the “Statement”) is part of the Proposal for the Tax Insurance Policy to which this Statement is attached (the “Policy”). Capitalized terms not defined in this Statement are defined in the Policy.

As of the Inception Date, no Insured has Knowledge that any of the following statements is materially inaccurate or misleading.

A.

Documents Provided to Concord. All of the documents provided to Concord are true and complete copies of genuine documents. It is expressly acknowledged that the final Purchase Agreement was provided to Concord prior to the issuance of this Policy.

B.	Material Information Provided to Concord.

1.

The factual statements provided to Concord during underwriting are neither materially inaccurate nor misleading and the factual statements made in the Purchase Agreement (whether as representations or scheduled disclosures) that relate to or could impact the Covered Tax Risk are neither materially inaccurate nor misleading.

2.	There are no side-letters or side-agreements as respects the Covered Tax Risk that have not been disclosed to the Insurers.

3.

Concord has been provided with (i) all trusts agreements for the Trusts and Voting Trust, (ii) copies of the Taxpayer’s Offering Circular, dated December 24, 2007 (the “Offering Circular”), the Shareholders Agreement between the Taxpayer and Stockholders (the “Shareholders Agreement”), and the Taxpayer’s Stock Subscription Agreement (“Subscription Agreement”), and (iii) a complete legend of Stockholders.

4.	To the Knowledge of the Taxpayer, the statements and representations set forth in each of the Trust affidavits, signed by the respective trustee of each Trust, is true and correct.

5.

Prior to the due diligence findings of the Seacoast Banking Corporation of Florida, Taxpayer believed that (i) it timely made an effective election to be treated as an S corporation on IRS Form 2553, Election by a Small Business Corporation, and (ii) the Trusts were permitted shareholders to own shares in Taxpayer, in each case, without invalidating the S Status of Taxpayer. Other than the Filing Issues, Taxpayer has qualified as a small business corporation within the meaning of section 1361(b) of the Code at all times since its election on January 17, 2008.

6.

Taxpayer was incorporated on January 17, 2008, and issued shares to the Initial Stockholders on March 7, 2008. As of March 7, 2008, there were exactly 100 Initial Stockholders on the Taxpayer’s shareholder register, as set forth in Exhibit 1. Each of the Stockholders executed the Subscription Agreement. Shareholders Agreement and stockholder’s joinder to the Voting Trust prior to being issued shares of Taxpayer.

7.

Taxpayer has timely filed its U.S. federal income tax returns consistent with having a valid S corporation election in effect for all tax years since Taxpayer elected to be an S corporation. No Taxing Authority has raised any issue or challenge to the S Status of Taxpayer. Taxpayer has never been subject to a U.S. federal income tax audit since its incorporation. There is no pending Examination of Taxpayer nor has there been any written or oral correspondence from the IRS indicating that an Examination may be, or will be, commenced.

8.

Taxpayer and its Stockholders (other than the Deceased Shareholders) have agreed to make any adjustments required as a condition of obtaining relief under the inadvertent termination rule as provided under section 1362(f) of the Code that may be required by the Secretary, and each of the Initial Stockholders (other than the Deceased Shareholders) have agreed to provide the required shareholder consent in the manner provided in Treas. Reg. Section 1.1362-6(b)(1).

9.

John D. Martin, Jr., Melvin W. Tanen, William R. Martin, and Jo Ann Zuccala were Initial Stockholders of Taxpayer but are deceased. The estates of John D. Martin, Jr., Melvin W. Tanen and William R. Martin have been fully settled and closed. The shares of Taxpayer held by Jo Ann Zuccala and her husband as joint tenants with the right of survivorship, and such shares were automatically transferred to her husband upon her death. As of March 7, 2008, John D. Martin, Jr., Melvin W. Tanen, William R. Martin and Jo Ann Zuccala each owned (directly and indirectly by attribution) 8.4%, 0.85%, 4.2% and 0.21% of Taxpayer, respectively.

ENDORSEMENT NO. 1

POLICYHOLDER DISCLOSURE

ACCEPTANCE OR REJECTION OF TERRORISM

INSURANCE COVERAGE

You are hereby notified that under the Terrorism Risk Insurance Act, as amended, that you have a right to purchase insurance coverage for losses resulting from acts of terrorism, as defined in Section 102(1) of the Act: The term “act of terrorism” means any act that is certified by the Secretary of the Treasury—in concurrence with the Secretary of State, and the Attorney General of the United States—to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

YOU SHOULD KNOW THAT WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. HOWEVER, YOUR POLICY MAY CONTAIN OTHER EXCLUSIONS WHICH MIGHT AFFECT YOUR COVERAGE, SUCH AS AN EXCLUSION FOR NUCLEAR EVENTS. UNDER THE FORMULA, THE UNITED STATES GOVERNMENT GENERALLY REIMBURSES 85% OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS THAT MAY BE COVERED BY THE FEDERAL GOVERNMENT UNDER THE ACT.

YOU SHOULD ALSO KNOW THAT THE TERRORISM RISK INSURANCE ACT, AS AMENDED, CONTAINS A $100 BILLION CAP THAT LIMITS U.S. GOVERNMENT REIMBURSEMENT AS WELL AS INSURERS’ LIABILITY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM WHEN THE AMOUNT OF SUCH LOSSES IN ANY ONE CALENDAR YEAR EXCEEDS $100 BILLION. IF THE AGGREGATE INSURED LOSSES FOR ALL INSURERS EXCEED $100 BILLION, YOUR COVERAGE MAY BE REDUCED.

Based upon your election made as part of your signed conditional binder, you have either accepted or rejected Terrorism Insurance Coverage as set forth below.

Acceptance or Rejection of Terrorism Insurance Coverage

Elected	I hereby elect to purchase terrorism coverage for a prospective premium of $0,00 (NONE).

o	I hereby decline to purchase terrorism coverage for certified acts of terrorism. I understand that I will have no coverage for losses resulting from certified acts of terrorism.

ENDORSEMENT NO: 2

COMPLIANCE WITH

U.S. TREASURY DEPARTMENT’S

OFFICE OF FOREIGN ASSETS CONTROL (“OFAC”)

OFAC administers and enforces sanctions policy, based on Presidential declarations of “national emergency”. On an ongoing basis OFAC identifies and lists numerous individuals, entities and sanctions with respect to a particular country as “Specially Designated Nationals and Blocked Persons.” Such individuals and entities include but are not limited to:

•	Foreign agents;

•	Front organizations;

•	Terrorists;

•	Terrorist Organizations; and

•	Narcotics traffickers;

This list of Specially Designated Nationals and Blocked Persons can be located on the United States Treasury’s web site - http://www.treasury.gov/offices/enforcement/ofac/

In accordance with OFAC regulations, if it is determined that an Insured or any person or entity claiming the benefits of this insurance has violated U.S. sanctions laws or regulations or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to the laws and regulations administered and enforced by OFAC. When an insurance policy is considered to be a blocked or frozen contract, no payment or premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments may also apply.

EXHIBIT “1”

INITIAL STOCKHOLDERS REGISTER

APPENDIX B

INVESTMENT BANKING GROUP

May 3, 2017

Board of Directors

Palm Beach Community Bank

8101 Okeechobee Boulevard

West Palm Beach, FL 33411

Ladies and Gentlemen:

Palm Beach Community Bank (“Company”), Seacoast Banking Corporation of Florida (“SBC”) and Seacoast National Bank, a wholly owned subsidiary of SBC (“SNB” and together with SBC, “Seacoast”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will merge with and into SNB with SNB being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, $5.00 par value per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive, subject to certain adjustments summarized below and more fully set forth in the Agreement, (i) the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Stock Consideration”), and (ii) subject to the terms of the Agreement, $6.33 in cash (the “Cash Consideration”), which includes estimated S-Corp Expenses. The Stock Consideration and the Cash Consideration are collectively referred to herein as the “Merger Consideration.” The Agreement provides, generally, that in the event that the final S-Corp Expenses set forth in the S-Corp Closing Statement (i) exceed the amounts set forth in the Seacoast Disclosure Letter, the Cash Consideration shall be adjusted downward on an equivalent per share basis, accordingly, or (ii) are less than the amounts set forth in the Seacoast Disclosure Letter, the Cash Consideration shall be adjusted upward on an equivalent per share basis, accordingly. As defined more fully in the Agreement and subject to certain adjustments as specified in the Agreement, the “Exchange Ratio” shall be an amount equal to 0.9809, which shall remain fixed if the Seacoast Closing Price is between $22.75 and $21.00; provided, however, if the Seacoast Closing Price is (i) greater than $22.75, then the Exchange Ratio will equal the product of (A) a quotient, the numerator of which is equal to $28.65, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7789; or (ii) less than $21.00 but greater than $19.00, then Seacoast shall have the option of adjusting the Exchange Ratio or the Cash Consideration so that the aggregate Merger Consideration is $26.93 per share of Company Common Stock; provided, further, that if under scenario (ii) Seacoast elects to adjust the Cash Consideration then the Exchange Ratio shall remain 0.9809, however, if Seacoast elects to instead increase the Stock Consideration then the Exchange Ratio will equal the product of (A) a quotient, the numerator of which is equal to $26.93, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7648. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

INVESTMENT BANKING GROUP

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 2, 2017; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Seacoast that we deemed relevant; (iv) certain internal financial projections for Company for the year ending December 31, 2017, as provided by the senior management of Company, as well as estimated long-term earnings per share and balance sheet growth rates for the years thereafter, as confirmed by the senior management of Company; (v) publicly available consensus median analyst earnings per share estimates for Seacoast for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as confirmed by the senior management of Seacoast; (vi) the pro forma financial impact of the Merger on Seacoast based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Seacoast; (vii) the publicly reported historical price and trading activity for Seacoast Common Stock, including a comparison of certain stock market information for Seacoast Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Seacoast with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Seacoast regarding the business, financial condition, results of operations and prospects of Seacoast.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Seacoast or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Seacoast that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Seacoast or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Seacoast. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Seacoast, or of the combined entity after the Merger, and we have not

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

INVESTMENT BANKING GROUP

reviewed any individual credit files relating to Company or Seacoast. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Seacoast are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Company for the year ending December 31, 2017, as provided by the senior management of Company, as well as estimated long-term earnings per share and balance sheet growth rates for the years thereafter, as confirmed by the senior management of Company. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for Seacoast for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate for the years thereafter, as confirmed by the senior management of Seacoast. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Seacoast. With respect to the foregoing information, the respective senior managements of Company and Seacoast confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst earnings per share estimates and growth rates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Company and Seacoast, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Seacoast since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Seacoast will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Seacoast or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

INVESTMENT BANKING GROUP

affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Seacoast Common Stock at any time or what the value of Seacoast Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years preceding the date of this opinion. In the two years preceding the date hereof, Sandler O’Neill has provided certain investment banking services to, and received fees from, Seacoast. Most recently, Sandler O’Neill acted as financial advisor to the Board of Directors of Seacoast in connection with Seacoast’s acquisition of Grand Bankshares, Inc., which transaction closed in July 2015. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Seacoast and its affiliates. We may also actively trade the equity and debt securities of Seacoast and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Seacoast, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the .Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

APPENDIX C

607.1301 Appraisal rights; definitions. — The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s.607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History. — s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History. — s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History. — s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History. — s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History. — s. 29, ch. 2003-283.

607.1330 Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60- day period, any shareholder who has made a demand pursuant to s.607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History. — s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History. — s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History. — s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Seacoast

The Florida Business Corporation Act, as amended, or the “FBCA,” permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Our Bylaws contain indemnification provisions similar to the FBCA, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit 2.1	-

Agreement and Plan of Merger, dated May 4, 2017, by and between Seacoast Banking Corporation of Florida, Seacoast National Bank and Palm Beach Community Bank (attached as Appendix A to the proxy statement/prospectus).

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Seacoast Banking Corporation of Florida hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and schedules.

Exhibit 3.1.1	-	Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Quarterly Report on Form 10-Q, filed May 10, 2006).

Exhibit 3.1.2	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 23, 2008).

Exhibit 3.1.3	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.4 to Seacoast’s Form S-1, filed June 22, 2009).

Exhibit 3.1.4	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed July 20, 2009).

Exhibit 3.1.5	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 3, 2009).

Exhibit 3.1.6	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K/A, filed July 14, 2010).

Exhibit 3.1.7	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 25, 2010).

Exhibit 3.1.8	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 1, 2011).

Exhibit 3.1.9	-	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 13, 2013).

Exhibit 3.2	-	Amended and Restated By-laws of the Corporation (incorporated herein by reference from Exhibit 3.2 to Seacoast’s Form 8-K, filed December 21, 2007).

Exhibit 4.1	-	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 to Seacoast’s Form 10-K, filed March, 17, 2014).

Exhibit 5.1	-	Legal Opinion of Alston & Bird, LLP

Exhibit 8.1	-	Tax Opinion of Alston & Bird, LLP (to be filed by amendment)

Exhibit 8.2	-	Tax Opinion of Holland & Knight LLP (to be filed by amendment)

Exhibit 21.1	-	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 Seacoast’s Form 10-K, filed March 16, 2017).

Exhibit 23.1	-	Consent of Alston & Bird (included in Exhibit 5.1)

Exhibit 23.2	-	Consent of Crowe Horwath LLP

Exhibit 24	-	Power of Attorney (included on the signature page of this registration statement)

Exhibit 99.1	-	Form of Proxy to be used at Palm Beach Community Bank Special Shareholders Meeting (to be filed by amendment)

Exhibit 99.2	-	Consent of Sandler O’Neill & Partners, L.P.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisors

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart and State of Florida, on June 21, 2017.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III
Name:	Dennis S. Hudson, III
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis S. Hudson, III his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis S. Hudson, III Dennis S. Hudson, III	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	June 21, 2017

/s/ Charles M. Shaffer Charles M. Shaffer	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 21, 2017

/s/ Dennis J. Arczynski Dennis J. Arczynski	Director	June 21, 2017

Stephen E. Bohner	Director	June 21, 2017

/s/ Jacqueline L. Bradley Jacqueline L. Bradley	Director	June 21, 2017

/s/ H. Gilbert Culbreth, Jr. H. Gilbert Culbreth, Jr.	Director	June 21, 2017

Signature	Title	Date

/s/ Julie H. Daum Julie H. Daum	Director	June 21, 2017

/s/ Christopher E. Fogal Christopher E. Fogal	Director	June 21, 2017

/s/ Maryann B. Goebel Maryann B. Goebel	Director	June 21, 2017

/s/ Roger O. Goldman Roger O. Goldman	Director	June 21, 2017

Dennis S. Hudson, Jr.	Director	June 21, 2017

/s/ Timothy Huval Timothy Huval	Director	June 21, 2017

/s/ Herbert Lurie Herbert Lurie	Director	June 21, 2017

/s/ Alvaro J. Monserrat Alvaro J. Monserrat	Director	June 21, 2017

Thomas E. Rossin	Director	June 21, 2017